As filed with the Securities and Exchange Commission on August 25, 2020

Registration No. 333-244742

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment to No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNX Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	1311	51-0337383
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

CNX Center

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317-6506

(724) 485-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephanie L. Gill

Vice President, General Counsel and Corporate Secretary

CNX Resources Corporation

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317-6506

(724) 485-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nick S. Dhesi Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-7400	Joshua Davidson Andrew J. Ericksen Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed consent statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this document is not complete and may be changed. CNX Resources Corporation may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION – DATED AUGUST 25, 2020

On July 26, 2020, CNX Resources Corporation, a Delaware corporation (“CNX”), CNX Resources Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of CNX (“Merger Sub”), CNX Midstream Partners LP, a Delaware limited partnership (“CNXM”), and CNX Midstream GP LLC, a Delaware limited liability company and the general partner of CNXM (the “General Partner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into CNXM, with CNXM surviving as a wholly owned subsidiary of CNX (the “Merger”).

Pursuant to the Merger Agreement, each outstanding common unit representing limited partner interests in CNXM (“CNXM Common Units”) immediately prior to the effective time of the Merger, other than CNXM Common Units held directly or indirectly by CNX and its subsidiaries (all such CNXM Common Units held by persons other than CNX or its subsidiaries, the “CNXM Public Common Units,” and the holders of such units, the “CNXM Public Unitholders”), will be converted into the right to receive 0.88 shares (the “Exchange Ratio”) of CNX common stock, par value $0.01 per share (“CNX Common Stock,” and the shares of CNX Common Stock to be issued in the Merger, the “Merger Consideration”). Except for the Class B units representing limited partner interests in CNXM (the “CNXM Class B units”), which shall automatically be canceled immediately prior to the effective time of the Merger for no consideration in accordance with the Third Amended and Restated Agreement of Limited Partnership of CNX Midstream Partners LP, dated as of January 29, 2020 (the “Partnership Agreement”), the interests in CNXM owned by CNX and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The General Partner will continue to own the non-economic general partner interest in the surviving entity.

On July 26, 2020, the board of directors of CNX (the “CNX Board”) determined, by unanimous vote, that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of the Merger Consideration, are advisable, fair and reasonable to and in the best interests of CNX and its stockholders, approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the issuance of Merger Consideration in the Merger, and authorized and empowered CNX to enter into the Merger Agreement and to consummate the transactions contemplated thereby (including the Merger) on the terms and subject to the conditions set forth in the Merger Agreement.

On July 26, 2020, the conflicts committee (the “CNXM Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), by unanimous vote, (i) determined that the Merger Agreement and the Merger are in the best interests of CNXM and the CNXM Unitholders (other than CNX, the General Partner and their respective affiliates (the “CNXM Unaffiliated Unitholders”)), (ii) approved the Merger and the execution, delivery and performance by CNXM of the Merger Agreement (such approval constituting Special Approval as defined in the Partnership Agreement), (iii) recommended that the GP Board approve the Merger Agreement and the Merger and (iv) recommended that the GP Board direct that the Merger Agreement be submitted to a vote of the Limited Partners (as defined in the Partnership Agreement) and authorized the Limited Partners to act by written consent to approve the Merger pursuant to the Partnership Agreement.

Upon receipt of such recommendation by the CNXM Conflicts Committee, the GP Board, by unanimous vote at a meeting held on July 26, 2020, determined (i) that the Merger and the Related Arrangements (as defined in the Merger Agreement), including the Merger Agreement and the Support Agreement (as defined below), are in the best interests of CNXM, including the CNXM Unitholders, (ii) to approve the Merger and the Related Arrangements, including the Merger Agreement and the Support Agreement, and (iii) to submit the Merger Agreement to a vote of the Limited Partners and authorized the Limited Partners to act by written consent to approve the Merger pursuant to the Partnership Agreement.

Pursuant to the Partnership Agreement, the approval of the Merger Agreement and the Merger by CNXM requires the affirmative vote or consent of the holders of a majority of the outstanding CNXM Common Units and CNXM Class B units, voting as a single class (the “Required Limited Partner Written Consent”). CNXM has entered into a Support Agreement, dated as of July 26, 2020 (the “Support Agreement”), with CNX Gas Company LLC, a Virginia limited liability company and wholly owned subsidiary of CNX (“CNX Gas”), and CNX Gas Holdings, Inc., a Delaware corporation and wholly owned subsidiary of CNX (“Holdings”), pursuant to which CNX Gas and Holdings have irrevocably and unconditionally agreed to deliver a written consent, covering all of the CNXM Common Units beneficially owned by them, approving the adoption of the Merger, the Merger Agreement and the transactions contemplated in the Merger Agreement (together, the “Support Written Consents”), within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of August 21, 2020, CNX Gas beneficially owned 46,794,206 CNXM Common Units and Holdings beneficially owned 897,992 CNXM Common Units, which collectively represent approximately 51.4% of the outstanding CNXM Common Units and CNXM Class B units (collectively, the “CNXM Limited Partner Interests”). Accordingly, the delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of holders of the CNXM Limited Partner Interests (the “CNXM Limited Partners”).

The GP Board has set August 27, 2020 as the record date (the “Record Date”) for determining the CNXM Limited Partners entitled to execute and deliver written consents with respect to the Merger. If you were a record holder of outstanding CNXM Limited Partner Interests as of the close of business on the Record Date, you may complete, date and sign the enclosed written consent and promptly return it to CNXM. See the section titled “Written Consents of CNXM Limited Partners” beginning on page 27 of this consent statement/prospectus.

This consent statement/prospectus provides you with detailed information about the proposed Merger and related matters. CNX and CNXM both encourage you to read the entire document carefully. In particular, please read “Risk Factors” beginning on page 17 of this consent statement/prospectus for a discussion of risks relevant to the Merger, the tax consequences of the Merger and owning the CNX Common Stock received in the Merger, an investment in CNX Common Stock and CNX’s business following the Merger.

CNX Common Stock is listed on the NYSE under the symbol “CNX” and CNXM Common Units are listed on the New York Stock Exchange (“NYSE”) under the symbol “CNXM.”

On behalf of the GP Board,

Nicholas J. DeIuliis

Chairman of the Board of Directors

Chief Executive Officer

CNX Midstream GP LLC

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED THAT THIS CONSENT STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This consent statement/prospectus is dated                 , 2020 and is first being mailed to CNXM Limited Partners on or about                 , 2020.

IMPORTANT NOTE ABOUT THIS CONSENT STATEMENT/PROSPECTUS

This consent statement/prospectus incorporates by reference important business and financial information about CNX and CNXM and their respective subsidiaries from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included in or delivered with this consent statement/prospectus. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

CNXM Limited Partners may also request copies of these publicly filed documents from CNXM without charge by requesting them in writing or by telephone at the following address and telephone number: 1000 CONSOL Energy Drive, Suite 400, Canonsburg, Pennsylvania 15317-6506, and (724) 485-4000:

If you request any documents, CNXM will mail them to you by first class mail or another equally prompt means, after receipt of your request. To obtain timely delivery of these documents prior to the conclusion of the written consent process, CNXM Limited Partners must request the information no later than September 18, 2020.

Except as otherwise specifically noted, or the context otherwise requires, as used in this consent statement/prospectus:

•	“CNX” refers to CNX Resources Corporation, a Delaware corporation;

•	“CNX Board” refers to the board of directors of CNX;

•	“CNX Common Stock” refers to the common stock, par value $0.01 per share, of CNX;

•	“CNX Gas” refers to CNX Gas Company LLC, a Virginia limited liability company and a wholly owned subsidiary of CNX;

•	“CNX Gathering” refers to CNX Gathering LLC, a Delaware limited liability company and a wholly owned subsidiary of CNX;

•	“CNX Parties” refers to CNX and its subsidiaries (other than CNXM and its subsidiaries), including CNX Gas, Holdings and the General Partner;

•	“CNXM” refers to CNX Midstream Partners LP, a Delaware limited partnership;

•	“CNXM Class B units” refers to the Class B units representing limited partner interests in CNXM;

•	“CNXM Common Units” refers to the common units representing limited partner interests in CNXM;

•	“CNXM Conflicts Committee” refers to the conflicts committee of the GP Board;

•	“CNXM Limited Partner Interests” refers to the CNXM Common Units together with the CNXM Class B units;

•	“CNXM Limited Partners” refers to the holders of CNXM Limited Partner Interests;

•	“CNXM Parties” refers to CNXM and the General Partner together;

•	“CNXM Public Common Units” refers to all of the CNXM Common Units other than those held by CNX or its subsidiaries;

•	“CNXM Public Unitholders” refers to the holders of the CNXM Public Common Units;

•	“CNXM Unaffiliated Unitholders” refers to the CNXM Unitholders (other than CNX, the General Partner and their respective affiliates);

•	“CNXM Unitholder” refers to a holder of CNXM Common Units;

i

•

“Effective Time” refers to such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by CNXM and CNX in writing and specified in the certificate of merger;

•	“Exchange Ratio” refers to 0.88 shares of CNX Common Stock per CNXM Public Common Unit;

•	“General Partner” refers to CNX Midstream GP LLC, the general partner of CNXM;

•	“GP Board” refers to the board of directors of the General Partner;

•	“Holdings” refers to CNX Gas Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of CNX Gas;

•

“Merger Agreement” refers to the Agreement and Plan of Merger entered into on July 26, 2020, by and among CNX, Merger Sub, the General Partner and CNXM, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this consent statement/prospectus;

•	“Merger Consideration” refers to the shares of CNX Common Stock to be issued to CNXM Public Unitholders pursuant to the Merger Agreement;

•	“Merger Sub” refers to CNX Resources Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of CNX;

•	“Partnership Agreement” refers to the Third Amended and Restated Agreement of Limited Partnership of CNXM, dated as of January 29, 2020;

•	“Record Date” refers to August 27, 2020, the record date for determining the CNXM Limited Partners entitled to execute and deliver written consents with respect to the Merger;

•	“Required Limited Partner Written Consent” refers to the affirmative vote or consent of the holders of a majority of the outstanding CNXM Common Units and CNXM Class B units, voting as a single class;

•

“Support Agreement” refers to the Support Agreement, dated as of July 26, 2020, by and among CNXM, CNX Gas and Holdings, a copy of which is attached as Annex B to this consent statement/prospectus; and

•

“Support Written Consents” refers to the written consents approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, to be delivered by CNX Gas and Holdings pursuant to the Support Agreement.

The sections entitled “Questions and Answers” and “Summary” below highlight selected information from this consent statement/prospectus, but they do not include all of the information that may be important to you. To better understand the Merger Agreement and the Merger, and for a more complete description of its legal terms, you should carefully read this entire consent statement/prospectus, including the section entitled “Risk Factors” beginning on page 17 and the Merger Agreement, a copy of which is attached at Annex A hereto, as well as the documents that are incorporated by reference into this consent statement/prospectus. See “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

You should rely only on the information contained in, or incorporated by reference into, this consent statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this consent statement/prospectus. This consent statement/prospectus is dated                      , 2020. You should not assume that the information contained in or incorporated by reference into, this consent statement/prospectus is accurate as of any date other than, in the case of this consent statement/prospectus, the date on the front cover of this consent statement/prospectus and, in the case of information incorporated by reference, the respective dates of such referenced documents. Neither the mailing of this consent statement/prospectus to CNXM Limited Partners nor the issuance by CNX of shares of CNX Common Stock in connection with the Merger will create any implication to the contrary.

v

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some questions that you, as a CNXM Limited Partner, may have regarding the Merger, the Merger Agreement and the execution and delivery of written consents with respect to the Merger. CNX and CNXM urge you to carefully read the remainder of this consent statement/prospectus because these questions and answers may not address all questions or provide all information that might be important to you with respect to the Merger, the Merger Agreement and the execution and delivery of written consents with respect to the Merger. Additional important information is also contained in the annexes and the documents incorporated by reference into this consent statement/prospectus. You may obtain the information incorporated by reference into this consent statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

Q:	Why am I receiving these materials?

A:

CNX and CNXM have agreed that, with the approval of the Merger Agreement and the Merger by the CNXM Limited Partners and subject to certain other conditions, Merger Sub, a wholly owned subsidiary of CNX, will merge with and into CNXM, with CNXM surviving as a wholly owned subsidiary of CNX.

The approval of the Merger Agreement and the Merger by CNXM requires the affirmative consent of the holders of a majority of the outstanding CNXM Limited Partner Interests. If you are a record holder of outstanding CNXM Limited Partner Interests as of the Record Date, you may complete, date and sign the enclosed written consent and promptly return it to CNXM. Pursuant to the terms of the Support Agreement, CNX Gas and Holdings have irrevocably and unconditionally agreed to deliver the Support Written Consents within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of August 21, 2020, CNX Gas beneficially owned 46,794,206 CNXM Common Units and Holdings beneficially owned 897,992 CNXM Common Units, which collectively represent approximately 51.4% of the outstanding CNXM Limited Partner Interests. Accordingly, the delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CNXM Limited Partners.

This document constitutes both a prospectus of CNX and a consent statement of CNXM. This document is a prospectus because CNX, in connection with the Merger, is offering CNX Common Stock in exchange for the CNXM Public Common Units outstanding immediately prior to the Effective Time. This document is a consent statement because CNXM Limited Partners are being afforded the opportunity to sign a written consent approving the Merger using this document.

Q:	What will happen to CNXM as a result of the Merger?

A:

If the Merger is successfully completed, Merger Sub will be merged with and into CNXM, with CNXM surviving as a wholly owned subsidiary of CNX. There are no immediate plans to terminate CNXM’s legal existence or transfer, assign or otherwise dispose of any of CNXM’s assets following the Merger.

Q:	When will the Merger be completed?

A:

CNX and CNXM are working to complete the Merger as soon as possible. A number of conditions must be satisfied or waived before CNX and CNXM can complete the Merger. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 74. Assuming timely satisfaction or waiver of the closing conditions, the Merger is targeted to close in the fourth quarter of 2020.

Q:	What will CNXM Public Unitholders be entitled to receive in the Merger?

A:

Each CNXM Public Unitholder as of the Effective Time will be entitled to receive 0.88 shares of CNX Common Stock in exchange for each CNXM Common Unit held by such CNXM Public Unitholder at the Effective Time.

No fractional shares of CNX Common Stock will be issued in the Merger. Instead of receiving any fractions of a share of CNX Common Stock, all fractions of shares of CNX Common Stock to which a CNXM Public Unitholder would otherwise have been entitled shall be aggregated and the resulting fraction will be rounded up to the nearest whole share of CNX Common Stock. See the section entitled “The Merger Agreement—The Merger; Effective Time; Closing” beginning on page 73.

Q:	What percentage of outstanding CNX Common Stock will CNXM Public Unitholders own after the successful consummation of the Merger?

A:

If the Merger is successfully completed, based on the number of shares of CNX Common Stock and CNXM Common Units outstanding as of August 21, 2020, the shares of CNX Common Stock that the CNXM Public Unitholders receive in the Merger will collectively represent approximately 16.5% of the outstanding shares of CNX Common Stock following completion of the Merger.

Q:	Will the shares of CNX Common Stock acquired in the Merger be entitled to receive dividends?

A:

After the closing of the Merger (the “Closing”), all shares of CNX Common Stock issued in exchange for CNXM Public Common Units will entitle the holder to the same dividends (if any) that all other holders of CNX Common Stock will receive with respect to any dividend record date that occurs after the Effective Time. CNX suspended its quarterly dividend in March 2016. See the section entitled “Comparative Market Prices and Cash Dividend/Distribution Information” beginning on page 15.

Q:	Should CNXM Public Unitholders deliver their CNXM Public Common Units now?

A:

No. After the Merger is completed, any CNXM Public Common Units you hold as of the Effective Time in book entry form will automatically be converted into the right to receive the Merger Consideration. Because all CNXM Common Units are held in book entry form, no holder will need to deliver certificates to receive the Merger Consideration. If you own CNXM Public Common Units in street name, the shares of CNX Common Stock you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker or other nominee within a few days following the closing date of the Merger.

Q:	Where will CNXM Common Units trade after the Merger?

A:	CNXM Common Units will no longer be publicly traded following the Merger and will be delisted from the NYSE. CNX Common Stock will continue to trade on the NYSE under the symbol “CNX.”

Q:	What happens to future distributions with respect to CNXM Public Common Units?

A:

If the Merger is successfully consummated, all outstanding CNXM Public Common Units will be converted into the right to receive CNX Common Stock at the Exchange Ratio and will no longer receive quarterly distributions from CNXM. For a description of the differences between the rights of holders of CNX stockholders and CNXM Unitholders, please read “Comparison of Rights of CNX Stockholders and CNXM Unitholders” beginning on page 87.

Q:	How can CNXM Limited Partners return their written consents with respect to the Merger?

A:

CNXM Limited Partners of record at the close of business on the Record Date may consent to the approval of the Merger Agreement and the Merger with respect to their CNXM Limited Partner Interests by completing, dating and signing the written consent furnished with this consent statement/prospectus and returning it in the postage-paid envelope CNXM provides or by mailing the written consent to CNX Midstream Partners LP, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or by submitting a written consent online by visiting proxyvote.com and following the instructions described therein. See the section entitled “Written Consents of CNXM Limited Partners—Submission of Consents” beginning on page 27. CNXM does not intend to hold a meeting of CNXM Limited Partners to consider the Merger Agreement and the Merger.

Q:	Can CNXM Limited Partners change or revoke their written consents?

A:

Yes. If you are a record holder of CNXM Limited Partner Interests on the Record Date, you may revoke or change your consent by mailing a notice of revocation or a new written consent with a later date to CNX Midstream Partners LP, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or by submitting a new written consent online by visiting proxyvote.com and following the instructions described therein, in each case, that is received by the later of (i) 11:59 p.m. (Eastern Time) on September 25, 2020 and (ii) the date on which the consents of a sufficient number of CNXM Limited Partner Interests to approve the Merger Agreement have been delivered to Broadridge. See the section entitled “Written Consents of CNXM Limited Partners—Submission of Consents” beginning on page 27.

Q:	What are the expected U.S. federal income tax consequences for a CNXM Public Unitholder as a result of the Merger?

A:

The receipt of CNX Common Stock in exchange for CNXM Public Common Units pursuant to the Merger Agreement will be a taxable transaction to U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. In such case, a U.S. Holder will generally recognize capital gain or loss on the receipt of CNX Common Stock in exchange for CNXM Public Common Units. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by CNXM and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of CNXM’s income may become available to offset a portion of the gain recognized by such U.S. Holder. A U.S. Holder’s tax basis in the shares of CNX Common Stock received in the Merger will equal the fair market value of such shares. The U.S. federal income tax consequences of the Merger to CNXM Public Unitholders and of the ownership and disposition of any CNX Common Stock received pursuant thereto will depend on the CNXM Public Unitholder’s particular tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences to you of the merger and of the ownership and disposition of any CNX Common Stock received by you in the Merger. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Q:	What are the expected U.S. federal income tax consequences for a CNXM Public Unitholder of the ownership of shares of CNX Common Stock after the Merger is completed?

A:

CNX is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by CNX to a stockholder who is a U.S. Holder will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of CNX’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to CNX stockholders after the Merger may exceed CNX’s current and accumulated earnings and profits. Distributions of cash in excess of CNX’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s CNX Common Stock and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such CNX Common Stock. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of owning and disposing of CNX Common Stock received in the Merger.

Q:	Are CNXM Unitholders entitled to appraisal rights in connection with the Merger?

A:	No. CNXM Unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the Partnership Agreement.

Q:	Who do I call if I have further questions about the Merger Agreement or the Merger?

A:

If CNXM Limited Partners have further questions or if they would like additional copies, without charge, of this document, they may call CNXM’s Investor Relations Department by phone at (724) 485-4000.

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not completed for any reason, you will not receive the Merger Consideration for any CNXM Public Common Units that you hold. CNXM Common Units will remain outstanding, CNXM will remain a public limited partnership, none of the CNXM Class B units will be canceled and the CNXM Common Units will continue to be listed and traded on the NYSE.

SUMMARY

This summary highlights information contained elsewhere in this consent statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the remainder of the consent statement/prospectus, including the attached annexes, and the other documents to which we have referred you for a more complete understanding of the transactions discussed herein. See the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus. We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (see page 25)

CNX Resources Corporation (“CNX”)

Headquartered in Canonsburg, Pennsylvania and incorporated in Delaware in 1991, CNX is a premier independent oil and gas company focused on the exploration, development, production, gathering, processing and acquisition of natural gas properties primarily in the Appalachian Basin. CNX’s operations are centered on unconventional shale formations, primarily the Marcellus Shale and Utica Shale.

The CNX Common Stock is listed on the NYSE under the symbol “CNX.”

Additional information about CNX is included in the section entitled “Information about the Companies” beginning on page 25 of this consent statement/prospectus and in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

CNX’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 400, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 485-4000.

CNXM Midstream Partners LP (“CNXM”) and CNXM Midstream GP LLC (the “General Partner”)

CNXM is a Delaware limited partnership formed in May 2014 as a joint venture between CNX and Noble Energy Inc. (“Noble”). In 2018, CNX acquired Noble’s 50% interest in CNXM and became CNXM’s sole sponsor.

The CNXM Common Units are listed on the NYSE under the symbol “CNXM.”

Additional information about CNXM is included in the section entitled “Information about the Companies” beginning on page 25 of this consent statement/prospectus and in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

CNXM Midstream GP LLC is the general partner of CNXM. Its board of directors and executive officers manage CNXM. The General Partner is indirectly wholly owned by CNX through CNX Gathering.

CNXM’s and the General Partner’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 400, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 485-4000.

CNX Resources Holdings LLC (“Merger Sub”)

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of CNX. Merger Sub was formed on July 24, 2020 solely for the purpose of consummating a merger with CNXM and has no operating assets. Merger Sub has not carried on any activities to date except for activities incidental to its formation and activities undertaken in connection with a potential merger with CNXM.

Merger Sub’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite  400, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 485-4000.

The Merger (see page 28)

Pursuant to and in accordance with the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub, a wholly owned subsidiary of CNX, will merge with and into CNXM, with CNXM surviving as a wholly owned subsidiary of CNX. Following the Effective Time, the CNXM Common Units will cease to be publicly traded, will be delisted from the NYSE, and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Merger Consideration (see page 28)

Upon completion of the Merger, (i) the CNXM Public Common Units outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; and (ii) (x) each of the phantom units and any other awards issued under a Partnership Long-Term Incentive Plan (as defined in the Merger Agreement) (each a “Partnership LTIP Award”) (other than the Director LTIP Awards (as defined below)), whether or not vested, that is outstanding immediately prior to the Effective Time, will cease to relate to or represent any right to receive CNXM Common Units and will be converted into an equivalent award of restricted stock units relating to CNX Common Stock on the same terms and conditions as were applicable to the corresponding Partnership LTIP Award, including any applicable payment timing provisions and dividend equivalent rights, as applicable, subject to the terms of the Merger Agreement and (y) each Partnership LTIP Award held by a non-employee director whose service to the Partnership or its affiliates will terminate upon the consummation of the Merger (each a “Director LTIP Award”) will become fully vested and will be automatically converted into the right to receive, with respect to each CNXM Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the CNXM Class B units, which shall automatically be canceled immediately prior to the Effective Time for no consideration in accordance with the Merger Agreement, the interests in CNXM owned by CNX and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The General Partner will continue to own the non-economic general partner interest in the surviving entity.

CNXM Limited Partner Interests Entitled To Consent and Consent Required (see page 27)

The approval of the Merger Agreement and the Merger by CNXM requires the affirmative consent of a majority of the outstanding CNXM Limited Partner Interests. If you are a record holder of outstanding CNXM Limited Partner Interests as of the Record Date, you may complete, date and sign the enclosed written consent and promptly return it to CNXM. Pursuant to the terms of the Support Agreement, CNX Gas and Holdings have irrevocably and unconditionally agreed to deliver the Support Written Consents within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of August 21, 2020, CNX Gas beneficially owned 46,794,206 CNXM Common Units and Holdings beneficially owned 897,992 CNXM Common Units, which collectively represent approximately 51.4% of the outstanding CNXM Limited Partner Interests. Accordingly, the delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CNXM Limited Partners.

CNX’s Ownership Interest In and Control of CNXM (see page 28)

CNX holds a controlling interest in CNXM. CNX controls CNXM through CNX’s indirect ownership of 100% of the membership interests of the General Partner, which owns 100% of the non-economic general partner interest in CNXM, and through CNX’s indirect ownership of approximately 53.1% of the outstanding CNXM Common Units and all of the CNXM Class B units.

Approval by the CNXM Conflicts Committee and the GP Board (see page 42)

At a meeting held on July 26 2020, the CNXM Conflicts Committee considered the benefits of the Merger Agreement, the Merger and the related transactions as well as the associated risks and, by unanimous vote, (i) determined that the Merger Agreement and the Merger are in the best interests of CNXM and the CNXM Unaffiliated Unitholders, (ii) approved the Merger and the execution, delivery and performance by CNXM of the Merger Agreement (such approval constituting Special Approval as defined in the Partnership Agreement), (iii) recommended that the GP Board approve the Merger Agreement and the Merger and (iv) recommended that the GP Board direct that the Merger Agreement be submitted to a vote of the Limited Partners (as defined in the Partnership Agreement) and authorized the Limited Partners to act by written consent to approve the Merger pursuant to the Partnership Agreement. For a discussion of the many factors considered by the CNXM Conflicts Committee in making their determination and approval, please read “The Merger—Reasons for the CNXM Conflicts Committee’s Approval” beginning on page 42.

Upon receipt of such recommendation by the CNXM Conflicts Committee, the GP Board, by unanimous vote at a meeting held on July 26, 2020, determined (i) that the Merger and the agreements and arrangements that would be entered into in connection with or in relation to the Merger (the “Related Arrangements”), including the Merger Agreement and the Support Agreement, are in the best interests of CNXM, including the CNXM Unitholders, (ii) to approve the Merger and the Related Arrangements, including the Merger Agreement and the Support Agreement and (iii) to submit the Merger Agreement to a vote of the Limited Partners and authorized the Limited Partners to act by written consent to approve the Merger pursuant to the Partnership Agreement. For a further discussion of the recommendation of the CNXM Conflicts Committee to the GP Board, please read “The Merger—Approval of the CNXM Conflicts Committee and the GP Board” beginning on page 42.

Opinion of the CNXM Conflicts Committee Financial Advisor (see page 51)

The CNXM Conflicts Committee engaged Intrepid Partners, LLC (“Intrepid”) to act as its financial advisor. On July 26, 2020, Intrepid delivered to the CNXM Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to the CNXM Unaffiliated Unitholders (as defined in “The Merger—Opinion of the CNXM Conflicts Committee Financial Advisor”).

The full text of Intrepid’s written opinion, dated July 26, 2020, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex C to this consent statement/prospectus and is incorporated by reference herein. The summary of Intrepid’s opinion set forth in this consent statement/prospectus is qualified in its entirety by reference to the full text of the opinion. CNXM Limited Partners are encouraged to read the opinion and the description carefully and in their entirety. Intrepid provided its opinion solely for the information and benefit of the CNXM Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger.

Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and were evaluated as of July 26, 2020. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after July 26, 2020.

For additional information, see the section titled “The Merger—Opinion of the CNXM Conflicts Committee Financial Advisor” beginning on page 51 and Annex C.

Interests of Certain Persons in the Merger (see page 68)

In considering the information contained in this consent statement/prospectus, you should be aware that the General Partner’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interest of CNXM Limited Partners. For a detailed discussion of the interests that the General Partner’s directors and executive officers may have in the Merger, please see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 68.

The Merger Agreement (see page 73)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this consent statement/prospectus. We encourage you to carefully read the Merger Agreement in its entirety, as it is the principal document that governs the Merger.

The Support Agreement (see page 86)

Simultaneously with the execution of the Merger Agreement, CNXM, CNX Gas and Holdings entered into the Support Agreement. Pursuant to the Support Agreement, CNX Gas and Holdings have agreed to deliver a written consent covering all of the CNXM Common Units beneficially owned by them in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement. As of August 21, 2020, CNX Gas beneficially owned 46,794,206 CNXM Common Units and Holdings beneficially owned 897,992 CNXM Common Units, which collectively represent approximately 51.4% of the outstanding CNXM Limited Partner Interests. Accordingly, the delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CNXM Limited Partners. A copy of the Support Agreement is attached as Annex B to this consent statement/prospectus. We encourage you to carefully read the Support Agreement in its entirety, as it is the principal document that governs the Support Written Consents.

Termination of the Merger Agreement (see page 83)

The Merger Agreement may be terminated prior to the Closing.

•

by the mutual written consent of CNX and CNXM duly authorized by the CNX Board and the CNXM Conflicts Committee, respectively (whether before or after the Required Limited Partner Written Consent has been obtained); or

•	by either of CNX or CNXM:

•

if the Closing does not occur on or before January 31, 2021 (whether before or after the Required Limited Partner Written Consent has been obtained); provided, that this termination right will not be available to (a) CNX or CNXM if the inability to satisfy any condition under the Merger Agreement necessary for closing of the Merger was due to the failure of, in the case of CNX, CNX or Merger Sub, or, in the case of CNXM, CNXM or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing of the Merger and (b) CNX or CNXM if, in the case of CNX, CNXM or the General Partner, or, in the case of CNXM, CNX or Merger Sub, has filed and is pursuing an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement; or

•

if any restraint by a government authority is in effect and has become final and nonappealable (whether before or after the Required Limited Partner Written Consent has been obtained); provided, however, this termination right is not available to CNX or CNXM if such restraint was due to the failure of, in the case of CNX, CNX or Merger Sub, or, in the case of CNXM, CNXM or the General Partner, to perform any of its obligations under the Merger Agreement; and

•

by CNX if CNXM or the General Partner has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to CNXM’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby, or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless CNX or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement); and

•

by CNXM (which termination may be effected for CNXM by the CNXM Conflicts Committee without the consent, authorization or approval of the GP Board) if CNX has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of CNX and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that no vote of holders of any class or series of the capital stock of CNX is necessary to approve the issuance of CNX Common Stock in connection with the Merger or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless CNXM or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement).

Effect of Termination; Termination Expenses (see page 84)

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the Merger and other transactions contemplated by the Merger Agreement when required under the agreement or for intentional fraud or any “willful breach” (as defined in the Merger Agreement).

The Merger Agreement contains various amounts payable under the circumstances described below:

•

if the Merger Agreement is validly terminated by CNX due to a material uncured breach by CNXM or the General Partner of any of its covenants or agreements, or representations or warranties with respect to CNXM’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby or the absence of certain changes or events, then CNXM will promptly pay CNX’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by CNX and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million; and

•

if the Merger Agreement is validly terminated by CNXM due to a material uncured breach by CNX or Merger Sub of any of its covenants or agreements, or representations or warranties with respect to the authority of CNX and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that no vote of holders of any class or series of the capital stock of CNX is necessary to approve the issuance of CNX Common Stock in connection with the Merger or the absence of certain changes or events, then CNX will promptly pay CNXM’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by CNXM and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million, subject to certain limited restrictions.

No Appraisal Rights (see page 71)

CNXM Unitholders will have no appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Regulatory Matters (see page 71)

In connection with the Merger, CNX and CNXM each intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. CNX and CNXM are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and therefore, no filings with respect to the Merger were required with the Federal Trade Commission (“FTC”) or the Antitrust Division of the Department of Justice (“DOJ”).

Listing of the CNX Common Stock to be Issued in the Merger (see page 71)

CNX expects to obtain approval to list the CNX Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing.

Post-Closing Status of CNXM (see page 71)

After the consummation of the Merger, it is expected that CNXM will remain a wholly owned subsidiary of CNX indefinitely. There are no definite plans to reorganize or transfer CNXM or any of its assets immediately following the Closing as of the date of this consent statement/prospectus.

Accounting Treatment (see page 72)

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As CNX controls CNXM and will continue to control CNXM after the Merger, the change in CNX’s ownership interest in CNXM will be accounted for as an equity transaction and no gain or loss will be recognized in CNX’s consolidated statement of income resulting from the Merger.

Comparison of Rights of CNX Stockholders and CNXM Unitholders (see page 87)

CNX is a Delaware corporation, and CNXM is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. For more information concerning these differences, please read “Comparison of Rights of CNX Stockholders and CNXM Unitholders” beginning on page 87.

Material U.S. Federal Income Tax Consequences (see page 102)

The receipt of CNX Common Stock in exchange for CNXM Public Common Units pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”). In such case, a U.S. Holder who receives CNX Common Stock in exchange for CNXM Public Common Units pursuant to the Merger Agreement will recognize gain or loss in an amount equal to the difference between:

•	the sum of (i) the fair market value of the CNX Common Stock received and (ii) such U.S. Holder’s share of CNXM’s nonrecourse liabilities immediately prior to the Merger; and

•

such U.S. Holder’s adjusted tax basis in the CNXM Public Common Units exchanged therefor (which includes such U.S. Holder’s share of CNXM’s nonrecourse liabilities immediately prior to the Merger and which will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest).

Gain or loss recognized by a U.S. Holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by CNXM and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of CNXM’s income may become available to offset a portion of the gain recognized by such U.S. Holder.

The U.S. federal income tax consequences of the Merger to a CNXM Public Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of U.S. federal income tax consequences of the Merger.

Summary of Risk Factors (see page 17)

You should carefully consider all of the risk factors together with all of the other information included in, or incorporated by reference into, this consent statement/prospectus before deciding whether to deliver your written consent. Some of these risks include, but are not limited to, those described below and in more detail under the headings “Risk Factors—Risks Related to the Merger,” “Risk Factors—Tax Risks Related to the Merger and the Ownership of CNX Common Stock Received in the Merger,” “Risk Factors—Risks Inherent in an Investment in CNX,” “Risk Factors—Risks Relating to CNX’s Business” and “Risk Factors—Risks Relating to CNX’s Business.”

•

Because the Exchange Ratio is fixed and because the market price of CNX Common Stock will fluctuate prior to the completion of the Merger, CNXM Public Unitholders cannot be sure of the market value of CNX Common Stock they will receive as Merger Consideration relative to the value of CNXM Common Units they exchange.

•

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of CNX Common Stock and CNXM Common Units.

•	The date CNXM Public Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain.

•	CNX and CNXM may incur substantial transaction-related costs in connection with the Merger. If the Merger does not occur, CNX and CNXM will not benefit from these costs.

•	If the Merger Agreement is terminated under specified circumstances, CNX and CNXM may be responsible for the terminating party’s expenses in an amount up to $3.5 million.

•	CNX and CNXM may be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

•

The Partnership Agreement limits the duties of the General Partner to CNXM Unitholders and restricts the remedies available to CNXM Unitholders for actions taken by the General Partner that might otherwise constitute breaches of its duties.

•

Certain executive officers and directors of the General Partner and CNX have interests in the Merger that are different from, or in addition to, the interests they may have as CNXM Public Unitholders or CNX stockholders, respectively, which could have influenced their decision to support or approve the Merger.

•	Financial projections by CNX and CNXM may not prove to be reflective of actual future results.

•

The Merger will be a taxable transaction to CNXM Public Unitholders and, in such case, the resulting tax liability of a CNXM Public Unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a CNXM Public Unitholder as a result of the Merger could be more than expected.

•

The U.S. federal income tax treatment of owning and disposing of CNX Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of CNXM Common Units.

•

While CNXM is a midstream company, CNX is an upstream company and CNXM Public Unitholders will therefore have direct exposure to the risks of the upstream sector, such as greater exposure to commodity price volatility.

•	The CNX Common Stock to be received as a result of the Merger has different rights from CNXM Common Units.

•

The market value of CNX Common Stock could decline if large amounts of such stock are sold following the Merger; the market value of CNX Common Stock could also decline as a result of issuances and sales of shares of CNX Common Stock other than in connection with the Merger.

•	The Merger may not be accretive to certain financial metrics, which may negatively affect the market price of CNX Common Stock.

In addition, CNX and CNXM face other business, financial operational and legal risks and uncertainties detailed from time to time in CNX’s and CNXM’s SEC filings, including, but not limited to those discussed under Part I, Item 1A of CNX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A of CNX’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020 and in Part I, Item 1A of CNXM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A of CNXM’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, each of which are filed with the SEC and incorporated by reference into this consent statement/prospectus.

Litigation Relating to the Merger (see page 72)

Since the initial public announcement of the Merger by CNX and CNXM on July 27, 2020, CNXM, the members of the GP Board, CNX, Merger Sub and the General Partner have been named as defendants in a class action lawsuit brought by and on behalf of a purported CNXM limited partner challenging the proposed transaction. This lawsuit seeks, among other things, to enjoin the consummation of the Merger. CNX and CNXM believe that the claims asserted in this lawsuit are without merit and plan to defend against them. See “The Merger—Litigation Relating to the Merger.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF CNX

The selected historical consolidated financial data of CNX for each of the years ended 2019, 2018 and 2017 and at December 31, 2019 and 2018 have been derived from CNX’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference into this consent statement/prospectus. The selected historical consolidated financial data for the years ended 2016 and 2015 and at December 31, 2017, 2016 and 2015 have been derived from CNX’s audited consolidated financial statements, which have not been incorporated by reference into this consent statement/prospectus. Certain reclassifications of prior year data have been made to conform to the year ended December 31, 2019 presentation. The selected historical consolidated financial data at June 30, 2020 and for the six months ended June 30, 2020 and 2019 have been derived from CNX’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, which are incorporated by reference into this consent statement/prospectus. The selected historical financial data at June 30, 2019 has been derived from CNX’s unaudited consolidated financial statements, which have not been incorporated by reference into this consent statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of CNX or the combined company, and you should read the following information together with CNX’s audited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CNX’s Annual Report on Form 10-K for the year ended December 31, 2019 and CNX’s unaudited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CNX’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, which are incorporated by reference into this consent statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
CNX	2020	2019	2019	2018	2017	2016	2015
	(In thousands, except per share amounts)
Revenue and Other Operating Income from Continuing Operations	$565,200	$883,463	$1,922,449	$1,730,434	$1,455,131	$759,968	$1,198,737
(Loss) Income from Continuing Operations	$(435,709)	$128,044	$31,948	$883,111	$295,039	$(550,945)	$(650,198)
Net (Loss) Income Attributable to CNX Resources Shareholders	$(474,835)	$75,140	$(80,730)	$796,533	$380,747	$(848,102)	$(374,885)
Earnings per share:
Basic:
(Loss) Income from Continuing Operations	$(2.54)	$0.39	$(0.42)	$3.75	$1.29	$(2.40)	$(2.84)
Income (Loss) from Discontinued Operations	—	—	—	—	0.37	(1.30)	1.20

Net (Loss) Income	$(2.54)	$0.39	$(0.42)	$3.75	$1.66	$(3.70)	$(1.64)

Diluted:
(Loss) Income from Continuing Operations	$(2.54)	$0.38	$(0.42)	$3.71	$1.28	$(2.40)	$(2.84)
Income (Loss) from Discontinued Operations	—	—	—	—	0.37	(1.30)	1.20

Net (Loss) Income	$(2.54)	$0.38	$(0.42)	$3.71	$1.65	$(3.70)	$(1.64)

Assets from Continuing Operations	$8,319,684	$9,146,697	$9,060,806	$8,592,170	$6,931,913	$6,682,770	$7,302,119
Assets from Discontinued Operations	—	—	—	—	—	2,496,921	3,627,783

Total Assets	$8,319,684	$9,146,697	$9,060,806	$8,592,170	$6,931,913	$9,179,691	$10,929,902

	Six Months Ended June 30,		Year Ended December 31,
CNX	2020	2019	2019	2018	2017	2016	2015
	(In thousands, except per share amounts)
Long-Term Debt from Continuing Operations (including current portion)	$2,563,198	$2,618,375	$2,754,443	$2,378,205	$2,187,289	$2,422,472	$2,419,266
Long-Term Debt from Discontinued Operations (including current portion)	—	—	—	—	—	302,200	292,448

Total Long-Term Debt (including current portion)	$2,563,198	$2,618,375	$2,754,443	$2,378,205	$2,187,289	$2,724,672	$2,711,714

Cash Dividends Declared Per Share of Common Stock	$—	$—	$—	$—	$—	$0.010	$0.145

SELECTED HISTORICAL FINANCIAL INFORMATION OF CNXM

The selected historical consolidated financial data of CNXM for each of the years ended 2019, 2018 and 2017 and at December 31, 2019 and 2018 have been derived from CNXM’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference into this consent statement/prospectus. The selected historical consolidated financial data for the years ended 2016 and 2015 and at December 31, 2017, 2016 and 2015 have been derived from CNXM’s audited consolidated financial statements, which have not been incorporated by reference into this consent statement/prospectus. The selected historical consolidated financial data at June 30, 2020 and for the six months ended June 30, 2020 and 2019 have been derived from CNXM’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, which are incorporated by reference into this consent statement/prospectus. The selected historical financial data at June 30, 2019 has been derived from CNXM’s unaudited consolidated financial statements, which have not been incorporated by reference into this consent statement/prospectus.

In connection with the closing of CNXM’s initial public offering (“IPO”) on September 30, 2014, CNX Gathering contributed to CNXM a 75% controlling interest in CNXM’s “Anchor Systems” segment, a 5% controlling interest in CNXM’s former “Growth Systems” segment (which CNXM transferred to CNX in May 2018) and a 5% controlling interest in CNXM’s “Additional Systems” segment. Effective November 16, 2016, CNXM completed the acquisition of the remaining 25% noncontrolling interest in its “Anchor Systems” segment, which brought CNXM’s controlling ownership in that system to 100%. As required by accounting principles generally accepted in the United States (“GAAP”), CNXM consolidate 100% of the assets and operations of all of its operating subsidiaries in its financial statements for all periods following the IPO. Net Income Attributable to General and Limited Partner Ownership Interest in CNXM includes only the unitholders’ controlling interests in CNXM following the IPO.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of CNXM or the combined company, and you should read the following information together with CNXM’s audited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CNXM’s Annual Report on Form 10-K for the year ended December 31, 2019 and CNXM’s unaudited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CNXM’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, which are incorporated by reference into this consent statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
CNXM	2020	2019	2019	2018	2017	2016	2015
	(In thousands, except per unit amounts)
Consolidated Statements of Operations:
Total gathering revenue	$146,083	$150,320	$305,797	$256,668	$233,848	$239,211	$203,423

Net Income	$78,590	$81,439	$175,300	$138,995	$134,062	$130,122	$115,531

Net Income Attributable to General and Limited Partner Ownership Interest in CNX Midstream Partners LP	$77,769	$81,852	$174,311	$134,042	$114,993	$96,486	$71,247

Net income per limited partner unit—basic	$0.87	$1.10	$2.44	$1.90	$1.72	$1.59	$1.20
Net income per limited partner unit—diluted	$0.84	$1.10	$2.44	$1.89	$1.72	$1.58	$1.20

	Six Months Ended June 30,		Year Ended December 31,
CNXM	2020	2019	2019	2018	2017	2016	2015
	(In thousands, except per unit amounts)
Consolidated Balance Sheets:
Property and equipment, net	$1,206,739	$1,076,977	$1,195,591	$891,775	$899,278	$878,560	$866,309
Total assets	$1,238,890	$1,127,617	$1,234,602	$925,428	$926,589	$918,557	$924,425
Total Long-term debt, including current portion	$713,635	$601,688	$705,912	$477,215	$149,500	$167,000	$73,500
Total partners’ capital and noncontrolling interest	$356,133	$425,038	$456,613	$399,314	$751,111	$725,261	$803,142

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected unaudited pro forma condensed consolidated financial information for CNX after giving effect to the Merger. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements included in this consent statement/prospectus and should be read in conjunction with the section entitled “Unaudited Pro Forma Consolidated Financial Statements” and related notes included in this consent statement/prospectus beginning on page F-1.

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
	(In thousands, except per share amounts)
Pro forma income data
Total Revenue and Other Operating Income	$565,200	$1,922,449
Net (Loss) Income	$(445,221)	$2,505
Total Basic (Loss) Earnings Per Share	$(1.99)	$0.01
Total Diluted (Loss) Earnings Per Share	$(1.99)	$0.01
Pro forma balance sheet data
Total Assets	$8,319,684
Total Long-Term Debt (including current portion)	$2,563,198
Total CNX Stockholders’ Equity	$4,458,017

COMPARATIVE AND PRO FORMA PER SHARE/UNIT DATA

The following table summarizes unaudited per share/unit data for (i) CNX and CNXM on a historical basis, (ii) CNX on a pro forma combined basis giving effect to the Merger and (iii) CNXM on a pro forma equivalent basis calculated by multiplying the CNX pro forma combined data by the Exchange Ratio of 0.88. It has been assumed for purposes of the pro forma combined financial information provided below that the Merger was completed on January 1, 2019, for earnings per share purposes, and on June 30, 2020, for book value per share/unit purposes. The following information should be read in conjunction with the section titled “Unaudited Pro Forma Consolidated Financial Information” and related notes beginning on page F-1 of this consent statement/prospectus.

	CNX		CNXM
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(a)
Six Months Ended June 30, 2020
Basic (Loss) earnings per share of common share/unit	$(2.54)	$(1.99)	$0.87	$(1.75)
Diluted (Loss) earnings per common share/unit	$(2.54)	$(1.99)	$0.84	$(1.75)
Cash dividends declared per share/unit	$—	$—	$0.58	$—
Book value per share/unit(b)	$19.99	$19.86	$6.80	$17.48

Year Ended December 31, 2019
Basic (Loss) earnings per share of common share/unit	$(0.42)	$0.01	$2.44	$0.01
Diluted (Loss) earnings per common share/unit	$(0.42)	$0.01	$2.44	$0.01
Cash dividends declared per share/unit	$—	$—	$1.57	$—

(a)	The unaudited CNXM pro forma equivalents are calculated by multiplying the unaudited CNX pro forma combined per share amounts by the Exchange Ratio of 0.88.
(b)

Historical book value per share/unit for CNX and CNXM represents the total stockholders’/partners’ equity at June 30, 2020 divided by the number of shares of CNX Common Stock or CNXM Common Units outstanding. The unaudited CNX pro forma combined book value per share represents the total pro forma stockholders’ equity at June 30, 2020 divided by the pro forma combined number of shares of CNX Common Stock that would have been outstanding at June 30, 2020 had the Merger been completed at that date.

COMPARATIVE MARKET PRICES AND CASH DIVIDEND/DISTRIBUTION INFORMATION

Shares of CNX Common Stock and CNXM Common Units are each listed on the NYSE under the symbols “CNX” and “CNXM,” respectively. The following table presents the closing prices of CNX Common Stock and CNXM Common Units on (i) July 24, 2020, the last trading day before the public announcement of the execution of the Merger Agreement, and (ii) August 24, 2020. The table also shows the equivalent per unit value of the CNX Common Stock included in the Merger Consideration for each CNXM Common Unit, which per unit values are calculated as the product of (i) the CNX per share values and (ii) 0.88, the Exchange Ratio.

Date	CNX Common Stock Closing Price	CNXM Common Unit Closing Price	Equivalent Per Unit Information
July 24, 2020	$9.62	$6.61	$8.47
August 24, 2020	$11.42	$9.97	$10.05

The above table shows only a historical comparison. This comparison may not provide meaningful information to CNXM Limited Partners in connection with making any decisions with respect to the Merger. CNXM Limited Partners are urged to obtain current market quotations for CNX Common Stock and CNXM Common Units and to review carefully the other information contained in this consent statement/prospectus or incorporated herein by reference in making any decisions with respect to the Merger. See the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 17 and 23, respectively, of this consent statement/prospectus.

Dividend and Share Data—CNX

The declaration and payment of dividends by CNX is subject to the discretion of the CNX Board of Directors, and no assurance can be given that CNX will pay dividends in the future. The CNX Board determines whether dividends will be paid quarterly. CNX suspended its quarterly dividend in March 2016. CNX’s determination to pay dividends in the future will depend upon, among other things, general business conditions, CNX’s financial results, contractual and legal restrictions regarding the payment of dividends by CNX, planned investments by CNX, and such other factors as the CNX Board deems relevant.

As of August 21, 2020, CNX had approximately 187,448,713 shares of CNX Common Stock outstanding, and there were approximately 99 holders of record of CNX Common Stock.

The Merger Agreement restricts the ability of CNX to declare or pay certain dividends or distributions in respect of any of CNX’s capital stock prior to the consummation of the Merger (other than regular quarterly cash dividends in the ordinary course of business consistent with past practice). See the section entitled “The Merger Agreement—Conduct of Business Prior to Closing” beginning on page 77.

Distribution and Unit Data—CNXM

The Partnership Agreement provides that within 45 days after the end of each quarter, CNXM will distribute its cash available for distributions, if any, to CNXM Unitholders of record on the applicable record date. As a result of the conversion and cancellation of CNXM Common Units in connection with the Merger, CNXM will no longer make quarterly distributions following the Closing (other than distributions with a record date prior to the date of the Closing).

As of August 21, 2020, CNXM had approximately 89,799,224 CNXM Common Units outstanding, and there were approximately 5 holders of record of CNXM Common Units.

The Merger Agreement restricts the ability of CNXM to declare or pay certain dividends and distributions prior to the consummation of the Merger, including a prohibition against declaring or paying quarterly cash distributions (other than the distribution made in connection with the second quarter of 2020). See the section entitled “The Merger Agreement—Conduct of Business Prior to Closing” beginning on page 77.

RISK FACTORS

In addition to the other information included or incorporated by reference into this consent statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23 of this consent statement/prospectus, you should carefully consider the following risks before deciding whether to sign and deliver a written consent. In addition, you should read and consider the risks associated with each of the businesses of CNX and CNXM, because these risks may also affect the combined company. A description of the material risks can be found in Part I, Item 1A of CNX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A of CNX’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020 and in Part I, Item 1A of CNXM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A of CNXM’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, each of which are filed with the SEC and incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

Risks Related to the Merger

Because the Exchange Ratio is fixed and because the market price of CNX Common Stock will fluctuate prior to the completion of the Merger, CNXM Public Unitholders cannot be sure of the market value of CNX Common Stock they will receive as Merger Consideration relative to the value of CNXM Common Units they exchange.

The market value of the consideration that CNXM Unitholders will receive in the Merger will depend on the trading price of CNX Common Stock at the Closing. The Exchange Ratio that determines the number of shares of CNX Common Stock that CNXM Public Unitholders will receive in the Merger is fixed at 0.88 shares of CNX Common Stock for each CNXM Common Unit. This means that there is no mechanism contained in the Merger Agreement that would adjust the number of shares of CNX Common Stock that CNXM Public Unitholders will receive based on any decreases or increases in the trading price of CNX Common Stock. Stock or unit price changes may result from a variety of factors (many of which are beyond CNX’s and CNXM’s control), including:

•	changes in CNX’s or CNXM’s business, operations and prospects;

•	changes in market assessments of CNX’s or CNXM’s business, operations and prospects;

•	changes in market assessments of the likelihood that the Merger will be completed;

•	interest rates, commodity prices, general market, industry and economic conditions and other factors generally affecting the price of CNX Common Stock or CNXM Common Units; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which CNX and CNXM operate.

If the price of CNX Common Stock at the Closing is less than the price of CNX Common Stock on the date that the Merger Agreement was signed, then the market value of the Merger Consideration will be less than contemplated at the time the Merger Agreement was signed.

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of CNX Common Stock and CNXM Common Units.

The completion of the Merger is subject to a number of conditions. The completion of the Merger is not assured and is subject to risks. The Merger Agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the Merger not occurring.

If the Merger is not completed, or if there are significant delays in completing the Merger, CNX’s and CNXM’s future business and financial results and the trading prices of CNX Common Stock and CNXM Common Units could be negatively affected, and each of the parties will be subject to several risks, including the following:

•	the parties may be liable for fees or expenses to one another under the terms and conditions of the Merger Agreement;

•

there may be negative reactions from the financial markets due to the fact that current prices of CNX Common Stock and CNXM Common Units may reflect a market assumption that the Merger will be completed; and

•	the attention of management will have been diverted to the Merger rather than their own operations and pursuit of other opportunities that could have been beneficial to their respective businesses.

The date CNXM Public Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain.

Completing the Merger is subject to several conditions, not all of which are controllable by CNX or CNXM. Accordingly, the date on which CNXM Public Unitholders will receive Merger Consideration depends on the completion date of the Merger, which is uncertain and subject to several other closing conditions.

CNX and CNXM may incur substantial transaction-related costs in connection with the Merger. If the Merger does not occur, CNX and CNXM will not benefit from these costs.

CNX and CNXM expect to incur substantial expenses in connection with completing the Merger, including fees paid to legal, financial and accounting advisors, filing fees, written consent costs and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

If the Merger Agreement is terminated under specified circumstances, CNX and CNXM may be responsible for the terminating party’s expenses in an amount up to $3.5 million.

If the Merger Agreement is terminated under specified circumstances, either CNX or CNXM may be required to make a payment of up to $3.5 million in respect of the other party’s expenses. If such termination expenses are payable, the payment of such termination expenses could have material and adverse consequences to the financial condition and operations of the party responsible for such payment.

CNX and CNXM are and in the future may be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. CNX and CNXM are currently defendants in a lawsuit relating to the Merger Agreement and the Merger and, even if the pending or any future lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. CNX and CNXM cannot predict the outcome of these lawsuits, or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in CNX’s or CNXM’s favor, could be substantial and such litigation could distract CNX and CNXM from pursuing the consummation of the Merger and other potentially beneficial business opportunities. See “The Merger—Litigation Relating to the Merger.”

The Partnership Agreement limits the duties of the General Partner to CNXM Unitholders and restricts the remedies available to CNXM Unitholders for actions taken by the General Partner that might otherwise constitute breaches of its duties.

In light of potential conflicts of interest between CNX and the General Partner, on the one hand, and CNXM and the CNXM Unitholders other than the CNX Parties, on the other hand, the GP Board submitted the Merger and related matters to the CNXM Conflicts Committee for, among other things, review, evaluation, negotiation and possible approval of a majority of its members, which is referred to as “Special Approval” in the Partnership Agreement and this consent statement/prospectus. Under the Partnership Agreement:

•

any resolutions or course of action by the General Partner or its affiliates in respect of a conflict of interest is permitted or deemed approved by all partners of CNXM and will not constitute a breach of the Partnership Agreement or of any duty stated or implied by law, in equity or otherwise, if the resolution or course of action is approved by Special Approval; and

•

the General Partner may consult with legal counsel and investment bankers selected by it, and any action taken or omitted to be taken in reliance upon the opinion of such persons as to matters that the General Partner reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The CNXM Conflicts Committee reviewed, negotiated and evaluated the Merger Agreement, the Support Agreement, the Merger and related matters on behalf of the CNXM Unaffiliated Unitholders and CNXM. Among other things, the CNXM Conflicts Committee, by unanimous vote, (i) determined that the Merger Agreement and the Merger are in the best interests of CNXM and the CNXM Unaffiliated Unitholders, (ii) approved the Merger and the execution, delivery and performance by CNXM of the Merger Agreement (such approval constituting Special Approval as defined in the Partnership Agreement), (iii) recommended that the GP Board approve the Merger Agreement and the Merger and (iv) recommended that the GP Board direct that the Merger Agreement be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent to approve the Merger pursuant to the Partnership Agreement. The duties of the General Partner, the GP Board and the CNXM Conflicts Committee to CNXM Limited Partners in connection with the Merger are substantially limited by the Partnership Agreement.

Certain executive officers and directors of the General Partner and CNX have interests in the Merger that are different from, or in addition to, the interests they may have as CNXM Unitholders or CNX stockholders, respectively, which could have influenced their decision to support or approve the Merger.

Certain executive officers and directors of the General Partner own equity interests in CNX, receive fees and other compensation from CNX and will have rights to ongoing indemnification and insurance coverage by the surviving company that give them interests in the Merger that may be different from, or be in addition to, interests of a CNXM Public Unitholder.

Additionally, certain of CNX’s executive officers and directors beneficially own CNXM Common Units and will receive the applicable Merger Consideration upon completion of the Merger, receive fees and other compensation from CNX and are entitled to indemnification arrangements with CNX that give them interests in the Merger that may be different from, or be in addition to, interests a holder of CNX Common Stock may have as an CNX stockholder.

Financial projections by CNX and CNXM may not prove to be reflective of actual future results.

In connection with the Merger, CNX and CNXM prepared and considered, among other things, internal financial forecasts for CNX and CNXM, respectively. These forecasts speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected time frames. In addition, the failure of businesses to achieve projected results could have a material adverse effect on our share price and financial position following the Merger.

Tax Risks Related to the Merger and the Ownership of CNX Common Stock Received in the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of CNX Common Stock received in the Merger.

The Merger will be a taxable transaction and, in such case, the resulting tax liability of a CNXM Public Unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a CNXM Public Unitholder as a result of the Merger could be more than expected.

CNXM Public Unitholders will receive CNX Common Stock as the Merger Consideration. Although CNXM’s Public Unitholders will receive no cash consideration, the Merger will be treated as a taxable sale by U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) of CNXM Common Units for U.S. federal income tax purposes. In such case, as a result of the Merger, a CNXM Public Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized and the unitholder’s adjusted tax basis in the CNXM Common Units, which will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest. The amount of gain or loss recognized by each CNXM Public Unitholder in the Merger will vary depending on each unitholder’s particular situation, including the value of the shares of CNX Common Stock received by each unitholder in the Merger, the adjusted tax basis in the CNXM Common Units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

Because the value of any CNX Common Stock received in the Merger will not be known until the Effective Time, a CNXM Public Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a CNXM Public Unitholder’s allocable share of CNXM’s net taxable income decrease the unitholder’s tax basis in its common units, the amount, if any, of the prior excess distributions with respect to such CNXM Common Units will, in effect, become taxable income to a unitholder if the aggregate value of the consideration received in the Merger is greater than the unitholder’s adjusted tax basis in its common units, even if the aggregate value of the consideration received in the Merger is less than the unitholder’s original cost basis in its common units. Furthermore, a portion of any gain or loss, which could be substantial, will be separately computed and taxed as ordinary income to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by CNXM and its subsidiaries. Consequently, a CNXM Public Unitholder may recognize both ordinary income and capital loss upon the exchange of CNXM Common Units in the Merger.

For a more complete discussion of the U.S. federal income tax consequences of the Merger, please read “Material U.S. Federal Income Tax Consequences.”

The U.S. federal income tax treatment of owning and disposing of CNX Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of CNXM Common Units.

CNXM is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax. Instead, each CNXM Unitholder is required to take into account its respective share of CNXM’s items of income, gain, loss and deduction in computing its federal income tax liability, even if no cash distributions are made by CNXM to the unitholder. A pro rata distribution of cash by

CNXM to a CNXM Public Unitholder who is a U.S. Holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the CNXM Public Unitholder’s adjusted tax basis in its CNXM Common Units.

In contrast, CNX is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by CNX to a stockholder who is a U.S. Holder will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of CNX’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to CNX stockholders by CNX after the Merger may exceed CNX’s current and accumulated earnings and profits. Cash distributions to a CNX stockholder who is a U.S. Holder in excess of CNX’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing the U.S. Holder’s adjusted tax basis in the holder’s CNX Common Stock and, to the extent the cash distribution exceeds the holder’s adjusted tax basis, as capital gain from the sale or exchange of such CNX Common Stock. See “Material U.S. Federal Income Tax Consequences.”

Risks Inherent in an Investment in CNX

The CNX Common Stock to be received as a result of the Merger has different rights from CNXM Common Units.

Following completion of the Merger, CNXM Public Unitholders will no longer hold CNXM Public Common Units, but will instead hold shares of CNX Common Stock. CNX is a corporation, and CNXM is a limited partnership. There are important differences between the rights of CNXM Unitholders and the rights of CNX stockholders. See “Comparison of Rights of CNX Stockholders and CNXM Unitholders” beginning on page 87.

While CNXM is a midstream company, CNX is an upstream company and CNXM Public Unitholders will therefore have direct exposure to the risks of the upstream sector, such as greater exposure to commodity price volatility.

If the Merger is consummated, CNXM Public Unitholders will become CNX stockholders. CNX is an independent oil and gas company principally focused on exploration, development, production, gathering, processing and acquisition of natural gas properties. CNX’s existing business has different risks associated with it than those associated with CNXM, which is focused on the ownership, operation, development and acquisition of midstream energy infrastructure. For example, CNX is exposed to greater direct commodity price volatility than CNXM. Accordingly, the performance of the combined company is likely to be different from the performance of CNXM Common Units in the absence of the Merger. Some of these risks include, but are not limited to, those described below and in more detail under the headings “Risk Factors—Risks Relating to CNX’s Business.”

The market value of CNX Common Stock could decline if large amounts of such stock are sold following the Merger; the market value of CNX Common Stock could also decline as a result of issuances and sales of shares of CNX Common Stock other than in connection with the Merger.

Following the Merger, holders of CNXM Public Common Units as of the Effective Time will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current CNX stockholders and former CNXM Public Unitholders may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which CNX Common Stock or CNXM Common Units are or were included. If, following the Merger, large amounts of CNX Common Stock are sold, the price of CNX Common Stock could decline.

Furthermore, CNX cannot predict the effect that issuances and sales of CNX Common Stock, whether taking place before the Merger (subject to the limitations of the Merger Agreement) or after the Merger,

including issuances and sales in connection with capital markets transactions, acquisition transactions or other transactions, may have on the market value of CNX Common Stock. The issuance and sale of substantial amounts of CNX Common Stock could adversely affect the market value of such common stock.

The Merger may not be accretive to certain financial metrics, which may negatively affect the market price of CNX Common Stock.

Preliminary financial estimates used in projected accretion may materially change. CNX may encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the Merger or be subject to other factors that affect preliminary estimates or its ability to realize operational efficiencies. Any of these factors could cause a decrease in CNX’s operating earnings per share or decrease or delay the expected effect of the Merger and contribute to a decrease in the price of CNX Common Stock.

Risks Relating to CNX’s Business

You should read and consider risk factors specific to CNX’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of CNX’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of CNX’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, and in other documents that are incorporated by reference herein. For more information, see the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

Risks Relating to CNXM’s Business

You should read and consider risk factors specific to CNXM’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of CNXM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, Item 1A of CNXM’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, and in other documents that are incorporated by reference herein. For more information, see the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This consent statement/prospectus and the information incorporated by reference in this consent statement/prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Forward-looking statements are based on the current beliefs and assumptions of the management of CNX and CNXM and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “would,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this consent statement/prospectus might not occur or might occur to a different extent or at a different time than described. Actual results may differ materially from the current expectations of CNX and CNXM depending on a number of factors affecting their businesses and risks associated with the successful execution of the Merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in other reports that CNX and CNXM file with the SEC. See the sections entitled “Risk Factors” beginning on page 17 of this consent statement/prospectus and “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus. Factors which could have a material adverse effect on operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	the risk that a condition to the Closing may not be satisfied on a timely basis, if at all;

•	the possibility that the market price of CNX Common Stock will fluctuate prior to the completion of the Merger causing the value of the Merger Consideration to change;

•	the timing of the completion of the Merger;

•	the substantial transaction-related costs that may be incurred by CNX and CNXM in connection with the Merger;

•	the possibility that CNX and CNXM may, under certain specified circumstances, be responsible for the other party’s expenses;

•	the possibility that CNX and CNXM may be the targets of securities class actions and derivative lawsuits;

•	the limited duties the Partnership Agreement places on the General Partner for actions taken by the General Partner;

•

the risk that certain officers and directors of CNX and the General Partner have interests in the Merger that are different from, or in addition to, the interests they may have as CNXM Unitholders or CNX stockholders, respectively;

•	the loss of CNXM’s status as a partnership for U.S. federal income tax purposes;

•	the possibility that financial projections by CNX and CNXM may not prove to be reflective of actual future results;

•	the different rights associated with owning shares of CNX Common Stock rather than CNXM Common Units;

•	the risk that the market value of the CNX Common Stock will decline;

•	the potential dilution of CNX’s earnings per share; and

•

other business, financial operational and legal risks and uncertainties detailed from time to time in CNX’s and CNXM’s SEC filings, including, but not limited to those discussed under Part I, Item 1A, “Risk Factors” in Part I, Item 1A of CNX’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of CNX’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020 and Part I, Item 1A of CNXM’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of CNXM’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020, each of which are incorporated by reference into this consent statement/prospectus.

Except as otherwise required by law, neither CNX nor CNXM is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this consent statement/prospectus are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statement is made.

INFORMATION ABOUT THE COMPANIES

CNX Resources Corporation

Headquartered in Canonsburg, Pennsylvania and incorporated in Delaware in 1991, CNX is a premier independent oil and gas company focused on the exploration, development, production, gathering, processing and acquisition of natural gas properties primarily in the Appalachian Basin. CNX’s operations are centered on unconventional shale formations, primarily the Marcellus Shale and Utica Shale.

CNX currently operates, develops and explores for natural gas in Appalachia (Pennsylvania, West Virginia, Ohio, and Virginia). CNX’s primary focus is the continued development of its Marcellus Shale acreage and delineation and development of its unique Utica Shale acreage and stacked pay opportunity set. Over the past ten years, CNX’s natural gas production has grown by approximately 471% to produce a total of 539.1 net Bcfe in 2019. CNX’s land holdings in the Marcellus and Utica Shale plays cover large areas, provide multi-year drilling opportunities and, collectively, have sustainable lower-risk growth profiles. CNX controls approximately 519,000 net acres in the Marcellus Shale and approximately 608,000 net acres that have Utica Shale potential in Ohio, West Virginia, and Pennsylvania. CNX also has approximately 2.4 million net acres in its coalbed methane play.

CNX’s wholly owned subsidiary, CNX Gathering, which owns the general partner of and a limited partner interest in CNXM, which was formed to own, operate, and develop midstream energy assets to service CNX and third-party production, drilling, and completion activities under long-term service contracts.

CNX Common Stock is listed on the NYSE under the symbol “CNX.”

Additional information about CNX is included in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

CNX’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 400, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 485-4000.

CNXM Midstream Partners LP and CNXM Midstream GP LLC

CNXM is a Delaware limited partnership formed in May 2014 as a joint venture between CNX and Noble. In 2018, CNX acquired Noble’s 50% interest in CNXM and became CNXM’s sole sponsor.

CNXM is a growth-oriented master limited partnership (“MLP”) focused on the ownership, operation, development and acquisition of midstream energy infrastructure in the Appalachian Basin. CNXM currently provide midstream services to its customers’ production in the Marcellus Shale and Utica Shale in Pennsylvania and West Virginia under long-term, fixed-fee contracts. CNXM’s assets include natural gas gathering pipelines and compression and dehydration facilities, as well as condensate gathering, collection, separation and stabilization facilities. CNXM is managed by the General Partner, a wholly-owned subsidiary of CNX Gathering. CNX Gathering is a wholly owned subsidiary of CNX.

CNXM generates substantially all of its revenues under long-term, fixed-fee gathering agreements with each of CNX and HG Energy II Appalachia, LLC that are intended to mitigate its direct commodity price exposure and enhance the stability of its cash flows. The gathering agreements currently include acreage dedications of approximately 363,000 aggregate net acres, comprised of approximately 262,000 Marcellus acres and approximately 101,000 Utica acres, subject to the release provisions set forth in its gas gathering agreements.

CNXM Common Units are listed on the NYSE under the symbol “CNXM.”

Additional information about CNXM is included in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 108 of this consent statement/prospectus.

CNXM Midstream GP LLC is the general partner of CNXM. Its board of directors and executive officers manage CNXM. The General Partner is indirectly wholly owned by CNX through CNX Gathering.

CNXM’s and the General Partner’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 400, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 485-4000.

CNX Resources Holdings LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of CNX. Merger Sub was formed on July 24, 2020 solely for the purpose of consummating a merger with CNXM and has no operating assets. Merger Sub has not carried on any activities to date except for activities incidental to its formation and activities undertaken in connection with a potential merger with CNXM.

Merger Sub’s principal executive offices are located at 1000 CONSOL Energy Drive, Suite 400, Canonsburg, Pennsylvania 15317-6506, and its telephone number is (724) 485-4000.

WRITTEN CONSENTS OF CNXM LIMITED PARTNERS

CNXM Limited Partner Interests Entitled to Consent and Consent Required

Only CNXM Limited Partners of record at the close of business on the Record Date will be notified of and be entitled to execute and deliver a written consent with respect to the Merger Agreement and the Merger. The approval of the Merger Agreement and the Merger by CNXM requires the affirmative vote or consent of a majority of the outstanding CNXM Limited Partner Interests.

Pursuant to the terms of the Support Agreement, CNX Gas and Holdings have irrevocably and unconditionally agreed to deliver the Support Written Consents within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of August 21, 2020, CNX Gas beneficially owned 46,794,206 CNXM Common Units and Holdings beneficially owned 897,992 CNXM Common Units, which collectively represent approximately 51.4% of the outstanding CNXM Limited Partner Interests. Accordingly, the delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CNXM Limited Partners.

Submission of Consents

CNXM Limited Partners of record at the close of business on the Record Date may consent to the approval of the Merger Agreement and the Merger with respect to their CNXM Limited Partner Interests by completing, dating and signing the written consent furnished with this consent statement/prospectus and returning it in the postage-paid envelope CNXM provides or by mailing the written consent to CNX Midstream Partners LP, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or by submitting a written consent online by visiting proxyvote.com and following the instructions described therein. If you do not return your written consent, it will have the same effect as a vote against the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Upon the later of (i) 11:59 p.m. (Eastern Time) on September 25, 2020 and (ii) the date on which a sufficient number of consents to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, have been delivered to Broadridge, the consent process will conclude. The delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CNXM Limited Partners.

Revocation of Consents

You may revoke or change your consent by mailing a notice of revocation or a new written consent with a later date to CNX Midstream Partners LP, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or by submitting a new written consent online by visiting proxyvote.com and following the instructions described therein, in each case, that is received by the later of (i) 11:59 p.m. (Eastern Time) on September 25, 2020 and (ii) the date on which the consents of a sufficient number of CNXM Limited Partner Interests to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, have been delivered to Broadridge.

Expenses

CNXM and CNXM will each pay one-half of the cost of printing and mailing these consent materials to the CNXM Limited Partners.

THE MERGER

General

On July 26, 2020, CNX, Merger Sub, CNXM and the General Partner entered into the Merger Agreement pursuant to which Merger Sub will merge with and into CNXM, with CNXM surviving as a wholly owned subsidiary of CNX.

Pursuant to the Merger Agreement, each outstanding CNXM Public Common Unit immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, and each such CNXM Public Common Unit will cease to be outstanding and will automatically be canceled and will cease to exist. No fractional shares of CNX Common Stock will be issued in the Merger. Instead of receiving any fractions of a share of CNX Common Stock, all fractions of shares of CNX Common Stock to which a holder of CNXM Public Common Units would otherwise have been entitled shall be aggregated and the resulting fraction will be rounded up to the nearest whole share of CNX Common Stock.

Upon completion of the Merger, (i) the CNXM Public Common Units outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; and (ii) (x) each Partnership LTIP Award (other than the Director LTIP Awards), whether or not vested, that is outstanding immediately prior to the Effective Time, will cease to relate to or represent any right to receive CNXM Common Units and will be converted into an equivalent award of restricted stock units relating to CNX Common Stock on the same terms and conditions as were applicable to the corresponding Partnership LTIP Award, including any applicable payment timing provisions and dividend equivalent rights, as applicable, subject to the terms of the Merger Agreement and (y) each Director LTIP Award will become fully vested and will be automatically converted into the right to receive, with respect to each CNXM Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the CNXM Class B units, which shall automatically be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the interests in CNXM owned by CNX and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The General Partner will continue to own the non-economic general partner interest in the surviving entity.

The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by CNXM requires the affirmative vote or written consent of the holders of a majority of the outstanding CNXM Limited Partner Interests.

Pursuant to the terms of the Support Agreement, CNX Gas and Holdings have irrevocably and unconditionally agreed to deliver the Support Written Consents within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of August 21, 2020, CNX Gas beneficially owned 46,794,206 CNXM Common Units and Holdings beneficially owned 897,992 CNXM Common Units, which collectively represent approximately 51.4% of the outstanding CNXM Limited Partner Interests. Accordingly, the delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the CNXM Limited Partners.

CNX’s Ownership Interest in and Control of CNXM

CNXM Limited Partners should be aware that CNXM is controlled by CNX through CNX’s 100% indirect ownership of the General Partner. The General Partner owns all of the outstanding general partner interests in CNXM. As a result, CNX appoints the members of the GP Board and thereby could be seen as controlling all of CNXM’s decisions, other than those involving certain conflicts of interest with CNX or that require an affirmative vote of holders of the limited partner interests in CNXM pursuant to and in the percentages specified by the Partnership Agreement. In addition, as of August 21, 2020, CNX, through its ownership of CNX Gas and Holdings, owns approximately 53.1% of the outstanding CNXM Common Units and all of the outstanding CNXM Class B units.

Certain persons associated with CNX have a relationship with CNXM.

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Nicholas J. DeIuliis, who serves as Chairman of the GP Board and as Chief Executive Officer of the General Partner, also serves as a Director of the CNX Board and the President and Chief Executive Officer of CNX.

•	Donald W. Rush, who serves as a Director on the GP Board and as Chief Financial Officer of the General Partner, also serves as the Chief Financial Officer of CNX.

•	Chad A. Griffith, who serves as a Director on the GP Board and as the President and Chief Operating Officer of the General Partner, also serves as Chief Operating Officer of CNX.

•	Hayley F. Scott, who serves as a Director of the General Partner, also serves as Vice President, Financial Planning and Analysis of CNX.

•	Jason L. Mumford, who serves as Chief Accounting Officer of the General Partner, also serves as the Vice President-SEC Financial Reporting and Controller of CNX.

Background of the Merger

As part of their ongoing evaluation of CNX and CNXM, the CNX Board and the GP Board and management of both entities regularly review operational and strategic opportunities to increase value for CNX’s and CNXM’s respective investors. In connection with their regular review of operational and strategic opportunities, the CNX Board and the GP Board considered the external environment for MLPs generally and CNXM specifically, including, without limitation:

•	growing investor preference for larger, diversified midstream companies and the increasing dominance of those companies as a proportion of the midstream sector’s aggregate market capitalization;

•	a coincident decline of MLPs as a proportion of the midstream sector;

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limited access to liquidity in midstream capital markets, including the general inaccessibility of equity capital markets and the growing inaccessibility of debt capital markets for non-investment grade companies;

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the effects of regulatory reform, including the passage of the Tax Cuts and Jobs Act of 2017, which lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the tax benefits of the MLP pass-through structure; and

•	the perceived effects of such market dynamics on the trading prices for CNX Common Stock and CNXM Common Units.

These market trends have led to numerous transactions involving MLPs, including buy-ins of MLPs by their corporate sponsors, acquisition of MLPs by third parties, conversions of MLPs to corporations for income tax and state law purposes and simplifications of MLPs in which incentive distribution rights are modified or eliminated to improve the MLP’s cost of capital. These trends have resulted in a significant reduction in the number of outstanding MLPs and a greater reduction in the number of outstanding MLPs with incentive distribution rights.

With this market backdrop and in an effort to reduce CNXM’s cost of capital, further align CNX’s equity interest with CNXM Common Unitholders and respond to market trends that disfavored MLPs with incentive distribution rights, on January 29, 2020, following extensive negotiation between CNX and the CNXM Conflicts Committee, which was assisted by independent legal and financial advisors, CNXM, the General Partner and CNX Gas, a wholly owned subsidiary of CNX and the owner of the General Partner, entered into an exchange agreement to effect an IDR simplification transaction (the “IDR Transaction”). As part of the IDR Transaction, CNX Gas and the General Partner agreed to the cancellation of all of the incentive distribution rights in CNXM and the conversion of the economic portion of the general partner interest in CNXM to a non-economic general partner interest. In exchange, CNXM issued to CNX Gas 26 million newly issued CNXM Common Units and 3 million newly issued Class B units, which units were not entitled to receive distributions and would automatically convert into CNXM Common Units on a one-for-one basis on January 1, 2022, and agreed to pay CNX Gas an aggregate cash amount of $135.0 million, payable in installments of $50.0 million due December 31, 2020, $50.0 million due December 31, 2021 and $35.0 million due December 31, 2022.

In addition to the accelerating market transition away from the MLP structure, CNXM faced a number of major macroeconomic events arising after the IDR Transaction that adversely impacted the oil and gas industry, exacerbating the challenges facing MLPs generally and CNXM specifically. These events included: the COVID-19 pandemic and its drastic adverse impact on consumer demand for oil and gas and refined products; the oil price war between the Organization of the Petroleum Exporting Countries and Russia (“OPEC+”) that began in March 2020 and the intensified dislocation in supply and demand for oil; and general uncertainty in global capital markets. These events resulted in an extended lack of access to capital through the debt and equity capital markets, a significant decline in the trading price of CNXM’s senior notes and CNXM Common Units, and the collapse of oil, NGL and natural gas prices due to the oversupply and lack of storage for the commodities ultimately leading to a temporary negative price of oil. These events also intensified financial and operational challenges facing oil and gas producers, increasing the risk of shut-ins and bankruptcies in the upstream sector, and magnified the limitations of the MLP model, particularly with respect to non-investment grade MLPs that rely primarily on a single upstream sponsor for commercial and dropdown opportunities.

In light of these events, at a regular meeting of the GP Board on March 6, 2020, the GP Board directed management to establish a proactive approach to capital allocation and managing leverage risk and to provide regular updates to the GP Board regarding the COVID-19 pandemic and its impact on CNXM’s business. On March 17, 2020, CNXM announced, in response to the uncertainty surrounding the global macroeconomic environment, oil and gas markets, debt and equity capital markets and the continued impact of the COVID-19 pandemic, that it was re-evaluating its capital allocation opportunities.

From mid-March through late April 2020, consistent with the GP Board’s directive, management provided regular updates to the GP Board regarding, among other things:

•	CNXM’s response to the COVID-19 pandemic and its impact on the operations of CNXM and its customers;

•	the declining performance of global capital markets, oil and gas futures and the debt and equity securities of CNXM and its peers;

•	the increasing risk of shut-in activity, volume curtailments and bankruptcy facing oil and gas producers;

•	the reduction of volumes on CNXM’s systems commencing in March 2020 as a result of low commodity prices and downstream NGL constraints that curtailed physical deliveries;

•	suspensions of customer development activity that resulted in volume deferrals;

•	the potential impact of shut-in activity on CNXM’s financial condition, business and ability to make distributions to the CNXM Unitholders;

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the risk that CNXM may exceed the maximum leverage ratio set forth in its revolving credit facility in future periods in the event of prolonged customer shut-ins and volume deferrals, particularly if CNXM were to preserve its historical cash distribution level;

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the rising yield on CNXM’s senior notes and the need for CNXM to retain cash and self-fund in light of an expected inability to obtain external financing; increasing investor focus on diversified commercial arrangements, investment-grade credit ratings, free cash flow, lower leverage and balance sheet preservation;

•	the financial and operational performance of CNX and CNXM during the first quarter of 2020; and

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the effects of the COVID-19 pandemic, the OPEC+ price war and deteriorating market conditions on the midstream sector, including significant distribution cuts, capital expenditure reductions among MLPs generally and several of CNXM’s peers specifically from mid-March through late April 2020 and downward pressure on prices amid concerns over available storage capacity for refined products such as crude, and refinery inputs including condensate, c5+ and butane.

Ultimately, due to the confluence of these factors, the GP Board determined, and on April 27, 2020 announced, a reduction in the regular quarterly distribution to holders of CNXM Common Units by 80% (from $0.4143 per CNXM Common Unit for the quarter ended December 31, 2019 to $0.0829 per CNXM Common Unit for the quarter ended March 31, 2020) and a reduction in planned capital expenditures for 2020 by 16%. These decisions were made to bolster CNXM’s balance sheet, enhance CNXM’s liquidity position and create long-term financial flexibility. Throughout this period, CNX also consulted with various outside financial advisors, including Citigroup Global Markets Inc. (“Citi”), regarding CNXM’s capital allocation priorities, the challenges facing the MLP market, macroeconomic factors impacting the oil and gas industry and the uncertain effects of the COVID-19 pandemic, a substantial contraction of global gross domestic product and increasing unemployment on the midstream sector’s ability to return to normal operating conditions.

On May 6, 2020, at a regularly scheduled meeting of the CNX Board attended by management and representatives of Latham & Watkins LLP (“Latham”), CNX’s legal advisor, and Citi, management provided an overview to the CNX Board of: recent and growing challenges to the oil and natural gas industry, including the substantial decline in recent oil and natural gas prices as a result of the COVID-19 pandemic and OPEC+ price war; the impact of the COVID-19 pandemic on the businesses of CNX and CNXM and CNX’s response to the pandemic; and CNX’s continuing need to address the growing challenges associated with the MLP market and its investment in CNXM. As part of this discussion, the CNX Board reviewed the current status of shut-in activity in the oil and gas market, noting the dramatic decline in demand for natural resources, as reflected in historically low commodity prices, and the impact of shut-in and bankruptcy risk on the sector. The CNX Board also discussed the historical financial performance of CNX and CNXM. Citi discussed with the CNX Board the then-current state of the energy markets, the implications of market conditions and midstream trends on CNXM’s business, the challenges facing the MLP model (and the effect of the COVID-19 pandemic in exacerbating these challenges) and several strategic options with respect to CNXM, including potential merits and certain considerations of an acquisition transaction relative to full or partial monetization transactions involving third-party sponsors and possible transaction structures for such an acquisition transaction. Latham then reviewed the preliminary benefits, considerations and processes associated with potential transaction structures. In addition, Latham reviewed with the CNX Board the fiduciary duties and responsibilities of directors in connection with the alternatives discussed. After discussion, the CNX Board directed management, among other things, to further evaluate, with the assistance of CNX’s legal and financial advisors, the potential acquisition of all of the outstanding publicly held CNXM Common Units. Throughout May 2020, management, with the assistance of CNX’s outside advisors, continued to evaluate the rationale, benefits and considerations of a potential transaction, including alternative structures to effect the transaction and the relative performance of CNX Common Stock and CNXM Common Units.

On May 26, 2020, at a special meeting of the CNX Board, management provided the CNX Board with its perspectives regarding a potential acquisition of all of the outstanding publicly held CNXM Common Units. Among other things, management reviewed with the CNX Board certain illustrative combination scenarios with respect to CNXM and provided an overview of: the initial financial and strategic rationale for, and the potential benefits to CNX and CNXM of, a combination transaction, including the positive impact on cash flows, reduced combined cost of capital, improved credit metrics, lower production costs and other benefits; and the potential risks to CNX and CNXM associated with a combination, including the dilution associated with issuing CNX Common Stock in the proposed transaction, the tax consequences of the proposed transaction, the allocation of resources toward effecting a transaction and other considerations. Management also discussed with the CNX

Board, among other things, recent midstream simplification transactions, the implications of the COVID-19 pandemic and other recent macroeconomic events on the single sponsor MLP model, potential structures for, and the types of consideration that may be provided as part of, the potential transaction, potential approvals, including by CNXM Unitholders, that may be required to consummate such transaction and potential market reactions to a combination transaction. The CNX Board recommended that management continue to evaluate a potential transaction with the assistance of CNX’s outside advisors, including further evaluating the rationale for, and preliminary terms of, a potential transaction with CNXM.

That same day, at a special meeting of the GP Board, management provided the GP Board with a summary of the state of the midstream energy markets. Among other things, management reviewed the evolution of the broader MLP market, including the overall contraction and concentration of the MLP market in favor of larger, more diversified midstream companies with diversified assets and commercial arrangements less dependent on a single sponsor. Management reviewed the potential benefits to CNXM of a combination transaction, including the improved cost of capital, trading liquidity and market capitalization of the combined company, and the ability for CNXM Unitholders to participate in the upside of the combined company through an all-equity transaction, as well as the potential risks to CNXM of a combination transaction. Management also reviewed with the GP Board the relative values of CNX and CNXM, as well as precedent roll-up transactions and the associated premiums paid in such transactions. The GP Board noted that if a transaction were to be considered, it would be advisable for the GP Board to defer further evaluation of a potential transaction to a conflicts committee of the GP Board consisting solely of independent directors, comprising Raymond T. Betler, John E. Jackson and John A. Maher, in the event CNX made a proposal to CNXM and to permit the CNXM Conflicts Committee to engage independent legal and financial advisors.

On May 27, 2020, Mr. Jackson held a teleconference with management to discuss the process for formally engaging the CNXM Conflicts Committee and the process for the CNXM Conflicts Committee to engage outside advisors on its behalf in the event a transaction involving a potential conflict of interest arose. Following the discussion, Mr. Jackson, on behalf of the CNXM Conflicts Committee, contacted representatives of Baker Botts L.L.P. (“Baker Botts”) to discuss engaging Baker Botts as legal counsel to represent the CNXM Conflicts Committee in connection with considering various alternatives, including a potential transaction involving the acquisition by CNX of the CNXM Public Common Units. The CNXM Conflicts Committee engaged Baker Botts because of Baker Botts’ knowledge, expertise and experience with respect to public merger and acquisition transactions and conflicts committee engagements and because of Baker Botts’ performance during prior representations of the CNXM Conflicts Committee, including with respect to prior drop-down transactions and the IDR Transaction.

Throughout late May and early June 2020, CNX continued to evaluate a potential combination involving CNX and CNXM with the assistance of CNX’s legal and financial advisors, including further evaluation of the potential benefits, considerations and processes associated with such a transaction.

On June 1, 2020, the CNXM Conflicts Committee met with representatives of Baker Botts to discuss preliminary considerations with respect to a potential transaction (among various alternatives being considered), including the process for evaluating financial models from CNX management and for analyzing the expected tax impacts of the potential transaction on the CNXM Public Unitholders. Representatives of Baker Botts and the CNXM Conflicts Committee discussed the engagement of an independent financial advisor that would assist the CNXM Conflicts Committee in its evaluation of the potential transaction. The members of the CNXM Conflicts Committee determined to interview several potential financial advisors. During the meeting, representatives of Baker Botts delivered a presentation to the CNXM Conflicts Committee providing an overview of the process by which the GP Board would authorize the CNXM Conflicts Committee to evaluate a potential transaction. Representatives of Baker Botts also reviewed with the CNXM Conflicts Committee its duties under the CNXM Partnership Agreement and applicable law with respect to the potential transaction and engaged in a discussion of such duties with the directors.

Between June 10, 2020 and June 12, 2020, the CNXM Conflicts Committee and representatives from Baker Botts interviewed representatives from Intrepid Partners, LLC (“Intrepid”) and other leading investment banks, each with significant experience advising midstream MLPs in similar transactions, as well as deep technical capabilities for evaluating upstream oil and gas assets like those of CNX. After deliberation, the CNXM Conflicts Committee determined to engage Intrepid, subject to the successful negotiation of the terms of that engagement. The CNXM Conflicts Committee selected Intrepid to act as its financial advisor on the basis of Intrepid’s qualifications and expertise, knowledge of the oil and gas industry, reputation in the investment community, independence, and experience in transactions similar to the transactions described in the Merger Agreement, as well as familiarity with CNXM and its business. An engagement letter detailing the terms of Intrepid’s engagement was executed on July 11, 2020, after the CNXM Conflicts Committee, with Baker Botts’ assistance, had reviewed and negotiated acceptable terms thereof.

On June 15, 2020, management of CNX and the General Partner, consistent with the directives of the CNX Board and in order to provide adequate time for the CNXM Conflicts Committee to engage advisors, informed the GP Board that CNX was considering proposing that CNX, or a wholly owned subsidiary of CNX, acquire all of the outstanding publicly-held CNXM Common Units through a merger of CNXM with a wholly owned subsidiary of CNX (the “Proposed Transaction”), and the delivery of such a proposal to the CNXM Conflicts Committee in respect of the Proposed Transaction could be forthcoming.

Later on June 15, 2020, at a special meeting of the GP Board, the members of the GP Board adopted resolutions confirming Messrs. Betler, Jackson and Maher as members of the CNXM Conflicts Committee in accordance with the Partnership Agreement and authorizing the CNXM Conflicts Committee to: (i) consider, review, evaluate and analyze any potential conflicts of interest arising in connection with the Proposed Transaction and related arrangements; (ii) consider, review, evaluate and analyze the terms and conditions of the Proposed Transaction and related arrangements on behalf of CNXM and the CNXM Public Unitholders; (iii) negotiate the terms and conditions of the Proposed Transaction and related arrangements; (iv) determine whether the Proposed Transaction and related arrangements are advisable and in the best interests of CNXM and the CNXM Public Unitholders; and (v) determine whether to approve, and to recommend that the GP Board approve, the Proposed Transaction and related arrangements, with any such approvals constituting “Special Approval” for all purposes under the Partnership Agreement. Such authorization also ratified any actions previously taken by the CNXM Conflicts Committee in connection with the process.

In addition, on June 15, 2020, management provided to the CNX Board an initial proposal (the “Initial Proposal”) to be sent to the CNXM Conflicts Committee setting forth the terms of the Proposed Transaction between CNXM and a wholly owned subsidiary of CNX pursuant to which CNXM would become a wholly owned subsidiary of CNX in an all-equity, share-for-unit exchange at an exchange ratio of 0.800 of a share of CNX Common Stock for each outstanding publicly held CNXM Common Unit, which represented an approximate 4.5% premium based on closing prices on June 12, 2020, an approximate 14.9% premium based on the 30-day trailing volume-weighted average market prices, and an approximate 6.8% discount based on the 60-day trailing volume-weighted average market prices. The CNX Board unanimously authorized management to submit a non-binding letter to the CNXM Conflicts Committee setting forth the Initial Proposal and to work with CNX’s outside advisors to further review and prepare documentation in respect of the Proposed Transaction.

On June 16, 2020, Donald W. Rush, the Chief Financial Officer of CNX, on behalf of the CNX Board, submitted the Initial Proposal in writing to the CNXM Conflicts Committee. Later that day, in accordance with the directives of CNX, representatives of Citi contacted representatives of Intrepid to discuss the Initial Proposal.

On June 18, 2020, a special meeting of the CNXM Conflicts Committee was held, attended by management, the CNXM Conflicts Committee’s legal and financial advisors and CNX’s legal and financial advisors, at which management discussed with the CNXM Conflicts Committee the Proposed Transaction. Among other things, management reviewed a summary of the Initial Proposal with the GP Board and its outside advisors, as well as the CNXM Conflicts Committee and its outside advisors, and explained the strategic rationale for the Proposed Transaction, including increased combined cash flows, a lower combined cost of capital, credit accretion, a reduction in production costs, a simplified organizational structure and corporate governance for CNXM Unitholders and other strategic considerations. During the discussion, management also reviewed CNXM’s financial performance and unit price and the challenges facing the MLP model and midstream sector, which had been exacerbated as a result of the COVID-19 pandemic. In addition, management reviewed with the GP Board standalone financial forecasts for each of CNX and CNXM through 2026 and the expected benefits of the Proposed Transaction to the combined company as well as the potential risks of the Proposed Transaction to the combined company. During the meeting, representatives of CNX management noted that CNX did not anticipate future drop downs or other acquisition opportunities involving CNXM, among other reasons, because of CNXM’s inability to access the equity capital markets, the yield on CNXM senior notes and the disadvantages associated with CNXM’s cost of capital relative to CNX’s cost of capital to fund continued development of midstream assets. During the course of the meeting, members of the CNXM Conflicts Committee and representatives of Intrepid asked questions regarding the Proposed Transaction and the Initial Proposal.

On June 19, 2020, the CNXM Conflicts Committee met with representatives of Baker Botts and Intrepid to discuss (i) the Initial Proposal, (ii) the presentation that the CNXM Conflicts Committee had received from CNX management on June 18, 2020 and (iii) anticipated information to be provided by CNX management for the CNXM Conflicts Committee’s review and evaluation of the Proposed Transaction. Later that day, at the request of the CNXM Conflicts Committee, Intrepid provided an initial information request to CNX management.

In addition, on June 19, 2020, at CNX’s direction, representatives of Citi delivered to representatives of Intrepid CNX’s financial projections for each of CNX and CNXM as of that date.

On June 22, 2020, at a special meeting of the CNX Board, management provided an update to the CNX Board with respect to the delivery of the Initial Proposal and the session held with the CNXM Conflicts Committee on June 18, 2020. At the direction of the CNX Board, throughout late June and July 2020, management continued to evaluate the Proposed Transaction with the assistance of CNX’s legal and financial advisors, including preparing draft documentation with respect to the Proposed Transaction.

Throughout this period, management, together with CNX’s legal and financial advisors, held various discussions with the CNXM Conflicts Committee and its legal and financial advisors. As part of these discussions, on June 24, 2020, the CNXM Conflicts Committee, together with its legal and financial advisors, held a due diligence call with management, which also was attended by CNX’s outside advisors, regarding financial, operational, legal and other matters involving CNX and CNXM. Also on June 24, 2020, CNX opened a virtual data room and granted access to the CNXM Conflicts Committee and its advisors.

On June 29, 2020, the CNXM Conflicts Committee met with representatives of Baker Botts and Intrepid regarding Intrepid’s due diligence efforts to date and various valuation considerations in connection with the Initial Proposal. In addition, at the CNXM Conflicts Committee’s direction, Intrepid relayed to Citi the CNXM Conflicts Committee’s request that CNX management prepare projections reflecting different commodity price levels and drilling scenarios (the “sensitivity cases”) to assist the CNXM Conflicts Committee in fully understanding the operational and financial implications to CNX and CNXM if both companies remained stand-alone entities. Please read “The Merger—Unaudited Financial Projections of CNX and CNXM” beginning on page 47 for a discussion of the sensitivity cases.

Later that day, representatives of Baker Botts sent a due diligence request to CNX enumerating the various materials requested in connection with its review and evaluation of the Proposed Transaction. Intrepid and Baker Botts continued their ongoing financial and legal analyses, respectively, and due diligence review of the Proposed Transaction.

On July 6, 2020, in accordance with the directives of CNX, Citi sent to Intrepid the financial projections prepared by CNX’s and the General Partner’s management reflecting the sensitivity cases (consisting of two upside cases and one downside case) that had been requested by the CNXM Conflicts Committee. See “The Merger—Unaudited Financial Projections of CNX and CNXM.”

On July 7, 2020 and again on July 13, 2020, Baker Botts conducted a legal due diligence call with management and Latham regarding pending litigation matters and the potential exposure to CNX and CNXM. In addition, on July 9, 2020, the CNXM Conflicts Committee and Intrepid conducted a financial due diligence update call with CNX, which call also was attended by CNX’s financial advisor.

On July 10, 2020, the CNXM Conflicts Committee met with representatives of Baker Botts and Intrepid during which Intrepid presented materials regarding its preliminary financial analysis of the Initial Proposal. During the presentation, Intrepid provided, among other things, (i) a summary of the terms of the Proposed Transaction, (ii) a situational analysis for each of CNX and CNXM, (iii) a summary of both the CNX and CNXM projections, including the underlying assumptions, and (iv) detailed financial analyses of CNX and CNXM, including a review of comparable public transactions, discounted cash flow analysis, public trading comparables analysis, premiums paid analysis and illustrative contribution analysis. Representatives of Intrepid then described, for the benefit of the CNXM Conflicts Committee, the significance of each valuation analysis method. Intrepid also presented preliminary analyses relating to the sensitivity cases, but noted that its analyses were incomplete due to outstanding information requests. During the presentation, the CNXM Conflicts Committee asked, and representatives of Intrepid answered, questions with respect to Intrepid’s financial analyses. Following additional discussion, the CNXM Conflicts Committee agreed that it would wait to finalize a response to the Initial Proposal until (i) Intrepid had received responses to its outstanding information requests and updated the CNXM Conflicts Committee on the sensitivity cases and (ii) Baker Botts had presented to the CNXM Conflicts Committee on the tax consequences of the Proposed Transaction and the results of its legal due diligence review.

On July 14, 2020, the CNXM Conflicts Committee met with representatives of Intrepid and Baker Botts so that the CNXM Conflicts Committee could receive Intrepid’s updated financial analyses and an update on Baker Botts’ due diligence progress. Intrepid discussed its updated financial analyses, including (i) an overview of CNX’s development locations in the various sensitivity cases that Intrepid had requested from CNX and (ii) illustrative contribution analyses for the various sensitivity cases. Baker Botts then discussed with the CNXM Conflicts Committee its review of legal matters. The CNXM Conflicts Committee discussed potential next steps, including delivering a response to CNX’s Initial Proposal.

On July 15, 2020, the CNXM Conflicts Committee met with representatives of Baker Botts and Intrepid during which Baker Botts presented materials regarding the anticipated tax consequences of the Proposed Transaction and the CNXM Conflicts Committee gave further consideration to CNX’s Initial Proposal. Following additional discussion with Baker Botts and Intrepid, the CNXM Conflicts Committee agreed that it would deliver a counterproposal to CNX’s Initial Proposal that reflected an exchange ratio of 1.000x.

Later that day, representatives of Baker Botts provided a supplemental legal due diligence request list to CNX requesting additional materials in connection with its review and evaluation of the Proposed Transaction. Intrepid and Baker Botts continued their ongoing financial and legal analyses, respectively.

On July 16, 2020, Mr. Jackson, on behalf of the CNXM Conflicts Committee, sent a letter to Mr. Rush at CNX setting forth the terms of the CNXM Conflicts Committee’s counterproposal to the Initial Proposal (the “Initial Response”). The Initial Response provided for a revised exchange ratio with respect to the Proposed Transaction of 1.000 share of CNX Common Stock for each publicly held CNXM Common Unit. Shortly thereafter, Mr. Rush called Mr. Jackson to discuss the Initial Response, and, at the request of the CNXM Conflicts Committee and CNX, representatives of Intrepid and Citi separately discussed the Initial Response and CNX management’s initial reactions thereto.

In addition, later on July 16, 2020, Latham, on behalf of CNX, distributed a draft of the Merger Agreement to Baker Botts. The draft Merger Agreement, among other things: (i) provided that the obligations of CNX and CNXM to consummate the Merger would be conditioned on, among other things, obtaining the approval of the holders of a majority of the outstanding CNXM Common Units (including CNXM Common Units owned by the General Partner and its affiliates) and Class B units, voting as a single class, but did not provide for a separate “majority of the minority” vote by the CNXM Public Unitholders; (ii) included substantially reciprocal representations and warranties; (iii) included substantially reciprocal restrictions on each party’s business during the period between execution of the Merger Agreement and Closing; (iv) included a “fiduciary out” provision, applicable if CNX was required to obtain the support of CNX stockholders, that would permit the CNX Board to change its recommendation to approve the Merger and the Merger Agreement if the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to CNX stockholders under applicable law; (v) provided for expense reimbursement and a termination fee under specified circumstances; and (vi) specified that CNXM’s quarterly distribution with respect to any quarter concluded prior to Closing would be subject to a cap in an amount to be determined.

On July 20, 2020, at a special meeting of the CNX Board, management provided an update to the CNX Board regarding the Proposed Transaction, including the status of ongoing discussions with the CNXM Conflicts Committee and its advisors, a summary of the Initial Response, an overview of the relative price performance of CNX Common Stock and CNXM Common Units and a potential response to the CNXM Conflicts Committee. Citi discussed with the CNX Board financial matters relating to the Proposed Transaction. After discussion, the CNX Board authorized management to propose a revised exchange ratio with respect to the Proposed Transaction of 0.85 of a share of CNX Common Stock for each publicly held CNXM Common Unit (the “July 20 Proposal”). Later that day, Mr. Rush, at the request of the CNX Board, submitted the July 20 Proposal to Mr. Jackson.

Also on July 20, 2020, the CNXM Conflicts Committee met with representatives of Baker Botts to discuss the proposed Merger Agreement and to develop an issues list regarding the Merger Agreement that would be communicated to CNX and Latham. Baker Botts and the CNXM Conflicts Committee discussed the value of including a majority of the minority voting requirement in the draft Merger Agreement, which would require separate approval of the Proposed Transaction by the affirmative vote of a majority of the CNXM Common Units held by CNXM Public Unitholders. Baker Botts and the CNXM Conflicts Committee agreed that, unless CNX was willing to increase the exchange ratio proposed in the Initial Proposal, a majority of the minority voting requirement was important to the CNXM Conflicts Committee. Following further discussion, the CNXM Conflicts Committee authorized Baker Botts to communicate to CNX its desire that the Merger Agreement: (i) contain a majority of the minority voting requirement, (ii) include a “fiduciary out” provision in connection with the GP Board’s recommendation that CNXM unitholders vote in favor of the Proposed Transaction (in connection with the majority of the minority voting requirement), (iii) provide sufficient flexibility for CNXM to make certain capital expenditures or make loans or incur or refinance debt prior to Closing and (iv) provide for additional representations by CNX regarding its business and operations.

Later on July 20, 2020, Baker Botts, Latham and representatives of CNX discussed the issues presented by the CNXM Conflicts Committee with regard to the proposed Merger Agreement. Later that evening, Latham sent an initial draft of the Support Agreement contemplated by the Merger Agreement to Baker Botts, pursuant to which CNX would commit to vote its CNXM Common Units in favor of the Merger Agreement and the Merger, and CNX, Latham and Baker Botts continued to negotiate the issues with respect to the Merger Agreement that Baker Botts revised on behalf of the CNXM Conflicts Committee.

On the morning of July 21, 2020, at the request of the CNXM Conflicts Committee and CNX, representatives of Intrepid and Citi participated in a teleconference to further discuss the July 20 Proposal.

Also on July 21, 2020, at a regularly scheduled meeting of the GP Board, management provided an update to the GP Board regarding CNXM’s operational and business performance during the second quarter of 2020, as well as the performance of CNXM’s debt and equity securities. Among other things, management noted that CNXM’s net income, adjusted EBITDA and distributable cash flow had declined approximately 28%, 18% and 21%, respectively, compared to the first quarter of 2020, and approximately 30%, 16% and 21%, respectively, compared to the second quarter of 2019. The GP Board also reviewed the impacts of the COVID-19 pandemic and shut-ins commencing in March 2020 involving CNX and one of CNXM’s largest customers on CNXM’s business. In light of the continuing uncertainty in the global macroeconomic environment, oil and gas markets, debt and equity capital markets and the continuing adverse effects of the COVID-19 pandemic, the GP Board discussed maintaining the distribution with respect to the second quarter of 2020 consistent with the previous quarter. After discussion, the GP Board proposed reconvening prior to the anticipated distribution declaration date to determine the appropriate distribution for the second quarter of 2020.

Later that afternoon, the CNXM Conflicts Committee met with representatives of Baker Botts and Intrepid to discuss the July 20 Proposal and receive updates from both advisors. Baker Botts discussed with the CNXM Conflicts Committee its discussions with Latham and representatives of CNX regarding the Merger Agreement issues. Baker Botts informed the CNXM Conflicts Committee of CNX’s strong opposition to a majority of the minority voting provision, noting that such provisions were uncommon in MLP buy-ins by corporate sponsors where a conflicts committee consisting of independent directors provided “Special Approval” under the MLP’s partnership agreement. The CNXM Conflicts Committee decided that, nonetheless, it would continue to seek such provisions unless CNX further improved the economics of its proposal for the benefit of the CNXM Public Unitholders. Representatives of Intrepid summarized for the CNXM Conflicts Committee the updated financial analyses that Intrepid had completed in connection with the July 20 Proposal. Following additional discussion, the CNXM Conflicts Committee agreed that it would deliver a counterproposal to CNX that reflected an exchange ratio of 0.950x (the “July 21 Response”). Shortly thereafter, Mr. Jackson, on behalf of the CNXM Conflicts Committee, sent Mr. Rush the July 21 Response providing for an exchange ratio of 0.950 of a share of CNX Common Stock for each publicly held CNXM Common Unit. That evening, at the request of the CNXM Conflicts Committee and CNX, representatives of Intrepid and Citi discussed the July 21 Response and CNX management’s initial reactions thereto.

That evening, Baker Botts, on behalf of the CNXM Conflicts Committee, sent revised drafts of the Merger Agreement and Support Agreement to Latham. Among other things, the revised draft of the Merger Agreement reflected: (i) the removal of certain representations and warranties applicable to CNXM and its subsidiaries; (ii) the addition of several representations and warranties relating to CNX’s business and operations; (iii) the removal of certain restrictions on the conduct of CNXM’s business prior to Closing, including restrictions on CNXM’s ability to make capital expenditures and to make loans or incur or refinance debt; (iv) the addition of certain restrictions on the conduct of CNX’s business prior to Closing, including restrictions on CNX’s ability to undertake certain strategic transactions prior to Closing; (v) the addition of a minimum cash distribution in an amount to be determined for CNXM for all quarters prior to Closing (including requiring the General Partner to designate the record date for the quarterly cash distribution related to the quarter immediately prior to the quarter in which the Closing occurs so that such record date precedes the Effective Time); (vi) the addition of a unilateral right for the CNXM Conflicts Committee to enforce CNXM’s termination right without the consent of the GP Board; and (vii) the addition of a termination fee in an amount equal to the greater of 4.0% of the transaction value and the maximum amount that could be paid without causing CNXM to fail the qualifying income test, which would be payable in the event of a change in recommendation by CNX or the failure to obtain approval from the holders of CNX Common Stock, if required, by the outside date. In addition, the draft Merger Agreement provided by Baker Botts noted that the CNXM Conflicts Committee required that (i) the Proposed Transaction be subject to a separate approval by the CNXM Public Unitholders and (ii) the CNXM Conflicts Committee have the ability to change its recommendation in the event the Proposed Transaction was submitted to a vote of CNXM Public Unitholders. Latham delivered to Baker Botts an initial draft of the disclosure schedules relating to the Merger Agreement that evening.

Later on July 21, 2020, Mr. Rush, at the request of the CNX Board, sent Mr. Jackson a letter with CNX’s revised proposal (the “July 21 Proposal”) providing for a revised exchange ratio of 0.880 shares of CNX

Common Stock for each publicly held CNXM Common Unit. In the teleconference, Mr. Rush noted that CNX had significantly improved upon the Initial Proposal and was unwilling to approve an exchange ratio higher than the proposed exchange ratio of 0.880x.

On July 22, 2020, the CNXM Conflicts Committee met with representatives of Baker Botts and Intrepid to discuss the July 21 Proposal. Intrepid updated the CNXM Conflicts Committee on its discussions with Citi. Representatives of Intrepid summarized for the CNXM Conflicts Committee the updated financial analyses that Intrepid had completed in connection with the July 21 Proposal. Following a discussion among the CNXM Conflicts Committee, Baker Botts and Intrepid, the CNXM Conflicts Committee authorized Intrepid to communicate to Citi a counterproposal that reflected an exchange ratio of 0.880x and requiring that CNX direct its designees to the GP Board to support, subject to the terms of the Partnership Agreement and applicable law, increasing the distribution for the quarter ended June 30, 2020 (the “Second Quarter Distribution”) by approximately $0.92 per CNXM Common Unit (for a total second quarter distribution of $1.00 per CNXM Common Unit) (the “July 22 Response”). After Intrepid delivered the July 22 Response, at the request of the CNXM Conflicts Committee and CNX, representatives of Intrepid and Citi participated in a teleconference to further discuss the July 22 Response.

In addition, on July 22, 2020 and July 23, 2020, CNX, Latham and Baker Botts continued to negotiate the Merger Agreement.

On July 23, 2020, in accordance with the CNX Board’s directives, representatives of Citi, on behalf of CNX, relayed to representatives of Intrepid CNX’s further revised proposal (the “July 23 Proposal”) reflecting the same exchange ratio set forth in the July 21 Proposal and noting that the CNX designees to the GP Board would support a Second Quarter Distribution of $0.30 per CNXM Common Unit if the GP Board determined that such distribution was in the best interests of CNXM Unitholders.

Later on July 23, 2020, the CNXM Conflicts Committee met with representatives of Baker Botts and Intrepid regarding Intrepid’s discussions with Citi. Intrepid informed the CNXM Conflicts Committee of the July 23 Proposal. Representatives of Intrepid summarized for the CNXM Conflicts Committee the updated financial analyses that Intrepid had completed in connection with the July 23 Proposal. Following additional discussion, the CNXM Conflicts Committee agreed that Mr. Jackson should contact Mr. Rush, on behalf of the CNXM Conflicts Committee, to discuss the CNXM Conflicts Committee’s reactions to the July 23 Proposal and further negotiate an increase in the Second Quarter Distribution. Shortly thereafter, Mr. Jackson met with Mr. Rush to discuss an increase in the Second Quarter Distribution.

On the evening of July 23, 2020, Mr. Jackson provided an update to the CNXM Conflicts Committee and representatives of Baker Botts and Intrepid regarding his discussions with CNX. Mr. Jackson noted that after his discussions with Mr. Rush earlier in the day, Mr. Rush, on behalf of CNX, communicated a revised offer for the Proposed Transaction that reflected an exchange ratio of 0.880x shares of CNX Common Stock per CNXM Common Unit and an increase in the distribution for the quarter ended June 30, 2020 of approximately $0.42 per CNXM Common Unit (for a total distribution amount of $0.50 per CNXM Common Unit) (the “Revised July 23 Proposal”). Mr. Jackson noted that Mr. Rush had informed him that CNX was not prepared to support any distribution greater than $0.50 per CNXM Common Unit. Representatives of Intrepid then summarized for the CNXM Conflicts Committee the updated financial analyses that Intrepid had completed in connection with the Revised July 23 Proposal. Baker Botts outlined the tax consequences to CNXM Public Unitholders of the Revised July 23 Proposal. Following additional discussion, the CNXM Conflicts Committee agreed that Mr. Jackson should communicate to Mr. Rush, at the request of the CNXM Conflicts Committee, that the CNXM Conflicts Committee was prepared to proceed on the terms of the Revised July 23 Proposal, subject to finalization of the definitive agreements.

On July 24, 2020, Latham, on behalf of CNX, sent a revised draft of the Merger Agreement to Baker Botts. Among other things, the revised draft of the Merger Agreement reflected: (i) the removal of the requirement that the Merger be subject to a separate approval by the CNXM Public Unitholders; (ii) the removal of the CNXM Conflicts Committee’s ability to change its recommendation in the event the Proposed Transaction was submitted to a vote of CNXM Public Unitholders; (iii) the addition of the condition that Closing would not occur prior to the record date for the regular quarterly cash distribution for the third quarter of 2020, the amount of which was not specified; (iv) the acceptance of certain representations and warranties requested by the CNXM Conflicts Committee; (v) the acceptance of restrictions on CNX’s ability to pursue certain strategic transactions prior to Closing; (vi) the removal of a minimum regularly quarterly cash distribution to CNXM Unitholders for any quarter prior to Closing; (vii) the addition of a $200.0 million basket to provide CNXM with the flexibility to pursue acquisitions or dispositions outside the ordinary course of business prior to Closing; and (viii) the removal of a termination fee.

Also on July 24, 2020, representatives of Baker Botts, Latham and CNX discussed the specifics of the Revised July 23 Proposal and the draft Merger Agreement. During the discussion, CNX and Latham informed Baker Botts that CNX had modified the Revised July 23 Proposal such that (i) CNX would declare and announce a distribution for the quarter ended June 30, 2020 of $0.25 per CNXM Common Unit concurrently with the announcement of the Proposed Transaction and (ii) CNX would covenant in the Merger Agreement that (A) the General Partner would declare a distribution for the quarter ending September 30, 2020, which would not be less than $0.25 per CNXM Common Unit (unless a lesser amount were approved by the CNXM Conflicts Committee), and (B) the Merger would not close until after the record date of such third quarter distribution (the “July 24 Proposal”).

Following that discussion, Baker Botts communicated to the CNXM Conflicts Committee and representatives of Intrepid the July 24 Proposal. Baker Botts also discussed the progress that had been made on the Merger Agreement since the prior meeting of the CNXM Conflicts Committee, noting that CNX had accepted the majority of the changes proposed by the CNXM Conflicts Committee. Intrepid summarized for the CNXM Conflicts Committee the potential market impact of bifurcating the distribution amounts between two quarters. Following the discussion, the CNXM Conflicts Committee authorized Baker Botts to communicate to Latham, on behalf of the CNXM Conflicts Committee, that the CNXM Conflicts Committee insisted that the transaction proceed on the basis of the Revised July 23 Proposal, whereby approximately $0.42 per CNXM Common Unit would be added to the regular distribution for the quarter ended June 30, 2020 (for a total distribution amount of $0.50 per CNXM Common Unit) rather than the July 24 Proposal. Representatives of Intrepid similarly expressed the CNXM Conflicts Committee’s views to Citi regarding the July 24 Proposal.

After such discussions, in accordance with the directives of CNX, Citi communicated to Intrepid CNX’s best and final proposals with respect to quarterly distributions—a choice of a Second Quarter Distribution of $0.50 per CNXM Common Unit (representing an increase of approximately $0.42 per CNXM Common Unit, which was the basis of the Revised July 23 Proposal) with no specification of a minimum distribution for the quarter ending September 30, 2020 or a distribution of $0.27 per CNXM Common Unit for each of the quarter ended June 30, 2020 and the quarter ending September 30, 2020 (representing an increase of approximately $0.19 per CNXM Common Unit for each quarter).

Also on July 24, 2020, at a special meeting of the CNX Board attended by management and representatives of CNX’s legal and financial advisors, management provided an update to the CNX Board regarding the Proposed Transaction, the recent performance of CNX Common Stock and CNXM Common Units and the proposed communications strategy with respect to the Proposed Transaction. Citi updated the CNX Board regarding certain financial matters relating to the Proposed Transaction, including the premiums implied by CNX’s July 23 Proposal and July 24 Proposal. Management then discussed the potential tax impact of the Proposed Transaction. Latham reviewed the directors’ duties in considering the Proposed Transaction, and management reviewed the principal legal terms of the Merger Agreement. After discussion, the CNX Board decided to reconvene once the terms of the Merger Agreement were substantially final to determine whether to approve the Proposed Transaction on the terms set forth therein.

On the evening of July 24, 2020, the CNXM Conflicts Committee again met with representatives of Intrepid and Baker Botts. Intrepid informed the CNXM Conflicts Committee of the two options that CNX presented as its best and final offer. The CNXM Conflicts Committee discussed each option with its advisors, weighing the protection associated with the certainty and timing of receiving a Second Quarter Distribution of $0.50 per CNXM Common Unit irrespective of the closing of the Merger against the potential to receive an additional $0.04 per CNXM Common Unit at a later date and subject to potential risk that the Merger Agreement could be terminated prior to the payment of a third quarter distribution or that intervening factors could occur that would preclude the GP Board from declaring such a distribution. After deliberation, the CNXM Conflicts Committee instructed Intrepid to communicate to Citi, on behalf of the CNXM Conflicts Committee, that the CNXM Conflicts Committee would proceed with a Second Quarter Distribution of $0.50 per CNXM Common Unit.

Later in the evening, Baker Botts sent a revised draft of the Merger Agreement to Latham. Among other things, the revised draft of the Merger Agreement contemplated that CNXM would declare a Second Quarter Distribution of $0.50 per CNXM Common Unit.

Over the course of July 25, 2020 and July 26, 2020, representatives of Latham, in consultation with CNX, and representatives of Baker Botts, in consultation with the CNXM Conflicts Committee, participated in multiple conference calls and negotiated and finalized the terms of the proposed Merger Agreement and Support Agreement.

On July 26, 2020, the CNXM Conflicts Committee met with representatives of Baker Botts and Intrepid. Prior to the meeting, copies of the Merger Agreement and the Support Agreement, Baker Botts’ legal presentation, proposed approval resolutions and Intrepid’s fairness presentation were delivered to the CNXM Conflicts Committee. During the meeting, Baker Botts reviewed with the CNXM Conflicts Committee the final terms of the Proposed Transaction that had been negotiated with CNX. Baker Botts reviewed the process undertaken by the CNXM Conflicts Committee and its advisors, noting that the CNXM Conflicts Committee had met frequently to review and evaluate the Proposed Transaction. Baker Botts also summarized its legal due diligence review in connection with the Proposed Transaction. Finally, Baker Botts reviewed with the CNXM Conflicts Committee its duties with respect to the Proposed Transaction and discussed the “Special Approval” standard under the Partnership Agreement. Following the presentation by Baker Botts, Intrepid reviewed the financial aspects of the Proposed Transaction and provided the CNXM Conflicts Committee with its final valuation analysis with respect to the Proposed Transaction, noting that the final terms represented an approximate 36.8% premium based on current market prices, an approximate 17.3% premium based on the 30-day trailing volume-weighted average market prices and an approximate 26.9% premium based on the 60-day trailing volume-weighted average market prices, in each case taken together with the incremental $0.4171 declared by the General Partner in connection with the Merger Agreement. Upon the request of the CNXM Conflicts Committee, Intrepid then rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, that, as of July 26, 2020 and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s opinion, as of the date thereof, the exchange ratio in the Proposed Transaction was fair, from a financial point of view, to the CNXM Public Unitholders.

Following receipt of Intrepid’s fairness opinion and further discussion with Intrepid and Baker Botts, the CNXM Conflicts Committee unanimously adopted resolutions that (i) determined that the Proposed Transaction was advisable and in the best interests of CNXM and the CNXM Public Unitholders, (ii) approved the Proposed Transaction and the transaction documents, (iii) recommended to the GP Board the approval of the Proposed Transaction and the transaction documents and (iv) recommended that the GP Board direct that the Merger Agreement be submitted to a vote of the Limited Partners (as defined in the Partnership Agreement) and authorize the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement. Following the meeting, the parties worked to finalize the Merger Agreement and other related documents. The Merger Agreement and the Support Agreement were executed on the afternoon of July 26, 2020. See “—Approval of the CNXM Conflicts Committee and the GP Board” and “—Reasons for the CNXM Conflicts Committee’s Approval.”

Later on July 26, 2020, at a special meeting of the GP Board, the CNXM Conflicts Committee provided a report to the full GP Board as to its determinations in respect of the Proposed Transaction and as to its receipt of the oral opinion of Intrepid described above. The full GP Board discussed the report and the Proposed Transaction with the CNXM Conflicts Committee. At this meeting, the GP Board unanimously (i) determined that the consummation of the Merger and the related arrangements contemplated by the Merger Agreement are in the best interests of CNXM, including the CNXM Public Unitholders, (ii) approved the Merger and the related arrangements, including the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, and (iii) determined to submit the Merger Agreement to a vote of the CNXM Unitholders for approval and authorized the CNXM Unitholders to act by written consent pursuant to the Partnership Agreement. The GP Board also reviewed an overview prepared by management with respect to the proposed distribution payment for the second quarter of 2020. Among other things, the GP Board reviewed CNXM’s financing needs following the completion of the Proposed Transaction. After discussion, the GP Board approved a Second Quarter Distribution of $0.50 per CNXM Common Unit, payable on August 14, 2020 to holders of record as of August 7, 2020.

Also on July 26, 2020, at a special meeting of the CNX Board attended by management and CNX’s legal and financial advisors, the CNX Board reviewed the final terms of the Merger. At this meeting, management and Latham reviewed the principal legal terms of the Merger Agreement, focusing primarily on the updates from the draft reviewed with the CNX Board on July 24, 2020, and reviewed the directors’ duties in considering the Proposed Transaction. Citi discussed with the CNX Board financial matters relating to the Proposed Transaction. The CNX Board also discussed the potential market reaction to the transaction, as well as the perceived benefits of, and other considerations relating to, the Merger. After discussion, the CNX Board unanimously (i) determined that the transactions contemplated by the Merger Agreement were advisable, fair and reasonable to and in the best interests of CNX and its stockholders, (ii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and (iii) authorized the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger. See “—Approval by the CNX Board and Its Reasons for the Merger.”

Later on July 26, 2020, CNX and CNXM executed the Merger Agreement.

On July 27, 2020, CNX and CNXM issued a joint press release announcing the execution of the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The unanimous approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the members of the CNXM Conflicts Committee constitutes “Special Approval” under the Partnership Agreement. Under Section 7.09 of the Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its affiliates, on the one hand, and CNXM, any partner of CNXM or any person with an interest in partnership interests of CNXM, on the other hand, any resolution, course of action or transaction will be conclusively deemed approved by all of the partners of CNXM and any person with an interest in the limited partner interests of CNXM and will not constitute a breach of the Partnership Agreement or of any duty stated or implied by law or equity, if the resolution or course of action is approved by Special Approval, namely approval by a majority of the members of the CNXM Conflicts Committee.

Under Section 7.10(b) of the Partnership Agreement, any action taken or omitted to be taken by the General Partner in reliance upon the advice or opinion of an investment banker, among others, as to matters reasonably believed to be in such person’s professional or expert competence shall be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such opinion.

Approval of the CNXM Conflicts Committee and the GP Board

The CNXM Conflicts Committee consists of three independent directors of the GP Board: Raymond T. Betler, John E. Jackson and John A. Maher. The GP Board authorized the CNXM Conflicts Committee to (i) consider, review, evaluate and analyze the Merger and the Related Arrangements, including, without limitation, any potential conflicts arising in connection therewith, (ii) consider, review, evaluate and analyze the terms and conditions of the Merger and the Related Arrangements on behalf of CNXM and the CNXM Unaffiliated Unitholders, (iii) negotiate, or delegate to any person the authority to negotiate, any terms of the Merger and the Related Arrangements as it may deem necessary or appropriate, in its sole discretion, (iv) determine whether the Merger and Related Arrangements are in the best interests of CNXM and the CNXM Unaffiliated Unitholders and (v) determine whether to approve, and, if so approved, whether to recommend that the GP Board approve, the Merger and Related Arrangements, with such approval of the CNXM Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement.

The CNXM Conflicts Committee retained Baker Botts as its legal counsel and Intrepid as its independent financial advisor. The CNXM Conflicts Committee believed that Intrepid was independent based on the lack of material business relationships between Intrepid and CNX, CNXM or their affiliates. The CNXM Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of the potential transaction, including with respect to withholding Special Approval and maintaining the status quo, and conducted negotiations with CNX and its representatives with respect to the Merger Agreement and other Related Arrangements.

The CNXM Conflicts Committee, at a meeting held on July 26, 2020, by unanimous vote, (i) determined that the Merger Agreement and the Merger are in the best interests of CNXM and the CNXM Unaffiliated Unitholders, (ii) approved the Merger and the execution, delivery and performance by CNXM of the Merger Agreement (such approval constituting Special Approval as defined in the Partnership Agreement), (iii) recommended that the GP Board approve the Merger Agreement and the Merger and (iv) recommended that the GP Board direct that the Merger Agreement be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent to approve the Merger pursuant to the Partnership Agreement.

Upon receipt of such recommendation, the GP Board, by unanimous vote at a meeting held on July 26, 2020, determined (i) that the Merger and the Related Arrangements, including the Merger Agreement and the Support Agreement, are in the best interests of CNXM, including the CNXM Unitholders, (ii) to approve the Merger and the Related Arrangements, including the Merger Agreement and the Support Agreement and (iii) to submit the Merger Agreement to a vote of the Limited Partners and authorized the Limited Partners to act by written consent to approve the Merger pursuant to the Partnership Agreement.

Reasons for the CNXM Conflicts Committee’s Recommendation

The CNXM Conflicts Committee consulted with its financial and legal advisors and considered both positive and negative factors in making its determination and approvals, and the related recommendation to the GP Board.

The CNXM Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the GP Board:

•

The Exchange Ratio of 0.880 represents a premium to the CNXM Public Unitholders of 36.8% based on closing prices on July 24, 2020, the last trading day prior to the date on which the CNXM Conflicts Committee made its determination regarding the Merger Agreement, or a premium of 17.3% to the volume-weighted average market prices, in each case taken together with the incremental $0.4171 distribution per CNXM Common Unit declared by the General Partner in connection with the Merger Agreement, during the 30 trading days ended July 24, 2020.

•	The Exchange Ratio, with an implied value of $8.47 based on the closing price of CNX Common Stock on July 24, 2020 (the last trading day before the announcement of the Merger Agreement), plus the incremental $0.4171 distribution per CNXM Common Unit, represents a significant improvement over CNX’s Initial Proposal on June 16, 2020 of 0.800 shares of CNX Common Stock for each CNXM Public Common Unit.

•

The CNXM Conflicts Committee also believed that the Exchange Ratio of 0.880 shares of CNX Common Stock for each CNXM Public Common Unit was the highest exchange ratio that CNX would be willing to pay the CNXM Public Unitholders.

•

In connection with the Merger Agreement, the CNXM Conflicts Committee negotiated with CNX that its representatives on the GP Board would support, and the GP Board would declare, a Second Quarter Distribution on the CNXM Common Units of $0.50 per CNXM Common Unit (representing an increase of $0.4171 from CNXM’s distribution for the quarter ended March 31, 2020), which distribution is expected to be paid on August 14, 2020 to CNXM Unitholders of record as of the close of business on August 7, 2020 irrespective of whether the Merger is completed.

•

The CNXM Conflicts Committee also believed that the Second Quarter Distribution of $0.50 per CNXM Common Unit was the highest cash distribution for the second quarter of 2020 payable by CNXM that CNX would be willing to support.

•

The Exchange Ratio is fixed, and therefore the value of the consideration payable to CNXM Public Unitholders based on the ratio will increase in the event that the market price of CNX Common Stock increases relative to any change in the market price of CNXM Common Units prior to the closing of the Merger.

•

Absent a significant and sustained improvement in macroeconomic, industry and business conditions facing CNXM and its customers, the CNXM Conflicts Committee believed that it was unlikely for CNXM to return to distribution levels similar to those that CNXM paid prior to the distribution paid with respect to the quarter ended March 31, 2020, when the GP Board reduced the quarterly distribution by 80% as compared to the distribution for the preceding quarter.

•

CNX management had indicated that it did not anticipate future drop down transactions with CNXM, due to, among other reasons, CNXM’s inability to access the equity capital markets, the yield on CNXM senior notes and the disadvantages associated with CNXM’s cost of capital relative to CNX’s cost of capital and the cost of capital of its peers and its third-party partners to fund continued development of midstream assets, limiting growth opportunities for CNXM, and the CNXM Conflicts Committee believed that there would be limited prospects for growing CNXM’s business with third-party customers.

•

The CNXM Conflicts Committee believed that, after evaluating alternative transaction structures (including maintaining the status quo) between CNXM and CNX, none of the alternatives is more attractive than the Merger. Further, the CNXM Conflicts Committee also believed that there are no viable alternative transactions for the General Partner in lieu of a transaction with CNX, in light of the controlling position of CNX through CNX’s indirect ownership of the General Partner and 53.1% of the CNXM Common Units and CNX’s stated unwillingness to sell its ownership of the General Partner and its CNXM Common Units, among other reasons, because of CNX’s belief in the strategic advantages, capital efficiencies and cost savings associated with retaining its interest in the midstream business.

•	The CNXM Conflicts Committee’s beliefs and expectations that CNX’s status as a corporation and its size following the Merger provide a number of benefits relative to CNXM’s MLP structure, including:

•	market sentiment currently favors corporate structures over MLP structures;

•	corporations attract a broader set of investors as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations;

•	implications of the COVID-19 pandemic and other recent macroeconomic events on the single upstream sponsor MLP model;

•	implications of the oil price war among the OPEC+ and the future structure of Appalachian natural gas industry;

•	equity financing and access to debt markets have become more restrictive to MLPs, which could lead to the diminished ability to fund growth expenditures;

•

CNX Common Stock will provide greater trading liquidity than CNXM Common Units because of the larger average daily trading volume of CNX Common Stock as a result of the broader investor base and larger public float; and

•

CNXM Public Unitholders will receive equity ownership in a corporate entity with traditional fiduciary duties owed to stockholders (which are more robust than those under the Partnership Agreement), the ability to vote in the election of directors and a simplified capital structure relative to an MLP.

•

The public listing of CNX Common Stock will allow the CNXM Public Unitholders to make their own decision whether to sell the CNX Common Stock they receive in the Merger for cash or retain the CNX Common Stock they receive and participate in the equity value of CNX, including the potential future growth and synergies resulting from the Merger.

•

CNXM will benefit from the anticipated elimination of the $135.0 million deferred payments in connection with the IDR Transaction upon the completion of the Merger as a result of CNXM becoming a wholly-owned subsidiary of CNX. This is expected to mitigate CNXM’s risk of non-compliance with certain covenants in its credit facility.

•	The CNXM Conflicts Committee’s expectations that the Merger will increase financial flexibility, reduce cost of capital and optimize cash flows.

•

CNX’s and CNXM’s expectations that the Merger will create one of the lowest cost producers in the Appalachian Basin and will have a positive impact on the combined entity’s cash flows, cost of capital and credit metrics.

•

The projected tax benefits to CNX resulting from CNX’s ability to claim additional depreciation and amortization deductions on a stepped-up basis in the assets underlying the CNXM Common Units it acquires in the Merger will indirectly benefit the CNXM Public Unitholders following the consummation of the Merger.

•

The CNXM Public Unitholders’ aggregate tax obligations resulting from the Merger are expected to be mitigated to some extent because a large proportion of the unitholders have a relatively high adjusted tax basis in their CNXM Common Units and many of the unitholders have suspended passive losses available to offset a portion of the taxable gain, including ordinary income, that will be recognized in the Merger.

•

The financial presentation and opinion of Intrepid, dated July 26, 2020, to the CNXM Conflicts Committee that, as of that date and based upon and subject to the various assumptions, procedures, factors, qualifications, and limitations and other matters set forth in Intrepid’s opinion, the Exchange Ratio in the potential transaction was fair, from a financial point of view, to the CNXM Public Unitholders.

•	The terms of the Merger Agreement, principally:

•	each CNXM Public Unitholder will receive 0.880 shares of CNX Common Stock per outstanding CNXM Common Unit;

•	CNX’s obligation to reimburse certain CNXM expenses in connection with the termination of the Merger Agreement as a result of a material uncured breach by CNX under the Merger Agreement;

•

the operating covenants of CNX providing protection to the CNXM Public Unitholders prior to Closing by restricting CNX’s ability to take certain actions prior to the closing of the Merger that could reduce the value of the CNX Common Stock received by the CNXM Public Unitholders in the Merger;

•

under the terms of the Merger Agreement, prior to the Effective Time, CNX and the General Partner are prohibited from revoking or diminishing the authority of the CNXM Conflicts Committee or from removing any member of the CNXM Conflicts Committee without the consent of the CNXM Conflicts Committee prior to the closing of the Merger;

•

the Merger Agreement requires CNXM Conflicts Committee approval with respect to the mutual agreement by CNX and CNXM to terminate the Merger Agreement, and any amendment to, waiver of, or consent under the Merger Agreement by CNXM requires the CNXM Conflicts Committee’s approval in writing; and

•	the Merger Agreement contains only limited conditions and exceptions to the closing conditions.

•

The probability that CNX and CNXM will be able to consummate the Merger is significantly increased by the Support Agreement, requiring CNX and its subsidiaries to provide a written consent in favor of the Merger Agreement, which is the only CNXM Unitholder approval required to be obtained.

•	The probability that CNX and CNXM will be able to consummate the Merger is significantly increased by the fact that no CNX stockholder vote is required.

The CNXM Conflicts Committee considered the following factors to be generally negative or unfavorable in arriving at its determinations and approvals, and the related recommendation to the GP Board:

•

The Exchange Ratio is fixed, and therefore the value of the consideration payable to the CNXM Public Unitholders based on the ratio will decrease in the event that the market price of CNX Common Stock decreases relative to any change in the market price of CNXM Common Units prior to the closing of the Merger.

•

The CNXM Common Units have, in the past, traded at levels that exceed the amount implied by the exchange ratio as of July 24, 2020 of $8.47 per CNXM Common Unit. As of July 24, 2020, the 52-week high for the CNXM Common Units was $16.94 on January 17, 2020.

•	CNX suspended its quarterly dividend in March 2016 and does not currently pay quarterly dividends on its CNX Common Stock.

•

The Merger Agreement does not require CNXM to pay a cash distribution in respect of the third quarter of 2020 or any subsequent quarter and prohibits CNXM from paying any distributions on the CNXM Common Units without CNX’s consent.

•

The CNXM Conflicts Committee believed that because CNXM is a midstream company and CNX is an upstream company, CNXM Public Unitholders will have direct exposure to the risks of the upstream sector, such as greater exposure to commodity price volatility.

•

The Merger will be a taxable transaction to the CNXM Public Unitholders for U.S. federal and state income tax purposes. Depending on each CNXM Public Unitholder’s individual tax situation, the unitholder will recognize taxable gain or loss upon the exchange of the CNXM Common Units for CNX Common Stock in the Merger. Additionally, a portion of any such taxable gain or loss will be separately computed and any gain will be taxed as ordinary income.

•

For the CNXM Public Unitholders, the increased Second Quarter Distribution on their CNXM Common Units will increase the taxable gain or decrease the taxable loss recognized under the exchange of the CNXM Common Units for CNX Common Stock in the Merger relative to the taxable gain or taxable loss that would be recognized if the Second Quarter Distribution was not increased.

•

Following the Merger, the income of the resulting combined entity will be subject to double taxation (at the combined company and stockholder levels) for U.S. federal income tax purposes because CNX is a corporation, while the income of CNXM is currently subject to only one level of tax (at the unitholder level) because CNXM is a partnership.

•	The CNXM Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of CNXM. CNX indicated that

(among acquisition or merger alternatives considered) it was interested only in a business combination with CNXM and that it was not interested in disposing of its controlling interest in CNXM to a third party at such time, among other reasons, because of CNX’s belief in the strategic advantages, capital efficiencies and cost savings associated with retaining its interest in the midstream business. Because of this, and because CNX indirectly controls CNXM and has significant commercial arrangements with CNXM, it was considered unrealistic to expect or pursue an unsolicited third-party acquisition proposal or offer for the assets or control of CNXM, and unlikely that the CNXM Conflicts Committee could conduct a meaningful auction for the acquisition of the assets or control of CNXM.

•

Because the Merger is subject to the approval of holders of a majority of the outstanding CNXM Common Units and CNXM Class B units, voting as a single class, and CNX and its affiliates own a sufficient number of outstanding CNXM Common Units to approve the Merger and have agreed to vote all such CNXM Common Units in favor of the Merger, the affirmative vote of the CNXM Public Unitholders is not needed to approve the Merger.

•	The Merger Agreement does not include a “majority of the minority” approval condition, and therefore approval of the Merger does not require the affirmative vote of the CNXM Public Unitholders.

•	The combined company may be unable to realize fully the potential benefits sought in the Merger.

•	The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to CNXM’s normal business and a decline in the trading price of CNXM Common Units.

•

Certain terms of the Merger Agreement, principally the provisions obligating CNXM to reimburse certain CNX expenses in connection with the termination of the Merger Agreement as a result of a material uncured breach by CNXM or the General Partner under the Merger Agreement and the operating covenants of CNXM restricting CNXM’s ability to take certain actions prior to the closing of the Merger.

•	The CNXM Public Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, CNXM’s Partnership Agreement or Delaware law.

•	The CNXM Public Unitholders will be foregoing the potential benefits that would be realized by remaining unitholders of CNXM on a standalone basis.

•	Litigation may occur in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.

•	Some of the executive officers and directors of CNXM have interests in the Merger that are different from, or in addition to, the interests of the CNXM Public Unitholders generally.

In addition to the factors described above, the CNXM Conflicts Committee considered the following procedural factors in making its determination that the Merger Agreement and the transactions contemplated thereby are in the best interests of CNXM and the CNXM Public Unitholders:

•	The terms and conditions of the Merger were determined through arm’s-length negotiations between CNX and the CNXM Conflicts Committee and their respective representatives and advisors.

•

Each of the members of the CNXM Conflicts Committee satisfies the requirements for serving on the CNXM Conflicts Committee as required under the Partnership Agreement, including the requirement that all members of the CNXM Conflicts Committee be independent directors.

•

The CNXM Conflicts Committee retained independent financial and legal advisors with reputations, knowledge and experience with respect to public merger and acquisition transactions, MLPs, and the midstream and oil and gas industries, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger, as well as familiarity with CNXM and its business.

•

The members of the CNXM Conflicts Committee have served on the GP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of CNXM.

•	The compensation of the members of the CNXM Conflicts Committee is in no way contingent on their approving the Merger Agreement or the Merger.

•

Other than with respect to the Director LTIP Awards, which will become fully vested and will be automatically converted into the right to receive, with respect to each CNXM Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights), the members of the CNXM Conflicts Committee will not personally benefit from the consummation of the Merger in a manner different from the CNXM Public Unitholders.

•	The members of the CNXM Conflicts Committee have not been requested to serve on the CNX Board after the Merger.

•

Although no specific issues came to the attention of the CNXM Conflicts Committee with respect to information it was provided, the CNXM Conflicts Committee was aware that CNX, as the control party of CNXM, controlled the delivery and presentation of information the CNXM Conflicts Committee received for purposes of evaluating the Merger and the fairness of the Merger Consideration to the CNXM Public Unitholders.

•	The CNXM Conflicts Committee had no obligation to recommend any transaction, including the proposal put forth by CNX.

After taking into account all of the factors set forth above, as well as others, the CNXM Conflicts Committee concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of CNXM and the CNXM Unaffiliated Unitholders.

The foregoing discussion is not intended to be exhaustive but is intended to address the material information and principal factors considered by the CNXM Conflicts Committee in considering the Merger. In view of the number and variety of factors and the amount of information considered, the CNXM Conflicts Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the CNXM Conflicts Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the CNXM Conflicts Committee may have given different weights to different factors. The CNXM Conflicts Committee made its recommendation based on the totality of information presented to, and the investigation conducted by, the CNXM Conflicts Committee. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Financial Projections of CNX and CNXM

In connection with the proposed Merger, management of CNX provided projections relating to CNX and management of the General Partner provided projections relating to CNXM, each on a standalone basis (without giving effect to the Merger) that included future financial and operating performance. These non-public projections were provided to Intrepid for use and consideration in its financial analysis and, with respect to the base case shown below, in preparation of its opinion to the CNXM Conflicts Committee. A summary of these projections is included below to give holders of CNXM Public Common Units access to certain non-public unaudited prospective financial information that was made available to Intrepid, the CNXM Conflicts Committee, the GP Board and the CNX Board in connection with the proposed Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. None of CNX or CNXM or any of their affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any CNXM Limited Partner or CNX stockholder, or any other person regarding the ultimate performance of CNX or CNXM compared to the summarized information set forth below or that any such results will be achieved.

The summary projections set forth below summarize the projections made available to the parties to the transaction and their respective legal and financial advisors. The inclusion of the following summary projections in this consent statement/prospectus should not be regarded as an indication that CNX, CNXM or their respective representatives considered or consider the projections to be necessarily predictive of actual future performance or events, and the summary projections set forth below should not be relied upon as such.

While CNX and CNXM provide public earnings guidance from time to time, CNX and CNXM do not as a matter of course publicly disclose other financial forecasts as to future earnings or financial performance or results because of, among other reasons, the uncertainty underlying assumptions and estimates. The CNX and CNXM projections summarized below were prepared by employees of CNX. The CNX and CNXM projections were only prepared for internal planning purposes and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants, but in the view of CNX’s management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and, with respect to the base case, present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of CNX and CNXM. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this consent statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither CNX’s and CNXM’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Ernst & Young LLP reports incorporated by reference into this consent statement/prospectus with respect to CNX and CNXM relate to the historical financial information of CNX and CNXM, respectively. Such reports do not extend to the projections included below and should not be read to do so. Neither the CNX Board nor the GP Board prepared, and none of the GP Board, the CNXM Conflicts Committee, the General Partner, CNX nor the CNX Board gives any assurance regarding, the summarized information.

The internal financial projections of CNX and CNXM are, in general, prepared primarily for internal use. Such internal forecasts are inherently subjective in nature, susceptible to interpretation and, accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of CNX or CNXM. CNX management, consistent with past presentations to the CNX Board and public guidance representations, develops its financial forecasts according to several criteria. Additionally, prospective mergers and acquisitions and any prospective projects were excluded from the financial projections. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the following projected financial information was based will be realized. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased given the length of time in the future over which these assumptions apply. Any assumptions and projections in early periods could have a compounding effect on the projections shown for later periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of CNX and CNXM. Although CNX’s management believes that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and become less predictive with the length of the forecasted period. The projections are forward-looking statements and are subject to risks and uncertainties. See the section of this consent statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23.

The following tables set forth a summary of the projections with respect to CNX and CNXM for 2020 through 2026. These projections include the base case, as well as three sensitivity cases to the base case that CNX management prepared solely for informational purposes at the request of the CNXM Conflicts Committee. These sensitivity cases involved various West Texas Intermediate (“WTI”) oil and Henry Hub natural gas commodity price scenarios during the periods presented. The prices assumptions in each sensitivity case represent the annual low and high commodity price range for the forecast period of 2021 to 2026, with the exception of the oil price in the Upside Case 1, which was held constant throughout the forecast period. Specifically, (i) Downside Case assumed oil prices of $32-40 per barrel and natural gas prices of $2.10-2.20 per million british thermal units (“mmbtu”), (ii) Upside Case 1 assumed an oil price of $35 per barrel and natural gas prices of $2.75-3.25 per mmbtu and (iii) Upside Case 2 assumed oil prices of $45-50 per barrel and natural gas prices of $2.75-$3.00 per mmbtu.

	Year Ended December 31,
CNX(1)	2020	2021	2022	2023	2024	2025	2026
	(In millions, except per share amounts)
Base Case
Adjusted EBITDAX(2)	$683	$677	$625	$569	$603	$593	$637
Operating Cash Flow	$651	$540	$551	$537	$553	$544	$574
Levered Free Cash Flow(3)	$285	$241	$284	$210	$148	$214	$305
Levered Free Cash Flow plus proportionate interest in CNXM Levered Free Cash Flow(4)	$264	$322	$371	$319	$267	$325	$404
Levered Free Cash Flow per Fully Diluted Share Outstanding(5)	$0.88	$1.26	$1.49	$1.10	$0.78	$1.12	$1.60

Downside Case
Adjusted EBITDAX(2)	$673	$631	$529	$416	$419	$443	$523
Operating Cash Flow	$674	$491	$447	$371	$361	$418	$463
Levered Free Cash Flow(3)	$332	$248	$249	$234	$78	$144	$235
Levered Free Cash Flow plus proportionate interest in CNXM Levered Free Cash Flow(4)	$311	$329	$343	$345	$184	$231	$317
Levered Free Cash Flow per Fully Diluted Share Outstanding(5)	$1.13	$1.30	$1.30	$1.23	$0.41	$0.75	$1.23

Upside Case 1
Adjusted EBITDAX(2)	$678	$723	$796	$1,096	$1,293	$1,374	$1,578
Operating Cash Flow	$685	$551	$748	$1,001	$1,219	$1,358	$1,553
Levered Free Cash Flow(3)	$319	$234	$269	$414	$787	$848	$902
Levered Free Cash Flow plus proportionate interest in CNXM Levered Free Cash Flow(4)	$293	$320	$373	$514	$912	$986	$1,025
Levered Free Cash Flow per Fully Diluted Share Outstanding(5)	$1.06	$1.23	$1.41	$2.17	$4.13	$4.45	$4.73

Upside Case 2
Adjusted EBITDAX(2)	$680	$725	$799	$984	$1,158	$1,210	$1,388
Operating Cash Flow	$677	$563	$752	$900	$1,086	$1,191	$1,360
Levered Free Cash Flow(3)	$312	$246	$272	$314	$654	$682	$710
Levered Free Cash Flow plus proportionate interest in CNXM Levered Free Cash Flow(4)	$285	$332	$376	$413	$778	$820	$832
Levered Free Cash Flow per Fully Diluted Share Outstanding(5)	$1.02	$1.29	$1.43	$1.65	$3.43	$3.57	$3.72

(1)

Given the forward-looking nature of these non-GAAP projections, CNX and CNXM are unable, without unreasonable efforts, to provide a quantitative reconciliation of Adjusted EBITDAX, Levered Free Cash Flow and Levered Free Cash Flow per Fully Diluted Share Outstanding to their most directly comparable GAAP financial measure because CNX and CNXM are unable to project certain reconciling items.

(2)

Adjusted EBITDAX, a non-GAAP measure, is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes, depreciation, depletion and amortization, exploration, and certain discrete items.

(3)

Levered Free Cash Flow, a non-GAAP measure, is defined as cash flow from operations plus proportionate limited partner distributions received from CNXM plus proceeds from asset sales plus deferred cash incentive distribution rights payments less capital expenditures, mandatory amortization expense and mandatory make-whole payments.

(4)

Levered Free Cash Flow plus proportionate interest in CNXM Levered Free Cash Flow, a non-GAAP measure, is defined as cash flow from operations plus proceeds from asset sales plus deferred cash incentive distribution rights elimination payments plus CNX’s proportionate ownership interest in CNXM’s levered free cash flow less capital expenditures, mandatory amortization expense and mandatory make-whole payments on early debt paydown.

(5)

Levered Free Cash Flow per Fully Diluted Share Outstanding, a non-GAAP measure, is defined as Levered Free Cash Flow divided by the average fully diluted shares outstanding for the relevant period. Levered Free Cash Flow per Share excludes non-recurring cash tax refund of approximately $118.0 million in 2020.

	Year Ended December 31,
CNXM(1)	2020	2021	2022	2023	2024	2025	2026
	(In millions, except per unit amounts)
Base Case
Adjusted EBITDA(2)	$198	$262	$326	$286	$286	$256	$230
Distributable Cash Flow(3)	$142	$207	$270	$236	$250	$233	$212
Levered Free Cash Flow(4)	$20	$178	$191	$230	$247	$235	$212
Levered Free Cash Flow per Fully Diluted Unit Outstanding(5)	$0.22	$1.97	$2.05	$2.47	$2.66	$2.53	$2.28

Downside Case
Adjusted EBITDA(2)	$198	$262	$326	$267	$234	$229	$200
Distributable Cash Flow(3)	$142	$207	$271	$220	$203	$209	$182
Levered Free Cash Flow(4)	$20	$177	$204	$234	$224	$189	$182
Levered Free Cash Flow per Fully Diluted Unit Outstanding(5)	$0.22	$1.96	$2.19	$2.52	$2.41	$2.04	$1.95

Upside Case 1
Adjusted EBITDA(2)	$199	$269	$330	$290	$312	$314	$272
Distributable Cash Flow(3)	$142	$213	$274	$240	$274	$285	$247
Levered Free Cash Flow(4)	$9	$185	$221	$213	$259	$284	$256
Levered Free Cash Flow per Fully Diluted Unit Outstanding(5)	$0.10	$2.06	$2.38	$2.29	$2.78	$3.05	$2.75

Upside Case 2
Adjusted EBITDA(2)	$199	$269	$330	$290	$312	$314	$272
Distributable Cash Flow(3)	$142	$213	$274	$240	$274	$285	$247
Levered Free Cash Flow(4)	$9	$185	$221	$213	$259	$284	$256
Levered Free Cash Flow per Fully Diluted Unit Outstanding(5)	$0.10	$2.06	$2.38	$2.29	$2.78	$3.05	$2.75

(1)

Given the forward-looking nature of these non-GAAP projections, CNX and CNXM are unable, without unreasonable efforts, to provide a quantitative reconciliation of Adjusted EBITDA, Distributable Cash Flow, Levered Free Cash Flow and Levered Free Cash Flow per Fully Diluted Unit Outstanding to their most directly comparable GAAP financial measure because CNX and CNXM are unable to project certain reconciling items.

(2)

Adjusted EBITDA, a non-GAAP measure, is defined as CNXM’s net income (loss) before net interest expense, depreciation, amortization, gains or losses on asset sales and abandonments and other non-cash items which should not be included in the calculation of Distributable Cash Flow.

(3)

Distributable Cash Flow, a non-GAAP measure, is defined as CNXM’s Adjusted EBITDA less net income attributable to noncontrolling interest, cash interest expense and maintenance capital expenditures, each net to CNXM. Distributable Cash Flow does not reflect changes in CNXM’s working capital balances.

(4)

Levered Free Cash Flow, a non-GAAP measure, is defined as distributable cash flow less growth capital expenditures, cash incentive distribution rights elimination payments, mandatory make-whole payments on early debt paydown and changes in CNXM’s working capital balances.

(5)	Levered Free Cash Flow per Fully Diluted Unit Outstanding, a non-GAAP measure, is defined as Levered Free Cash Flow divided by the average fully diluted units outstanding for the relevant period.

The above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. CNX’s and CNXM’s computations of the above measures may differ from similarly titled measures used by other companies.

NONE OF CNX OR CNXM (OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS OR MANAGERS) INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of the CNXM Conflicts Committee Financial Advisor

The CNXM Conflicts Committee engaged Intrepid to act as its financial advisor. As part of that engagement, the CNXM Conflicts Committee requested that Intrepid evaluate the fairness, from a financial point of view, of the Exchange Ratio in the Merger to the holders of CNXM Common Units other than CNX and its affiliates (such holders are referred to in this section as the “CNXM Unaffiliated Unitholders”). On July 26, 2020, Intrepid delivered to the CNXM Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to the CNXM Unaffiliated Unitholders.

The full text of Intrepid’s written opinion, dated July 26, 2020, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex C to this consent statement/prospectus and is incorporated by reference into this section.

Intrepid provided its opinion solely for the information and benefit of the CNXM Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger. The opinion does not address CNXM’s underlying business decision to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative that may be available to CNXM. The opinion is not intended to be and does not constitute a recommendation to any CNXM Limited Partner as to how such CNXM Limited Partner should act or vote with respect to the Merger or any other matter. In addition, the opinion is not rendered to or for the benefit of, and does not confer rights or remedies upon, any person other than the CNXM Conflicts Committee (including any equity holders, creditors, bondholders or other constituencies of CNXM, the General Partner or CNX). This summary is qualified in its entirety by reference to the full text of the opinion.

Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and were evaluated as of July 26, 2020. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after July 26, 2020. Intrepid’s opinion did not express any opinion as to equity securities or debt securities of CNXM or CNX and the price, trading range or volume at which any securities will trade at any time.

In connection with rendering its opinion, Intrepid reviewed, among other things:

•	reviewed a draft of the Merger Agreement (draft dated July 25, 2020);

•	reviewed a draft of the Support Agreement among CNXM, CNX Gas and Holdings (draft dated July 25, 2020);

•	reviewed certain presentations to the CNXM Conflicts Committee from the management of the General Partner and CNX;

•

reviewed certain publicly available information relating to CNXM and CNX that Intrepid deemed relevant, including each of CNXM’s and CNX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC;

•

reviewed CNXM’s and CNX’s business plan with management of the General Partner and CNX, respectively, including a detailed review of (a) CNX’s upstream positions and development plans with respect to the Marcellus and Utica shale formations, (b) CNXM’s systems and operations, and (c) CNXM’s commercial contract structure;

•

reviewed certain recent corporate announcements made by CNXM and CNX including, but not limited to, those regarding (a) CNXM and CNX’s incentive distribution right exchange announced January 30, 2020, (b) CNX’s long-term guidance update announced April 27, 2020, (c) CNXM’s distribution reduction and guidance update announced April 27, 2020, and (d) CNX’s operational update announced June 11, 2020;

•

reviewed certain non-public projected financial data and related assumptions of each of CNXM and CNX, as prepared and furnished to Intrepid by management of the General Partner and CNX, respectively, for four scenarios: (a) a base case, (b) a downside case, (c) an upside case 1, and (d) an upside case 2;

•	reviewed certain non-public reserves databases underpinning the base case provided by management of the General Partner and CNX and the publicly disclosed year-end 2019 reserves;

•	reviewed CNX management’s estimated cost synergies resulting from the Merger;

•

discussed past and current operations and operational projections of each of CNXM and CNX with management of the General Partner and CNX, respectively (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);

•

discussed the distribution and dividend policy for each of CNXM and CNX, respectively, including (a) coverage ratio targets, (b) leverage targets and (c) allocation of free cash flow to return of capital to unitholders and shareholders, respectively, versus debt paydown;

•

discussed potential tax implications resulting from the Merger, including (a) basis step-up expected for CNX and its impact to CNX’s forecasted cash tax costs and (b) expected tax impacts to the CNXM Unaffiliated Unitholders;

•	discussed the strategic rationale for, and potential benefits of, the Merger with management of the General Partner and CNX;

•	reviewed and analyzed pro forma impacts of the Merger;

•	performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner and CNX;

•

reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that Intrepid considered comparable to each of CNXM and CNX;

•	reviewed the financial metrics of certain historical transactions that Intrepid deemed relevant and compared such financial metrics to those implied by the Merger; and

•

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that Intrepid deemed appropriate for purposes of providing its opinion.

With the consent of the CNXM Conflicts Committee, in conducting its analysis, Intrepid assumed that the General Partner caused CNXM to pay a one-time incremental distribution on all outstanding CNXM Common Units equal to $0.4171 per CNXM Common Unit (which was subsequently declared by the General Partner and announced by CNXM on July 27, 2020).

For purposes of its analysis and opinion, Intrepid assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax, reserves and other information and data provided to, discussed with or reviewed by it, and Intrepid has not assumed any responsibility for independent verification of the accuracy or completeness of any such information. Intrepid further relied upon the assurances of management of the General Partner and CNX that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial and tax forecasts, projections and business plans of CNXM and CNX provided to it, Intrepid relied, with the consent of the CNXM Conflicts Committee, upon the assurances of management of the General Partner and CNX that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the General Partner and CNX as to the future performance of CNXM and CNX, under the assumptions reflected therein. Intrepid expresses no view as to such financial and tax forecasts or any judgments, estimates or assumptions on which they were based. Intrepid relied upon, without independent verification, the assessment of management of the General Partner and CNX as to the potential impact on CNXM and CNX, respectively, of the effects of the COVID-19 pandemic and related events on CNXM’s and CNX’s business and operations, which, if different than assumed, could have a material impact on Intrepid’s analyses or its opinion. As the CNXM Conflicts Committee is aware, the oil and gas industry is experiencing unusual volatility and Intrepid expressed no opinion or view as to any potential effects of such volatility on CNXM, CNX or the Merger.

Intrepid relied, with the consent of the CNXM Conflicts Committee, upon the assessments of management of the General Partner and CNX as to (i) the potential impact on CNXM and CNX of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry or U.S. markets, (ii) the potential impact on the operations, results and prospects of CNXM and CNX of the Merger, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of CNXM and CNX. Intrepid did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which CNXM and CNX is or may be a party or is or may be subject. Intrepid also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to CNXM and CNX since the date of the latest information relating to CNXM and CNX, as applicable, made available to it. In arriving at its opinion, Intrepid did not conduct a physical inspection of the properties and facilities of CNXM and CNX and did not make or obtain any evaluations or appraisals of their respective assets or liabilities, nor has Intrepid been furnished with any such evaluations or appraisals.

In rendering its opinion, Intrepid assumed (in all respects material to its analysis and with the consent of the CNXM Conflicts Committee) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions contained therein. Intrepid assumed that the final executed and delivered versions of all documents reviewed by it in draft form will conform in all material respects to the most recent drafts reviewed by it. Intrepid assumed that all governmental, regulatory or other consents, approvals or releases, including under the Partnership Agreement, and any financing will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Merger or materially reduce the benefits of the Merger to CNXM. Intrepid assumed that the Merger and the business of each of CNXM, the General Partner and the other parties to the Merger will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. Intrepid assumed that CNXM, the General Partner and the CNXM Conflicts Committee have relied on the advice of their counsel, independent accountants and other advisors (other than Intrepid) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Merger.

Intrepid was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether the Exchange Ratio in the Merger, is fair, from a financial point of view, to the CNXM Unaffiliated Unitholders. Intrepid was not asked to, nor does it express any view on, and its opinion does not address, any other terms, conditions, aspects or implications of the Merger or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Merger and the covenants and undertakings of CNXM and CNX. Intrepid’s opinion does not address any financing transactions associated with the Merger. In addition, Intrepid does not express any view regarding the relative merits of the Merger as compared to any other transaction or business strategy in which CNXM might engage or the merits of the underlying decision by the GP Board to engage in the Merger and enter into and perform the Merger Agreement. Intrepid expresses no view or opinion as to the fairness of the Merger to the holders of the CNXM Class B units, creditors, bondholders or other constituencies of CNXM (other than the CNXM Unaffiliated Unitholders, as described in Intrepid’s opinion) or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger or class of such persons, relative to the Exchange Ratio or otherwise. Further, the CNXM Conflicts Committee did not authorize Intrepid to solicit, and Intrepid did not solicit, any indications of interest from any third party with respect to alternative transactions.

Intrepid’s opinion does not address accounting, legal, actuarial, regulatory or tax matters. Intrepid is not a legal, tax, commercial or bankruptcy advisor. Intrepid’s opinion does not constitute a solvency opinion and does not address the solvency or financial condition of CNXM or any of the potential parties to the Merger. Intrepid’s opinion does not address whether CNXM has sufficient cash available or other sources of funds to enable it to consummate any distributions. Intrepid’s opinion does not constitute a tax opinion. Intrepid’s opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

Intrepid does not express any opinion as to equity securities or debt securities of CNXM or CNX and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Merger.

In arriving at its opinion, Intrepid did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Intrepid in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Intrepid. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Intrepid believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Intrepid, therefore, is based on the application of Intrepid’s own experience and judgment to all analyses and factors considered by it, taken as a whole. Intrepid’s opinion was approved by the fairness opinion committee of Intrepid.

Summary of Material Financial Analyses

Set forth below is a summary of the material financial analyses performed by Intrepid and reviewed with the CNXM Conflicts Committee on July 26, 2020, in connection with rendering Intrepid’s opinion to the CNXM Conflicts Committee.

Financial data for CNX and CNXM utilized in the financial analyses described below were based on, among other things, financial projections of CNXM, on a standalone basis as prepared by the management of the General Partner (which is referred to in this section as the “CNXM base case”), and financial projections of CNX on a standalone basis, prepared by the management of CNX (which is referred to in this section as the “CNX base case”). Intrepid was also provided by the management of the General Partner and CNX sensitivity cases, including a downside case, an upside case 1 and an upside case 2. Such sensitivity cases were provided for informational purposes only and did not provide the basis for the rendering of Intrepid’s opinion to the CNXM Conflicts Committee.

For purposes of Intrepid’s indicative valuation analysis and with the consent of the CNXM Conflicts Committee, the CNXM valuation reflected, among other things, (i) CNXM Common Units outstanding inclusive of CNXM Class B units, (ii) the present value of CNXM’s aggregate future payments in connection with the IDR Transaction treated as a balance sheet liability, and (iii) an adjustment for payment by CNXM of a one-time incremental $0.4171 distribution per CNXM Common Unit, as previously described.

For purposes of Intrepid’s indicative valuation analysis and with the consent of the CNXM Conflicts Committee, the CNX valuation reflected, among other things and as applicable, (i) EBITDA attributable to CNX on a standalone basis, (ii) CNX’s interests in CNXM valued based on the comparable CNXM valuation methodology, as applicable, (iii) the present value of CNXM’s aggregate future IDR elimination payments treated as a cash equivalent, and (iv) an adjustment for payment by CNXM of a one-time incremental $0.4171 distribution per CNXM Common Unit, as previously described.

Intrepid subsequently utilized each of the resulting implied valuation ranges for CNXM and CNX to derive a range of implied exchange ratios of CNXM Common Units to CNX Common Stock, and compared these ratios to the Exchange Ratio. The CNXM base case and the CNX base case provided to Intrepid used the following high and low commodity price assumptions for the 2021 to 2026 forecast period, which were based on NYMEX strip pricing as of June 30, 2020: Henry Hub natural gas prices of $2.38—$2.61 per mmbtu and WTI oil prices of $40.31—$46.10 per bbl.

The following is a summary of the material financial analyses performed by Intrepid with respect to each of CNXM and CNX in preparing Intrepid’s opinion:

CNXM

•	comparable company trading analysis;

•	discounted cash flow analysis;

•	precedent midstream gathering and processing (“G&P”) transactions analysis; and

•	precedent premiums paid analysis.

CNX

•	comparable company trading analysis; and

•	discounted cash flow analysis.

Intrepid calculated the implied exchange ratio ranges reflected in the financial analyses described below by comparing (i) the low end of the valuation range for CNXM Common Units to the high end of the valuation range for CNX Common Stock and (ii) the high end of the valuation range for CNXM Common Units to the low end of the valuation range for CNX Common Stock. The resulting implied exchange ratio ranges were then compared with the Exchange Ratio.

In addition, Intrepid performed certain other analyses which were reviewed with the CNXM Conflicts Committee. As reference analyses, Intrepid reviewed research analyst price targets included in equity research from certain investment banks and performed a 52-week market trading analysis for CNXM Common Units, CNX Common Stock and the ratio of CNXM Common Units to CNX Common Stock, as further described below.

The following summary does not purport to be a complete description of the financial and comparative analyses performed by Intrepid, nor does the order of analyses described represent relative importance or weight given to those analyses by Intrepid. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary descriptions.

The financial and comparative analyses summarized below include information presented in tabular format. In order to fully understand the analyses performed by Intrepid, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses performed by Intrepid. Considering the data set forth in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial and comparative analyses performed by Intrepid. Except as otherwise noted, the following quantitative information is based on market data or conditions as they existed at the time of the delivery of the opinion, and is not necessarily indicative of current market conditions.

Analysis of CNXM

Comparable Company Trading Analysis

Intrepid performed a comparable company trading analysis of CNXM by reviewing and comparing the market values and trading multiples of the following publicly-traded G&P companies that Intrepid deemed to have certain characteristics similar to those of CNXM:

Diversified G&P companies:

•	Targa Resources Corp.

•	DCP Midstream, LP

•	EnLink Midstream, LLC

•	Enable Midstream Partners, LP

Focused/Sponsored G&P companies:

•	Western Midstream Partners, LP

•	Equitrans Midstream Corporation

•	Hess Midstream LP

Small Cap G&P companies:

•	Antero Midstream Corporation

•	Crestwood Equity Partners LP

•	Oasis Midstream Partners LP

Northeast Gas Focused G&P companies:

•	Equitrans Midstream Corporation

•	Antero Midstream Corporation

These companies are referred to in this section as the “CNXM selected comparable companies.” Intrepid performed the comparable company trading analysis based on data derived from public company filings and disclosures, publicly available disclosures and broker research estimates. Although none of the CNXM selected comparable companies are directly comparable to CNXM, the companies included were selected because they are G&P companies with operations, asset profiles, financial profiles, service profiles, geographic exposure and/or entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of CNXM. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of CNXM and the CNXM selected comparable companies also are relevant.

For each of the CNXM selected comparable companies, Intrepid calculated the following trading multiples based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates, using applicable market data as of July 24, 2020, including:

•	Enterprise Value / EBITDA, which is calculated as enterprise value divided by EBITDA (as projected by broker research analysts) (each company’s definition of EBITDA may vary); and

•

LP Distributable Cash Flow Yield, which is calculated as limited partner distributable cash flow per unit divided by limited partner equity value per unit. Distributable cash flow (“DCF”) is calculated as EBITDA less maintenance capital expenditures, less interest expense, less state and local taxes and other cash flow adjustments (each company’s definition of EBITDA and DCF may vary). LP distributable cash flow is calculated as DCF less the DCF allocation to the economic general partner interest and the incentive distribution rights, as applicable.

For purposes of its analysis, in its professional judgment, Intrepid reviewed all trading multiples and ratios for the comparable companies but weighted the trading multiples and ratios for the Small Cap G&P comparable companies more heavily than the other groups of comparable companies given certain similarities between the Small Cap G&P comparable companies and CNXM. The resulting mean and median trading multiples and ratios of the CNXM selected comparable companies are set forth below.

	Mean		Median
Overall CNXM selected comparable companies
EV/EBITDA (2020E)	7.9	x	7.8	x
EV/EBITDA (2021E)	7.8	x	8.0	x
LP DCF Yield (2020E)	27.7%		28.3%
LP DCF Yield (2021E)	27.6%		26.1%

Diversified G&P
EV/EBITDA (2020E)	7.9	x	7.9	x
EV/EBITDA (2021E)	8.2	x	8.2	x
LP DCF Yield (2020E)	33.1%		28.6%
LP DCF Yield (2021E)	31.2%		27.8%

Focused/Sponsored G&P
EV/EBITDA (2020E)	8.9	x	9.7	x
EV/EBITDA (2021E)	8.0	x	8.1	x
LP DCF Yield (2020E)	20.0%		18.2%
LP DCF Yield (2021E)	21.9%		23.8%

	Mean		Median

Small Cap G&P
EV/EBITDA (2020E)	6.8	x	7.3	x
EV/EBITDA (2021E)	7.0	x	7.2	x
LP DCF Yield (2020E)	28.3%		30.7%
LP DCF Yield (2021E)	28.4%		28.3%

Northeast Gas Focused G&P
EV/EBITDA (2020E)	8.7	x	8.7	x
EV/EBITDA (2021E)	7.9	x	7.9	x
LP DCF Yield (2020E)	19.9%		19.9%
LP DCF Yield (2021E)	23.0%		23.0%

The table below includes relevant multiple reference ranges selected by Intrepid based on the trading multiples of the CNXM selected comparable companies set forth above and Intrepid’s professional judgment.

Metric	Reference Range
EV/EBITDA (2020E)	6.5x - 7.5x
EV/EBITDA (2021E)	6.5x - 7.5x
LP DCF Yield (2020E)	28% - 23%
LP DCF Yield (2021E)	30% - 25%

Based upon the enterprise value to EBITDA multiples and LP Distributable Cash Flow Yield ratios observed in this analysis, Intrepid calculated an implied total enterprise value range and implied price per unit range for CNXM Common Units as set forth below.

Metric	Implied Total Enterprise Value ($mm)	Implied Unit Price ($)
EV/EBITDA (2020E)	$1,286 - $1,484	$4.04 - $6.17
EV/EBITDA (2021E)	$1,704 - $1,967	$8.55 - $11.38
LP DCF Yield (2020E)	$1,426 - $1,538	$5.55 - $6.76
LP DCF Yield (2021E)	$1,613 - $1,753	$7.56 - $9.07

Based upon this analysis, Intrepid determined an implied CNXM Common Unit price range of $6.43 to $8.35 based on the averages of the respective minimum and maximum values as derived by each of the methodologies.

Discounted Cash Flow Analysis

For purposes of this analysis, “unlevered free cash flow” is calculated as EBITDA attributable to CNXM less maintenance capital expenditures, growth capital expenditures, changes in net working capital, and minimum well commitment penalty payments / reimbursements. Intrepid performed discounted cash flow analyses to calculate the estimated present value of: (i) the unlevered free cash flow that CNXM is projected to generate for the six and a half year period beginning with the six months ending December 31, 2020, based on the CNXM base case prepared by the General Partner’s management, and (ii) an implied terminal enterprise value.

Using an estimated weighted average cost of capital ranging from 8.5% to 9.4%, Intrepid discounted: (i) CNXM’s estimated unlevered free cash flow, and (ii) a range of illustrative terminal enterprise values, calculated by applying a range of terminal EBITDA multiples of 6.0x to 8.0x to terminal year EBITDA. Intrepid derived such weighted average cost of capital range by application of the Capital Asset Pricing Model and such terminal multiple range using its professional judgment and experience, taking into account, among other things, an analysis of CNXM and CNXM selected comparable companies. Intrepid then subtracted CNXM estimated net debt as of June 30, 2020 and the present value of CNXM’s aggregate future IDR elimination payments to arrive at an implied equity value for CNXM. Intrepid divided the implied equity value for CNXM by the CNXM Common Units outstanding, inclusive of the Class B units, to compute the implied equity value per CNXM Common Unit. The analysis resulted in an implied equity value per CNXM Common Unit range of $10.93 to $14.57.

Precedent Transactions Analysis

Intrepid evaluated certain financial information with respect to the following midstream G&P precedent transactions, each of which was announced during the period between January 2017 and March 2020:

Date	Buyer(s)	Seller(s)	Related Party	Corporate
3/31/20	Delek Logistics Partners	Delek US Holdings	✓
2/27/20	Equitrans	EQT Midstream Partners	✓	✓
10/18/19	DTE Midstream	Momentum and Indigo
10/3/19	Rattler Midstream & Oryx Midstream	Reliance Gathering
7/2/19	UGI Energy Services	TC Energy
5/2/19	DTE Midstream	WGL Midstream
4/10/19	Crestwood	Williams
3/18/19	CPPIB	Williams
3/18/19	Williams	Momentum Midstream
3/14/19	EQT Midstream Partners	Morgan Stanley Infrastructure
2/26/19	Hess Midstream	Summit Midstream
2/19/19	Blackstone	Targa Resources Corp
11/8/18	Western Gas Equity Partners	Western Gas Partners	✓	✓
11/8/18	Oasis Midstream	Oasis Petroleum	✓
11/1/18	First Reserve	Dominion Energy
10/23/18	Enable Midstream	Energy Spectrum
10/22/18	EnLink Midstream	EnLink Midstream Partners	✓	✓
10/9/18	Antero Midstream GP	Antero Midstream Partners	✓	✓
9/28/18	ArcLight Capital Partners	American Midstream Partners	✓	✓
8/8/18	Kayne Anderson	Apache Corporation
7/30/18	Harvest Midstream	Williams
7/4/18	Brookfield Infrastructure	Enbridge
5/9/18	ArcLight Capital Partners	Midcoast Operating (Enbridge)
4/26/18	EQT Midstream Partners	EQT Corp, Gulfport Energy	✓
4/26/18	EQT Midstream Partners	Rice Midstream Partners LP	✓	✓
3/29/18	SP Investor Holdings	Unit Corporation
2/7/18	CNX Midstream Partners	CNX Resources	✓
1/8/18	Riverstone; Goldman Sachs	Lucid Energy Group
12/12/17	NBLX; Greenfield Midstream	Saddle Butte Pipeline II
9/12/17	Enable Midstream	Align Midstream
8/16/17	Silver Run Acquisition Corp II	Kingfisher Midstream
6/21/17	Noble Midstream Partners	Noble Energy	✓
5/18/17	Energy Transfer Partners	PennTex Midstream Partners	✓	✓
5/17/17	Tallgrass Energy Partners	DCP Midstream Partners
4/28/17	Enbridge Energy	Enbridge Energy Partners	✓
3/15/17	Enterprise Products Partners	Azure Midstream Partners
1/24/17	Plains All American Pipeline	Concho Resources; Frontier Midstream
1/23/17	Targa Resources Partners	Outrigger Energy; Silver Hill Energy Partners
1/3/17	DCP Midstream Partners	DCP Midstream	✓

The transactions listed in the table above are referred to in this section as the “selected comparable transactions.” No selected comparable transaction utilized in the precedent transactions analysis was identical or entirely comparable to the Merger. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of CNXM and CNX and the selected comparable transactions that could affect the values are also relevant.

The resulting low, median, mean and high data, determined by dividing the total enterprise value by EBITDA of the selected comparable transactions were:

TEV / EBITDA
All Selected Comparable Transactions (39 transactions)
High	27.0x
Mean	11.0x
Median	10.1x
Low	4.7x

Related Party Selected Comparable Transactions (14 transactions)
High	15.0x
Mean	9.6x
Median	9.2x
Low	4.7x

Corporate Selected Comparable Transactions (7 transactions)
High	12.2x
Mean	9.9x
Median	9.5x
Low	6.9x

Based on a review of the full range of total enterprise value to EBITDA multiples paid in the selected comparable transactions and its professional judgment, rather than the application of a mathematical mean or median, Intrepid applied relevant EBITDA multiples ranging from 7.5x to 9.5x to projected EBITDA for the twelve months ended June 30, 2021. Based on this analysis, Intrepid determined an implied equity value per CNXM Common Unit range of $8.86 to $13.84.

Precedent Premiums Paid Analysis

Intrepid compared the premiums implied by the Exchange Ratio with premiums received in selected precedent parent/MLP simplification transactions. Intrepid calculated the implied premiums received considering the offer exchange ratio relative to the historical target/acquirer exchange ratio calculated based on prior 1-day closing prices, 20-day volume-weighted average prices (“VWAP”), 30-day VWAPs, 60-day VWAPs and 90-day VWAPs using publicly available information. Intrepid considered that premiums paid in the selected precedent simplification transactions have varied widely based on specific considerations with respect to each transaction and that there are inherent differences between each of the targets and transactions analyzed by Intrepid relative to CNXM and the Merger, respectively. Intrepid analyzed the following simplification transactions:

Date Announced	Acquirer	Target
2/27/20	Equitrans	EQT Midstream
11/8/18	Western Gas Equity Partners	Western Gas Partners
10/22/18	EnLink Midstream	EnLink Midstream Partners
10/9/18(1)	Antero Midstream GP	Antero Midstream Partners
9/19/18	Dominion Energy	Dominion Energy Midstream Partners

Date Announced	Acquirer	Target
8/1/18	Energy Transfer Equity	Energy Transfer Partners
5/17/18	The Williams Companies	Williams Partners
5/17/18	Enbridge	Enbridge Energy Partners
5/17/18	Enbridge	Spectra Energy Partners
3/26/18	Tallgrass Energy GP	Tallgrass Energy Partners
2/8/18	NuStar Energy	NuStar GP Holdings
1/2/18	Archrock	Archrock Partners
2/1/17	ONEOK	ONEOK Partners
5/31/16	SemGroup	Rose Rock Midstream
11/3/15	Targa Resources	Targa Resources Partners
5/6/15	Crestwood Equity Partners	Crestwood Midstream Partners
8/10/14	Kinder Morgan	Kinder Morgan Management
8/10/14(1)	Kinder Morgan	El Paso Pipeline Partners
8/10/14(1)	Kinder Morgan	Kinder Morgan Energy Partners

(1)	Consideration included cash component of less than 20% of total consideration.

The median and mean premiums are set forth below:

Premium	Median	Mean
T-1	9.8%	10.4%
20-Day VWAP	9.3%	11.0%
30-Day VWAP	9.9%	11.3%
60-Day VWAP	9.9%	12.5%
90-Day VWAP	9.4%	13.5%

Intrepid reviewed the relevant merger premiums and derived a range of premiums to CNXM’s 30-day volume-weighted average Common Unit price as of July 24, 2020, of 5.0% to 15.0%. Intrepid determined an implied equity value per CNXM Common Unit range of $7.24 to $7.93.

Intrepid made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the median and mean, is not in itself a meaningful method of using comparable transaction data. Also, the transaction multiples for the precedent transactions reflect the cyclicality of the oil and gas industry and any potential business, economic, market, regulatory and other conditions impacting such transactions.

Analysis of CNX

Comparable Company Trading Analysis

Intrepid performed a comparable company trading analysis of CNX by reviewing and comparing the market values and trading multiples of the following publicly-traded companies that Intrepid deemed to have certain characteristics similar to those of CNX:

•	Cabot Oil & Gas Corporation

•	EQT Corporation

•	Range Resources Corporation

•	Southwestern Energy Company

•	Antero Resources Corporation

These companies are referred to in this section as the “CNX selected comparable companies.” Intrepid performed the comparable company trading analysis based on data derived from public company filings and disclosures, publicly available disclosures and broker research estimates. Although none of the CNX selected comparable companies is directly comparable to CNX, the companies included were selected because they are public companies with operations, asset profiles, financial profiles, service profiles, geographic exposure and/or entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of CNX. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of CNX and the CNX selected comparable companies also are relevant.

For each of the CNX selected comparable companies, Intrepid calculated the following trading multiples based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates, using applicable market data as of July 24, 2020, including:

•	Enterprise Value / EBITDA, which is calculated as enterprise value divided by EBITDA (as projected by broker research analysts) (each company’s definition of EBITDA may vary);

•	Enterprise Value / daily production (most recent quarter);

•	Enterprise Value / SEC proved reserves; and

•	Enterprise Value / SEC proved PV-10.

The resulting mean and median trading multiples and ratios of the CNX selected comparable companies are set forth below.

	Mean	Median
EV/SEC Reserves ($/Mcfe)	$0.38	$0.30
EV/SEC Reserves (PV-10)	0.86x	0.93x
EV/Daily Production ($/MRQ Mcfe/d)	$2,104	$1,999
EV/EBITDA (2020E)	7.1x	5.8x
EV/EBITDA (2021E)	5.3x	4.9x

The table below includes relevant multiple reference ranges selected by Intrepid based on the mean and median trading multiples and ratios of the CNX selected comparable companies set forth above and Intrepid’s professional judgment.

Metric	Reference Range
EV/SEC Reserves ($/Mcfe)	$0.35 - $0.50
EV/SEC Reserves (PV-10)	0.7x - 1.0x
EV/Daily Production ($/MRQ Mcfe/d)	$1,800 - $2,200
EV/EBITDA (2020E)	5.0x - 6.5x
EV/EBITDA (2021E)	4.5x - 6.0x

Based upon the financial multiples observed in this analysis, Intrepid calculated an implied standalone total enterprise value range, an implied fully consolidated total enterprise value range, and an implied price per share range for CNX Common Stock as set forth below.

Metric	Implied Standalone Total Enterprise Value ($mm)	Implied Fully Consolidated Total Enterprise Value ($mm)	Implied Share Price ($)
EV/SEC Reserves ($/Mcfe)	$2,949 - $4,213	$4,545 - $5,809	$7.95 - $14.60
EV/SEC Reserves (PV-10)	$2,923 - $4,176	$4,520 - $5,773	$7.82 - $14.41
EV/Daily Production ($/MRQ Mcfe/d)	$2,658 - $3,248	$4,254 - $4,845	$6.42 - $9.53
EV/EBITDA (2020E)	$3,256 - $4,232	$4,852 - $5,829	$9.57 - $14.70
EV/EBITDA (2021E)	$2,977 - $3,969	$4,573 - $5,565	$8.10 - $13.31

Based upon this analysis, Intrepid determined an implied common share price range of $7.97 to $13.31 based on the average minimum and maximum values of equity value per CNX Common Share as derived by each of the methodologies.

Discounted Cash Flow Analysis

For purposes of this analysis, “unlevered free cash flow” is calculated as EBITDA attributable to CNX less growth capital expenditures and changes in net working capital, plus asset sales and cash tax refund. Intrepid performed discounted cash flow analyses to calculate the estimated present value of: (i) the unlevered free cash flow that CNX is projected to generate for the six and a half year period beginning with the six months ending December 31, 2020, based on the CNX base case prepared by CNX management, and (ii) an implied terminal enterprise value.

Using an estimated weighted average cost of capital ranging from 6.8% to 7.7%, Intrepid discounted: (i) CNX’s estimated unlevered free cash flow, and (ii) a range of illustrative terminal enterprise values, calculated by applying a range of terminal EBITDA multiples of 5.0x to 6.5x to terminal year EBITDA. Intrepid derived such weighted average cost of capital range by application of the Capital Asset Pricing Model and such terminal multiple range using its professional judgment and experience, taking into account, among other things, an analysis of CNX and CNX selected comparable companies. To the sum of the present values of the unlevered cash flows and terminal enterprise value, Intrepid added the estimated value of the CNXM Limited Partner Interests held by CNX (calculated utilizing the estimated midpoint value of the CNXM Common Units under the CNXM Discounted Cash Flow Analysis) and the present value of CNXM’s aggregate future IDR elimination payments owed to CNX to arrive at the estimated total enterprise value, inclusive of interests in CNXM. Intrepid then subtracted the estimated net debt of CNX as of June 30, 2020. Intrepid divided the implied equity value for CNX by the shares of CNX Common Stock outstanding to compute the implied equity value per share of CNX Common Stock. The analysis resulted in an implied equity value per share of CNX Common Stock of $11.46 to $15.35.

Exchange Ratio Summary

Intrepid analyzed the implied exchange ratios resulting from the comparable company trading analyses, discounted cash flow analyses, precedent transactions analysis and precedent premiums paid analysis utilized to value the CNXM Common Units and CNX Common Stock. Intrepid calculated the implied exchange ratio ranges by comparing (i) the low end of the valuation range for CNXM Common Units to the high end of the valuation range for CNX Common Stock and (ii) the high end of the valuation range for CNXM Common Units to the low end of the valuation range for CNX Common Stock. The resulting implied exchange ratio reference ranges utilizing each applicable valuation methodology are summarized below.

Benchmark	Exchange Ratio
Comparable company trading analysis	0.483x - 1.047x
Discounted cash flow analysis	0.712x - 1.271x
Precedent transactions analysis(1)	0.666x - 1.736x
Precedent premiums paid analysis(2)	0.787x - 0.862x

(1)	Implied price per share range of CNX Common Stock based on implied price per share range of CNX Common Stock under comparable company trading analysis.
(2)

To derive the implied exchange ratio range based on the CNXM premiums paid analysis, Intrepid applied a 5% to 15% premium to the implied exchange ratio calculated using the 30-day volume-weighted average trading prices for CNXM Common Units, as adjusted for payment by CNXM of a one-time incremental $0.4171 distribution per CNXM Common Unit, and CNX Common Stock.

Intrepid compared the Exchange Ratio to each of the implied exchange ratio ranges derived by Intrepid from the aforementioned analyses.

Other Information Reviewed for Informational Purposes Only

Solely for informational purposes, Intrepid received and reviewed sensitivity cases to the forecasts provided by the management of the General Partner and CNX. Such information did not provide the basis for, and was not otherwise material to, the rendering of Intrepid’s opinion to the CNXM Conflicts Committee. The sensitivity cases involved various oil and natural gas commodity price scenarios during the forecast period as described below. Prices shown represent the annual low and high commodity price range for the forecast period of 2021 to 2026, with the exception of the oil price in the Upside Case 1, which was held flat for the forecast period.

•	Downside Case: WTI oil price of $32-$40 per barrel and Henry Hub natural gas price of $2.10-$2.20 per mmbtu

•	Upside Case 1: WTI oil price of $35 per barrel and Henry Hub natural gas price of $2.75-$3.25 per mmbtu

•	Upside Case 2: WTI oil price of $45-$50 per barrel and Henry Hub natural gas price of $2.75-$3.00 per mmbtu

For each of these forecast cases, Intrepid performed discounted cash flow analysis to calculate a range of implied values for CNXM Common Units and CNX Common Stock. Intrepid calculated the implied exchange ratio ranges by comparing (i) the low end of the valuation range for CNXM Common Units to the high end of the valuation range for CNX Common Stock and (ii) the high end of the valuation range for CNXM Common Units to the low end of the valuation range for CNX Common Stock. The resulting implied exchange ratio reference ranges are summarized below.

Exchange Ratio
Downside Case	0.794x - 1.463x
Upside Case 1	0.323x - 0.542x
Upside Case 2	0.375x - 0.631x

In addition, solely for informational purposes, Intrepid analyzed the implied exchange ratios resulting from the range of trading prices for CNXM Common Units and CNX Common Stock for the 52-week period ended July 24, 2020. Intrepid observed that, during this period, the closing prices of CNXM Common Units ranged from $5.07 to $16.45 per unit, as adjusted for payment by CNXM of a one-time incremental $0.4171 distribution per CNXM Common Unit, the closing prices of CNX Common Stock ranged from $5.03 to $12.93 per share. The exchange ratios, as calculated by the closing prices of CNXM Common Units and CNX Common Stock, ranged from 0.553x to 2.274x for the 52-week period ended July 24, 2020. This information did not provide the basis for, and was not otherwise material to, the rendering of Intrepid’s fairness opinion.

General

As described above in this section, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Intrepid’s opinion. In arriving at its fairness determination, Intrepid considered the results of all of its analyses and, except as otherwise described herein, did not attribute any particular weight to any factor or analysis considered by it. Intrepid made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to CNXM, CNX or the contemplated transaction. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Intrepid prepared these analyses for purposes of Intrepid providing its opinion only to the CNXM Conflicts Committee as to the fairness, from a financial point of view, of the Exchange Ratio in the Merger to the CNXM Unaffiliated Unitholders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CNXM, the General Partner, Intrepid or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Intrepid’s opinion to the CNXM Conflicts Committee was only one of many factors taken into consideration by the CNXM Conflicts Committee and should not be viewed as determinative of the views of the CNXM Conflicts Committee in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Intrepid in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Intrepid attached as Annex C to this consent statement/prospectus.

Miscellaneous

Intrepid and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and other transactions as well as for real estate, corporate and other purposes. Intrepid and its affiliates also engage in advisory work, private equity activities, underwriting and financing, principal investing, investment management and other financial and non-financial activities and services for various persons and entities.

Intrepid and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in (i) equity, debt and other securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans and other obligations) of CNXM, CNX, any of their respective affiliates and third parties or any of the other parties to the transactions contemplated by the Merger Agreement, or (ii) any currency or commodity that may be involved in the transactions and other matters otherwise contemplated by the Merger Agreement for the accounts of Intrepid and its affiliates and employees and their customers.

Intrepid acted as financial advisor to the CNXM Conflicts Committee in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Intrepid may in the future provide certain investment banking services to CNXM, the General Partner, CNX and/or their affiliates, for which Intrepid may receive compensation.

Intrepid was engaged by the CNXM Conflicts Committee to act as its financial advisor in connection with an evaluation of the Merger by entering into an engagement letter. The engagement letter between the CNXM Conflicts Committee and Intrepid provides for an opinion fee of $1,000,000, which has been paid to Intrepid by CNXM and was earned by Intrepid upon delivery, regardless of the conclusion reached by Intrepid. The Intrepid engagement letter also provides for a financial advisory fee of $500,000, which was paid upon execution of the engagement letter, and a transaction fee of $750,000, which becomes payable upon the consummation of the Merger. In addition, CNXM has agreed to reimburse Intrepid for certain of its expenses, including certain attorneys’ fees and disbursements, and to indemnify Intrepid and related persons against various liabilities, including certain liabilities under the federal securities laws. During the past two years, no material relationship has existed between Intrepid and its affiliates and CNX, CNXM or any of their respective affiliates pursuant to which compensation was received by Intrepid or its affiliates as a result of such a relationship.

The CNXM Conflicts Committee selected Intrepid as its financial advisor because it is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The CNXM Conflicts Committee selected Intrepid to act as its financial advisor on the basis of Intrepid’s qualifications and expertise, knowledge of the oil and gas industry, reputation in the investment community, independence and experience in transactions similar to the transactions described in the Merger Agreement, as well as familiarity with CNXM and its business.

Approval by the CNX Board and its Reasons for the Merger

On July 26, 2020, the CNX Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of the Merger Consideration, are advisable, fair and reasonable to and in the best interests of CNX and its stockholders, approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the issuance of Merger Consideration in the Merger, and authorized and empowered CNX to enter into the Merger Agreement and to consummate the transactions contemplated thereby (including the Merger) on the terms and subject to the conditions set forth in the Merger Agreement.

The CNX Board considered various factors in making its determination. The CNX Board consulted with CNX’s senior management and legal and financial advisors in its evaluation of the Merger and viewed the following factors as generally favorable in its determination and approval of the Merger Agreement and the transactions contemplated thereby:

•

The Merger is expected to simplify CNX’s organizational structure, and help CNX transition away from further downside risk faced by MLPs. Currently, the long-term potential for CNXM’s business is limited by its asset class demand, scale, trading liquidity, customer and basin concentration.

•

The resulting entity from the Merger is expected to be a low-cost producer in the Appalachian Basin, with increased operational flexibility and what we believe are basin-leading financial and operating metrics, financial flexibility to optimize cash flows, an improved credit profile, and improved optionality for potential strategic transactions with respect to both upstream and midstream segments.

•	The resulting entity will have greater scale and market capitalization and is expected to attract a broader universe of investors and increase trading liquidity.

•	The resulting entity will have increased flexibility to optimize its midstream strategy by pursuing midstream projects and activity at the CNX-level, CNXM-level, or with unaffiliated third parties.

•

The CNX Board’s belief that owning 100% of CNXM will in the future provide a more competitive cost of capital to pursue refinancing, expansion projects, and acquisitions as compared to financing through issuances of CNXM debt and equity given challenges to the MLP market valuation and capacity which the CNX Board expects to continue indefinitely.

•

The financial and other terms of the Merger Agreement and related documents, including the conditions to the parties’ respective obligations and the termination provisions, as well as the contractual obligations of the CNX Parties to support the Merger.

•	The CNX Board’s belief that the Merger Consideration to be paid by CNX pursuant to the Merger Agreement is fair, from a financial point of view, to CNX.

•

The fact that the Exchange Ratio is fixed, which protects against CNX having to issue additional equity in the event that the market price of CNX Common Stock decreases prior to Closing and/or the market price of CNXM Common Units appreciates prior to Closing.

•

The CNX Board’s review with senior management and CNX’s legal and financial advisors of the financial and other terms of the Merger Agreement and related documents, including the conditions to the parties’ respective obligations and the termination provisions, including the contractual obligations of the CNX Parties to support the Merger.

•	The CNX Boards familiarity with the businesses, assets, liabilities, results of operations, financial condition and competitive positions of CNX and CNXM.

•	The fact that the Merger does not require the immediate refinancing of CNXM’s existing indebtedness, and that any future refinancing indebtedness is expected to be obtained on suitable terms.

The CNX Board viewed the following factors as generally negative or unfavorable in making a determination and recommendation with respect to the Merger Agreement and the transactions contemplated thereby.

•

The fact that the Exchange Ratio is fixed, and therefore the value of the Merger Consideration payable to the CNXM Public Unitholders will increase in the event that the market price of CNX Common Stock increases prior to Closing and will not decrease in the event the market price of CNXM Common Units declines.

•

The fact that $135.0 million in aggregate payments owed by CNXM to CNX in connection with the IDR Transaction are expected to be eliminated upon completion of the Merger as a result of CNXM becoming a wholly-owned subsidiary of CNX.

•	The risk that the potential financial and operational benefits expected from the Merger might not be fully realized.

•	The risk that CNX may be obligated to consummate the Merger even if there are material negative developments or events at CNXM between the signing of the Merger Agreement and Closing.

•

The risk that the Merger might not be completed in a timely manner or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and that a failure to complete the Merger could negatively affect the trading price of CNX Common Stock.

•	The potential that the investment community might not appreciate a combined company and as a result, the trading price of CNX Common Stock could be negatively impacted.

•	The risk that the CNX Common Stock trading price is currently undervalued relative to the industry when comparing valuation metrics such as free cash flow yield.

•

The potential that the trading price of CNX Common Stock does not reflect the upside in future commodity prices which has a greater positive effect on CNX’s standalone financial performance than that of CNXM.

After taking into account all of the factors set forth above, as well as others, the CNX Board concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of CNX and its stockholders.

The foregoing discussion is not intended to be exhaustive, but it is intended to address the material information and principal factors considered by the CNX Board in considering the Merger. In view of the number and variety of factors and the amount of information considered, the CNX Board did not find it practicable to, and did not make specific assessments of, quantify or assign relative weights to, the specific factors considered in reaching its determination. In addition, the CNX Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the CNX Board may have given different weights to different factors. The CNX Board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the CNX Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23.

Interests of Certain Persons in the Merger

The following tables set forth information with respect to the beneficial ownership as of August 21, 2020 of certain specified persons of CNXM Common Units, CNXM Class B units and CNX Common Stock. The amounts and percentage of units or shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, the persons named in the tables below have sole voting and investment power with respect to all units or shares shown as beneficially owned by them, subject to community property laws where applicable.

The following table sets forth as of August 21, 2020 the beneficial ownership of CNXM Common Units, CNXM Class B units and CNX Common Stock held by: (1) any person known by CNX and CNXM to be the beneficial owner of more than 5% of the outstanding CNXM Common Units or CNX Common Stock; (2) the General Partner’s directors and Named Executive Officers and the directors and executive officers of the General Partner as a group; and (3) CNX’s directors and Named Executive Officers and CNX’s directors and executive officers as a group. Unless indicated otherwise by footnote, the address of each person or entity named in the table is 1000 CONSOL Energy Drive, Suite 400, Canonsburg, Pennsylvania 15317.

Name of Beneficial Owner	CNXM Common Units Beneficially Owned(1)	Percent of Class		CNXM Class B units Beneficially Owned(1)	Percent of Class	CNX Common Stock Beneficially Owned(1)	Percent of Class
Nicholas J. Deluliis(2)	20,100		*	—	—	2,448,519	1.3%
Raymond T. Betler	18,556		*	—	—	—	—
Chad A. Griffith	33,745		*	—	—	81,797		*
John E. Jackson	38,151		*	—	—	—	—
John A. Maher	17,020		*	—	—	—	—
Donald W. Rush	5,929		*	—	—	229,968		*

Name of Beneficial Owner	CNXM Common Units Beneficially Owned(1)	Percent of Class		CNXM Class B units Beneficially Owned(1)	Percent of Class	CNX Common Stock Beneficially Owned(1)	Percent of Class
Hayley F. Scott	—	—		—	—	12,531	*
William N. Thorndike, Jr.(3)(4)	—	—		—	—	453,310	*
J. Palmer Clarkson	6,750		*	—	—	188,254	*
Maureen E. Lally-Green	1,500	—		—	—	127,726	*
Bernard Lanigan, Jr.(5)	32,040		*	—	—	865,532	*
Ian McGuire	—	—		—	—	65,417	*
Olayemi Akinkugbe	6,247	—		—	—	42,654	*
Stephanie L. Gill	3,581		*	—	—	90,243	*
All CNX directors and executive officers as a group	145,205		*	—	—	4,593,420	2.5%
All General Partner directors and executive officers as a group	172,395		*	—	—	2,772,815	1.5%
Other 5% or more CNX stockholders / CNXM Unitholders	—	—		—	—	—	—
CNX Resources Corporation(6)	47,692,198	53.1%		3,000,000	100%	—	—
Clearbridge Investments, LLC(7)	4,475,386	5.0%		—	—	—	—
Southeastern Asset Management, Inc., Longleaf Partners Fund, and Longleaf Partners Small-Cap Fund(8)	—	—		—	—	37,272,640	19.9%
BlackRock, Inc.(9)	—	—		—	—	22,043,383	11.8%
Dimensional Fund Advisors LP(10)	—	—		—	—	15,680,238	8.4%
The Vanguard Group(11)	—	—		—	—	13,457,474	7.2%
State Street Corporation(12)	—	—		—	—	11,063,641	5.9%

*	Represents less than 1 percent.
(1)	As of August 21, 2020, there were 187,448,713 shares of CNX Common Stock outstanding, 3,000,000 CNXM Class B units outstanding and 89,799,224 CNXM Common Units outstanding.
(2)	Includes 65,421 shares of CNX Common Stock and 5,699 CNXM Common Units held in trusts for Mr. Deluliis’s children.
(3)	Includes 35,000 shares of CNX Common Stock held in a trust for Mr. Thorndike’s children.
(4)

As a result of Mr. Thorndike’s contractual arrangement with a third party who holds 100,000 shares of CNX Common Stock in a margin account, Mr. Thorndike may be deemed to have a beneficial interest with respect to 50,000 shares of CNX Common Stock.

(5)

Includes 20,600 shares of CNX Common Stock held by Mr. Lanigan, 24,270 CNXM Common Units held by Mr. Lanigan, 30,600 shares of CNX Common Stock held by the Lanigan Family Limited Partnership, of which Mr. Lanigan is one of the general partners, and 657,950 shares of CNX Common Stock and 36,200 CNXM Common Units held by limited liability companies, of which Mr. Lanigan is part owner of the managing member. These shares are currently held in a marginable account, but are on non-margin status. Also includes 964,912 shares of CNX Common Stock and 254,911 CNXM Common Units held in investment advisory accounts of clients of Southeast Asset Advisors, Inc., an investment advisor of which Mr. Lanigan serves as Chairman and Chief Executive Officer and disclaims beneficial ownership of such shares.

(6)

Based on a Schedule 13D/A filed by jointly CNX, CNX Gas LLC, a Delaware limited liability company (“Gas LLC”), CNX Gas, and Holdings on July 27, 2020. Each of CNX, Gas LLC and CNX Gas is deemed to be the beneficial owner of 47,692,198 CNXM Common Units, and has sole voting and dispositive power with respect to 0 CNXM Common Units and shared voting and dispositive power with respect to 47,692,198 CNXM Common Units. Holdings is deemed to be the beneficial owner of 897,992 CNXM Common Units, and has sole voting and dispositive power with respect to 0 CNXM Common Units and shared voting and dispositive power with respect to 897,992 CNXM Common Units. Each of CNX, Gas LLC and CNX Gas is deemed to be the beneficial owner of 3,000,000 CNXM Class B units, and has sole voting and dispositive power with respect to 0 CNXM Common Units and shared voting and dispositive power with respect to 3,000,000 CNXM Class B units.
(7)

Based on a Schedule 13G filed by Clearbridge Investments, LLC (“Clearbridge”) on February 14, 2020. Clearbridge is deemed to be the beneficial owner of 4,475,386 CNXM Common Units, and has sole voting and dispositive power with respect to 4,475,386 CNXM Common Units and shared voting and dispositive power with respect to 0 CNXM Common Units. The principal business address of Clearbridge is 620 8th Avenue, New York, NY 10018.

(8)

Based on a Schedule 13G/A filed by Southeastern Asset Management, Inc. (“Southeastern”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Longleaf Partners Fund, an investment company registered under Section 8 of the Investment Company Act, Longleaf Partners Small-Cap Fund, a series of Longleaf Partners Funds Trust and an investment company registered under Section 8 of the Investment Company Act, and O. Mason Hawkins, Chairman of the Board of Southeastern, on June 10, 2020. Southeastern is deemed to be the beneficial owner of 37,272,640 shares of CNX Common Stock and has sole voting power with respect to 13,115,670 shares of CNX Common Stock, shared voting power with respect to 23,985,770 shares of CNX Common Stock, no voting power with respect to 171,200 shares of CNX Common Stock, sole dispositive power with respect to 15,369,718 shares of CNX Common Stock, and shared dispositive power with respect to 21,902,922 shares of CNX Common Stock. Longleaf Partners Fund is deemed to be the beneficial owner of 7,656,224 shares of CNX Common Stock and has sole voting power with respect to 0 shares of CNX Common Stock, shared voting power with respect to 7,656,224 shares of CNX Common Stock, sole dispositive power with respect to 0 shares of CNX Common Stock, and shared dispositive power with respect to 7,656,224 shares of CNX Common Stock. Longleaf Partners Small-Cap Fund is deemed to be the beneficial owner of 12,803,907 shares of CNX Common Stock and has sole voting power with respect to 0 shares of CNX Common Stock, shared voting power with respect to 12,803,907 shares of CNX Common Stock, sole dispositive power with respect to 0 shares of CNX Common Stock and shared dispositive power with respect to 12,803,907 shares of CNX Common Stock. O. Mason Hawkins is deemed to be the beneficial owner of 0 shares of CNX Common Stock. The principal business address of Southeastern is 6410 Poplar Ave., Suite 900, Memphis, TN 38119.

(9)

Based on a Schedule 13G/A filed by BlackRock, Inc. on February 4, 2020. BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to be the beneficial owner of 22,043,383 shares of CNX Common Stock and has sole voting power with respect to 21,539,596 shares of CNX Common Stock, shared voting power with respect to 0 shares of CNX Common Stock, sole dispositive power with respect to 22,043,383 shares of CNX Common Stock and shared dispositive power with respect to 0 shares of CNX Common Stock. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Advisors (UK) Limited. BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of CNX Common Stock. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(10)

Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2020. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of CNX that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of CNX held by the Funds. The

Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares. Dimensional is deemed to be the beneficial owner of 15,680,238 shares of CNX Common Stock and has sole voting power with respect to 15,518,957 shares of CNX Common Stock, shared voting power with respect to 0 shares of CNX Common Stock, sole dispositive power with respect to 15,680,238 shares of CNX Common Stock and shared dispositive power with respect to 0 shares of CNX Common Stock. The principal business address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(11)

Based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 12, 2020. Vanguard is deemed to be the beneficial owner of 13,457,474 shares of CNX Common Stock and has sole voting power with respect to 181,636 shares of CNX Common Stock, shared voting power with respect to 28,955 shares of CNX Common Stock, sole dispositive power with respect to 13,272,788 shares of CNX Common Stock and shared dispositive power with respect to 184,686 shares of CNX Common Stock. The principal business address of Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.

(12)

Based on a Schedule 13G filed by State Street Corporation (“State Street”) on February 14, 2020. State Street, as a parent holding company for a number of investment management subsidiaries, is deemed to be the beneficial owner of 11,063,641 shares of CNX Common Stock and has sole voting power with respect to 0 shares of CNX Common Stock, shared voting power with respect to 10,311,571 shares of CNX Common Stock, sole dispositive power with respect to 0 shares of CNX Common Stock and shared dispositive power with respect to 11,062,141 shares of CNX Common Stock. The following subsidiaries of State Street are investment advisors which hold shares of our common stock: SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors Ltd (Canada), State Street Global Advisors Asia Ltd, State Street Global Advisors Singapore Ltd, State Street Global Advisors GmbH, and State Street Global Advisors Trust Company. The principal business address of State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

No Appraisal Rights

CNXM Unitholders will have no appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Regulatory Matters

In connection with the Merger, CNX and CNXM each intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. CNX and CNXM are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the HSR Act, and, therefore, no filings with respect to the Merger were required to be made with the FTC or the DOJ.

Listing of the CNX Common Stock to be Issued in the Merger

CNX expects to obtain approval to list the CNX Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing.

Post-Closing Status of CNXM

After the consummation of the Merger, it is expected that CNXM will remain a wholly owned subsidiary of CNX indefinitely. There are no definite plans to reorganize or transfer CNXM or any of its assets immediately following the Closing as of the date of this consent statement/prospectus.

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As CNX controls CNXM and will continue to control CNXM after the Merger, the change in CNX’s ownership interest in CNXM will be accounted for as an equity transaction and no gain or loss will be recognized in CNX’s consolidated statement of income resulting from the Merger.

Litigation Relating to the Merger

On August 24, 2020, a purported class action lawsuit, entitled Costello v. CNX Midstream Partners LP, et al., was filed in the United States District Court for the Southern District of New York against CNXM, the members of the GP Board, CNX, Merger Sub and the General Partner.

The plaintiff alleges that the consent statement/prospectus filed by CNX with the SEC on August 12, 2020 in connection with the proposed Merger omits material information with respect to the Merger, rendering the consent statement/prospectus false and misleading in violation of Sections 14(a) and 20(a) of the Exchange Act. In addition, the plaintiff alleges that the members of the GP Board breached express and/or implied duties under the Partnership Agreement and CNX, CNXM, the General Partner and Merger Sub aided and abetted in these alleged breaches of duties. The plaintiff seeks, among other things, injunctive relief until the defendants thereto disclose the alleged omitted material information.

CNX and CNXM each believe that the claims asserted in the lawsuit are without merit and intend to defend against all claims asserted. Additional lawsuits arising out of or relating to the Merger Agreement and the transactions contemplated thereby may be filed in the future.

THE MERGER AGREEMENT

This section of this consent statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this consent statement/prospectus and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement, and this summary is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about CNX, CNXM, the General Partner or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of CNX, CNXM, the General Partner or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in CNX’s or CNXM’s public disclosures incorporated by reference in this consent statement/prospectus.

The Merger; Effective Time; Closing

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub, a wholly owned subsidiary of CNX, will merge with and into CNXM, with CNXM continuing as the surviving entity and wholly owned subsidiary of CNX.

At the Effective Time, subject to any applicable withholding tax, (i) the CNXM Public Common Units outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; and (ii) (x) each Partnership LTIP Award (other than the Director LTIP Awards), whether or not vested, that is outstanding immediately prior to the Effective Time, will cease to relate to or represent any right to receive CNXM Common Units and will be converted into an equivalent award of restricted stock units relating to CNX Common Stock on the same terms and conditions as were applicable to the corresponding Partnership LTIP Award, including any applicable payment timing provisions and dividend equivalent rights, as applicable, subject to the terms of the Merger Agreement and (y) each Director LTIP Award will become fully vested and will be automatically converted into the right to receive, with respect to each CNXM Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). Except for the CNXM Class B units, which shall automatically be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement, the interests in CNXM owned by CNX and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The General Partner will continue to own the non-economic general partner interest in the surviving entity.

CNX will not issue any fractional shares of CNX Common Stock in the Merger. Instead of receiving any fractions of a share of CNX Common Stock, all fractions of shares of CNX Common Stock to which a CNXM Public Unitholder would otherwise have been entitled shall be aggregated and the resulting fraction will be rounded up to the nearest whole share of CNX Common Stock.

The Effective Time will occur at such time as CNX and CNXM cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by CNX and CNXM in writing and specified in the certificate of merger.

The closing of the Merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as CNX and CNXM may agree.

Conditions to Completion of the Merger

CNX and CNXM may not complete the Merger unless each of the following conditions is satisfied, or to the extent permissible, waived:

•	receipt of the Required Limited Partner Written Consent in accordance with applicable law and filing of the Required Limited Partner Written Consent with the minutes of proceedings of CNXM;

•

no restraint is in effect enjoining, restraining, preventing or prohibiting the completion of the transactions contemplated by the Merger Agreement or making the completion of the transactions contemplated by the Merger Agreement illegal;

•

the registration statement of which this consent statement/prospectus forms a part must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC; and

•	the CNX Common Stock deliverable to the CNXM Public Unitholders as contemplated by the Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of CNX and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of CNXM and the General Partner:

•

with respect to CNXM’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby, and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to CNXM’s capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls and information supplied for inclusion in this consent statement/prospectus and the definition of Partnership Material Contract (as defined in the Merger Agreement) does not have and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect”) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on CNXM;

•	CNXM and the General Partner having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•

the receipt by CNX of an officer’s certificate signed on behalf of CNXM and the General Partner by an executive officer of the General Partner certifying that the preceding conditions have been satisfied.

The obligation of CNXM to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of CNX and Merger Sub:

•

with respect to the authority of CNX and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that no vote of holders of any class or series of the capital stock of CNX is necessary to approve the issuance of CNX Common Stock in connection with the Merger and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to its capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, information supplied for inclusion in this consent statement/prospectus and the definition of Parent Material Contract (as defined in the Merger Agreement) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on CNX;

•	CNX and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by CNXM of an officer’s certificate signed on behalf of CNX by an executive officer of CNX certifying that the preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a person, any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger, on or before January 31, 2021; provided, however, that any adverse changes, conditions, circumstances, effects, events, developments or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a material adverse effect: (i) changes, conditions, circumstances, effects, events, developments or occurrences generally affecting the economy, the financial or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in the Merger Agreement relating to noncontravention by the parties and the satisfaction of the closing conditions set forth in the Merger Agreement with respect to such representations and warranties, the performance of the Merger Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing), pandemics, epidemics or natural disasters or other force majeure events; (v) changes in any applicable laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any proceedings commenced by or involving any current or former member, partner or shareholder of such person or any of its subsidiaries arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids, propane or other commodities; (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (ix) with respect to CNX only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development or occurrence that has a material adverse effect on CNXM and its subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such changes, conditions, circumstances, effects, events, developments or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

For purposes of the Merger Agreement, except where expressly provided otherwise, CNXM and its subsidiaries are not considered subsidiaries of CNX or affiliates of CNX or any of its subsidiaries (including the General Partner and Merger Sub).

Representations and Warranties

The Merger Agreement contains representations and warranties by CNX and Merger Sub, on the one hand, and CNXM and the General Partner, on the other hand.

These representations and warranties have been made solely for the benefit of the parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this consent statement/prospectus and in the documents incorporated by reference into this consent statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by CNX and Merger Sub, on the one hand, and CNXM and the General Partner, on the other hand, relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	absence of changes or events since December 31, 2019;

•	legal proceedings;

•	compliance with applicable laws and the possession of certain permits;

•	information supplied in connection with this consent statement/prospectus and the registration statement of which it is a part;

•	benefit plans and other employee matters;

•	environmental matters;

•	derivative transactions;

•	opinions of financial advisors;

•	insurance;

•	brokers and other advisors;

•	the Investment Company Act of 1940, as amended; and

•	no other representations and warranties.

Additionally, CNX and Merger Sub made representations and warranties to CNXM and the General Partner related to ownership of CNXM Common Units, material contracts and certain tax matters.

Conduct of Business Prior to Closing

Under the Merger Agreement, CNX, on the one hand, and each of CNXM and the General Partner, on the other hand, has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed).

Subject to certain exceptions, unless CNX consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), each of CNXM and the General Partner have agreed, and will cause each of their respective subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice; provided, that it shall not prohibit CNXM and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the CNXM to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by CNXM and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of certain material contracts of CNXM.

Subject to certain exceptions, unless CNX consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), CNXM and the General Partner, will not, and will not permit their respective subsidiaries to:

•

amend the organizational documents (whether by merger, consolidation, conversion or otherwise) of any such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•

declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of any CNXM Common Units, other than the quarterly cash distribution on the CNXM Common Units declared in respect of the second quarter of 2020;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the CNXM or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of CNXM Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of the Merger Agreement or otherwise granted in compliance with the Merger Agreement;

•

make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other person, other than acquisitions or dispositions (1) in the ordinary course of business or (2) outside the ordinary course of business the consideration for which does not exceed $200.0 million in value in the aggregate;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any such entity’s capital stock or other equity interests;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

•

waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a material adverse effect on CNXM;

•

(1) change its fiscal year or any method of tax accounting, (2) make, change or revoke any material tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (3) settle or compromise any liability for taxes in excess of $10.0 million or any audit, examination or other legal proceeding in respect of an amount of taxes in excess of $10.0 million, (4) file any material amended tax return, (5) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax, or (6) surrender any right to claim a material tax refund;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•

engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of CNXM for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

•

except as required by applicable law or the terms of any benefit plan of CNXM existing and in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, (1) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material benefit plan of CNXM (or any plan or arrangement that would be a material benefit plan of CNXM if in effect as of the date of the Merger Agreement), (2) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of CNXM, the General Partner or any of their respective subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (3) accelerate any material rights or benefits under any benefit plan of CNXM, or (4) grant or amend any Partnership LTIP Awards or other equity awards, except in the ordinary course of business; or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement.

Subject to certain exceptions, unless CNXM consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), CNX has agreed, and will cause each of its subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice; provided, that it shall not prohibit CNX and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the CNX to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by CNX and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of certain material contracts of CNX.

Subject to certain exceptions, unless CNXM consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), CNX will not, and will not permit its subsidiaries to:

•

amend CNX’s or any of its subsidiaries’ organizational documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement or (b) adversely affect (1) the economic benefits to be obtained by the CNXM Public Unitholders upon the consummation of the Merger or (2) the terms of the CNX Common Stock in any material respect;

•

declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of CNX’s capital stock, other than regular quarterly cash dividends on the CNX Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time; provided, however, that nothing contained in the Merger Agreement prohibits the CNX Board from increasing or decreasing the quarterly cash dividend on the CNX Common Stock;

•	merge, consolidate or enter into any other business combination transaction or agreement with any person;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of CNX’s capital stock or other equity interests;

•

issue, sell or reclassify any capital stock of CNX or its subsidiaries, or grant, issue or reclassify any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire capital stock of CNX or its subsidiaries, in each case other than the issuance or sale, in one or more transactions pursuant to an equity plan or benefit plan;

•

solely with respect to CNX, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law and, with respect to any subsidiary of CNX, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•

waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a material adverse effect on CNX;

•

(1) change its fiscal year or any method of tax accounting, (2) make, change or revoke any material tax election, (3) settle or compromise any liability for taxes in excess of $10.0 million or any audit, examination or other legal proceeding in respect of an amount of taxes in excess of $10.0 million, (4) file any material amended tax return, (5) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax or (6) surrender any right to claim a material tax refund;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•

directly or indirectly purchase, acquire or otherwise become beneficial owner of (or direct CNXM to repurchase, redeem or otherwise acquire) any CNXM Common Units not held by CNX and its subsidiaries; or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger (other than the Merger) consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement.

Required Limited Partner Written Consent

The General Partner has agreed to, as promptly as practicable after the date that the registration statement of which this consent statement/prospectus forms a part is declared effective under the Securities Act, distribute to the CNXM Limited Partners this consent statement/prospectus, which shall include a form of consent that may be executed by CNXM Limited Partners in connection with the Required Limited Partner Written Consent.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of CNX and Merger Sub, on the one hand, and CNXM and the General Partner, on the other hand, will cooperate with the other and use and cause their respective subsidiaries to use their reasonable best efforts to

(i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as practicable (and in any event no later than January 31, 2021), including, for the avoidance of doubt, in the case of CNX and the General Partner, until the Effective Time or the termination of the Merger Agreement, retaining ownership and voting control over all CNXM Common Units and the non-economic general partner interest in CNXM beneficially owned by CNX and the General Partner, as applicable, as of the date of the Merger Agreement or acquired thereafter and to complete and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than January 31, 2021) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement and (iii) defend any proceedings challenging the Merger Agreement or the completion of the transactions contemplated by the Merger Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to complete the transactions contemplated by the Merger. CNX and its affiliates shall enter into the Support Agreement by execution of a joinder thereto if at any time prior to the taking of the vote of the CNXM Common Units in respect of the Merger Agreement CNX or its affiliates acquire beneficial or direct ownership of any CNXM Common Units.

CNXM Conflicts Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement, CNX will not, and will not permit any of its subsidiaries to, take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the members of the then-existing CNXM Conflicts Committee, eliminate the CNXM Conflicts Committee, revoke or diminish the authority of the CNXM Conflicts Committee or remove or cause the removal of any director of the GP Board that is a member of the CNXM Conflicts Committee either as a director or as a member of such committee.

Access to Information

Until completion of the Merger, each of CNX, Merger Sub, CNXM and the General Partner have agreed to afford the other party and its representatives reasonable access, during normal business hours and on certain conditions, to all of its and its subsidiaries’ respective properties, books, contracts, commitments, personnel and records, in each case for the purpose of completing diligence related to the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, to the fullest extent permitted under applicable laws, CNX will, and will cause CNXM (as the surviving entity of the Merger) to, (i) indemnify and hold harmless against any reasonable cost or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of CNX, CNXM, the General Partner or any of their respective subsidiaries and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of CNXM and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of CNXM and the General Partner or any of their respective successors or assigns, if applicable, will for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of CNXM and the

General Partner than are presently set forth in such organizational documents. In addition, CNXM (as the surviving entity of the Merger) will maintain in effect for six years following the Effective Time CNXM‘s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will CNXM (as the surviving entity of the Merger) be required to expend more than an amount per year equal to 300% of current annual premiums paid by CNXM for such insurance.

Certain Tax Matters

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties have agreed to treat the Merger as a taxable sale of the CNXM Common Units (other than those held by CNX and its subsidiaries) to CNX in exchange for the Merger Consideration. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.

Withholding

CNX, Merger Sub, the surviving entity and the exchange agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to the Merger Agreement to any person such amounts as CNX, Merger Sub, the surviving entity or the exchange agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case CNX, Merger Sub, the surviving entity or the exchange agent, as applicable, will be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate governmental authority, such amounts (including securities) will be treated for all purposes of the Merger Agreement as having been paid or issued to the person in respect of whom such deduction and withholding was made.

Adjustments to Prevent Dilution

The Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be adjusted to reflect fully the effect of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of CNXM Common Units or shares of CNX Common Stock, as applicable, that change the number of outstanding CNXM Common Units or shares of CNX Common Stock between the date of the Merger Agreement and the Effective Time to provide the CNXM Unaffiliated Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

NYSE Listing, Delisting and Deregistration

CNX has agreed to use its reasonable best efforts to cause the shares of CNX Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

CNXM has agreed to cooperate and use its reasonable best efforts to cause the delisting of the CNXM Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the closing of the Merger in compliance with applicable law.

Section 16 Matters

Prior to the completion of the Merger, CNXM has agreed to take all steps as may be required to cause any dispositions of CNXM Common Units or acquisitions of CNX Common Stock resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CNXM, or will become subject to such reporting requirements with respect to the surviving company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Covenants and Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this consent statement/prospectus and additional agreements relating to, among other things applicability of takeover statutes, fees and expenses, securityholder litigation and public announcements.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the closing of the Merger.

•

by the mutual written consent of CNX and CNXM duly authorized by the CNX Board and the CNXM Conflicts Committee, respectively (whether before or after the Required Limited Partner Written Consent has been obtained); or

•	by either of CNX or CNXM:

•

if the closing of the Merger does not occur on or before January 31, 2021 (whether before or after the Required Limited Partner Written Consent has been obtained); provided, that this termination right will not be available to (a) CNX or CNXM if the inability to satisfy any condition under the Merger Agreement necessary for closing of the Merger was due to the failure of, in the case of CNX, CNX or Merger Sub, or, in the case of CNXM, CNXM or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing of the Merger and (b) CNX or CNXM if, in the case of CNX, CNXM or the General Partner, or, in the case of CNXM, CNX or Merger Sub, has filed and is pursuing an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement; or

•

if any restraint by a government authority is in effect and has become final and nonappealable (whether before or after the Required Limited Partner Written Consent has been obtained); provided, however, this termination right is not available to CNX or CNXM if such restraint was due to the failure of, in the case of CNX, CNX or Merger Sub, or, in the case of CNXM, CNXM or the General Partner, to perform any of its obligations under the Merger Agreement; and

•

by CNX if CNXM or the General Partner has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to CNXM’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby, or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless CNX or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement); and

•

by CNXM (which termination may be effected for CNXM by the CNXM Conflicts Committee without the consent, authorization or approval of the GP Board) if CNX has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of CNX and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that no vote of holders of any class or series of the capital stock of CNX is necessary to approve the issuance of CNX Common Stock in connection with the Merger or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (unless CNXM or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement).

Effect of Termination; Termination Expenses

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the Merger and other transactions contemplated by the Merger Agreement when required under the agreement or for intentional fraud or any “willful breach” (as defined in the Merger Agreement).

The Merger Agreement contains various amounts payable under the circumstances described below.

•

if the Merger Agreement is validly terminated by CNX due to a material uncured breach by CNXM or the General Partner of any of its covenants or agreements, or representations or warranties with respect to CNXM’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby or the absence of certain changes or events, then CNXM will promptly pay CNX’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by CNX and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million; and

•

if the Merger Agreement is validly terminated by CNXM due to a material uncured breach by CNX or Merger Sub of any of its covenants or agreements, or representations or warranties with respect to the authority of CNX and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that no vote of holders of any class or series of the capital stock of CNX is necessary to approve the issuance of CNX Common Stock in connection with the Merger r or the absence of certain changes or events, then CNX will promptly pay CNXM’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by CNXM and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million, subject to certain limited restrictions.

Amendment and Supplement; Waiver

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the CNX Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless such action has been approved by the CNXM Conflicts Committee.

Assignment

The Merger Agreement and any interests, rights or obligations under the Merger Agreement are not assignable, by operation of law or otherwise, by either party without the prior written consent of the other party.

Specific Performance

The parties to the Merger Agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law, or

(ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

The Merger Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware.

THE SUPPORT AGREEMENT

The following describes the material provisions of the Support Agreement, a copy of which is attached as Annex B to this consent statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this consent statement/prospectus is qualified in its entirety by reference to the Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. CNX and CNXM encourage you to read carefully the Support Agreement in its entirety before making any decisions regarding the merger.

In order to complete the merger, CNXM must obtain approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the CNXM Limited Partners. As a condition and inducement to CNXM’s willingness to enter into the Merger Agreement and to proceed with the Merger, CNX Gas and Holdings entered into the Support Agreement.

The Support Agreement was entered into simultaneously with the execution of the Merger Agreement on July 26, 2020, by and among CNXM, CNX Gas and Holdings. As of August 21, 2020, CNX Gas beneficially owned 46,794,206 CNXM Common Units and Holdings beneficially owned 897,992 CNXM Common Units, which collectively represent approximately 51.4% of the outstanding CNXM Limited Partner Interests. Pursuant to the terms of the Support Agreement, the CNX Gas and Holdings agreed, among other things, (i) to deliver a written consent covering all of the CNXM Limited Partner Interests beneficially owned by them in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, (ii) to vote (or cause to be voted) in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, and (iii) to vote against any action, agreement, transaction or proposal that is intended, would reasonably be expected or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger.

During the term of the Support Agreement, CNX Gas and Holdings agreed not to, without the written approval of the CNXM Conflicts Committee:

•

transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the transfer of, any CNXM Common Units beneficially owned by CNX Gas and Holdings or the voting power thereof or therein (including by operation of law);

•	grant any proxies or powers of attorney, deposit any CNXM Common Units owned by CNX Gas and Holdings into a voting trust or enter into a voting agreement with respect to any such CNXM Common Units; or

•	knowingly take any action that would have the effect of preventing or disabling CNX Gas and Holdings from performing their respective obligations under the Support Agreement.

Notwithstanding the foregoing, CNX Gas and Holdings may transfer their respective CNXM Common Units to any of its affiliates, provided that, prior to and as a condition to the effectiveness of such transfer, each transferee becomes a party to the Support Agreement. Any transfer in violation of the terms of the Support Agreement is void.

In connection with the foregoing restrictions, CNXM has notified the Exchange Agent, who is also serving as CNX’s transfer agent, that there is a stop transfer order with respect to the CNXM Common Units owned by CNX Gas and Holdings and that the Support Agreement places limits on the voting and transfer of such CNXM Common Units until the termination of the Support Agreement.

The Support Agreement will remain in effect until the earlier to occur of (i) the completion of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the mutual written agreement of CNXM, CNX Gas and Holdings to terminate the Support Agreement.

COMPARISON OF RIGHTS OF CNX STOCKHOLDERS AND CNXM UNITHOLDERS

CNX is a Delaware corporation, and CNXM is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of CNX stockholders are governed by CNX’s articles of incorporation and bylaws (the “CNX Organizational Documents”) and the DGCL. The rights of CNXM Unitholders are governed by the Partnership Agreement and the DRULPA. If the Merger is completed, the rights of CNXM Unitholders as CNX stockholders following the conversion of the CNXM Public Common Units to CNX Common Stock will be governed by the CNX Organizational Documents and the DGCL. There are many differences between the rights of CNXM Unitholders and CNX stockholders. Some of these, such as distribution/dividend rights and voting rights, are significant. The following description summarizes the material differences between the rights of CNX stockholders and CNXM Unitholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. CNXM Unitholders should carefully read the relevant provisions of the CNX Organizational Documents and the Partnership Agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information” beginning on page 108. This summary is qualified in its entirety by reference to the DGCL, the DRULPA, the CNX Organizational Documents and the Partnership Agreement. Capitalized terms used herein and not otherwise defined herein are used as defined in the CNX Organizational Documents and the Partnership Agreement, as applicable.

Purpose and Term of Existence

CNX	CNXM
CNX’s stated purpose is the making and management of its intangible investments and collection and distribution of income from such investments or from tangible property physically located outside the State of Delaware.	CNXM’s stated purposes under the Partnership Agreement are to (1) engage directly or indirectly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Partnership Act and, in connection therewith, to exercise all rights and powers conferred upon CNXM pursuant to the agreements relating to such business activity and (2) do anything necessary or appropriate in the furtherance of the foregoing, including the making of capital contributions or loans to its subsidiaries; provided, however, the General Partner may not cause CNXM to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause CNXM to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner has no duty or obligation whatsoever to CNXM or the CNXM Limited Partners and, in declining to so propose or approve, will not be required to act in good faith or pursuant to any other standard imposed by the Partnership Agreement, any

CNX	CNXM
agreement with subsidiaries of CNXM, any other agreement contemplated by the Partnership Agreement or under the Delaware Partnership Act of any other law, rule or regulations or at equity, and the General Partner in determining whether to propose or approve the conduct by CNXM of any business will be permitted to do so in its sole discretion and absolute discretion.

Authorized and Issued Capital

CNX	CNXM

CNX’s authorized capital stock consists of:

•  500,000,000 shares of CNX Common Stock, $0.01 par value per share, 187,448,713 shares of which were issued and outstanding as of August 21, 2020; and

•  15,000,000 shares of preferred stock, $0.01 par value per share, with rights and preferences specified by CNX’s certificate of incorporation and/or the CNX Board, none of which were outstanding as of the date of this consent statement/prospectus.

The Partnership Agreement authorizes CNXM to issue an unlimited number of additional equity securities (which may be senior to existing classes and series of outstanding equity interests) for any purpose at any time and from time to time for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners. No fractional units shall be issued by CNXM.

As of August 21, 2020, CNXM had outstanding 89,799,224 CNXM Common Units, 47,692,198 of which were owned by CNX and its affiliates, and 3,000,000 CNXM Class B units, all of which were owned by CNX Gas. The CNXM Class B units are convertible on a one-for-one basis into common units under limited circumstances, are redeemable under limited circumstances, and otherwise are substantially similar to common units. The CNXM Class B units shall automatically be canceled immediately prior to the Effective Time for no consideration in accordance with the Partnership Agreement.

CNX Dividends; CNXM Distributions

CNX	CNXM

CNX stockholders share equally in any dividend declared by the CNX Board. If any preferred stock were outstanding, dividends on CNX Common Stock would be subject to the rights of the holders of that preferred stock.

CNX stockholders are entitled to receive dividends when, as, and if declared by the CNX Board, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

The declaration and payment of dividends by CNX is subject to the discretion of the CNX Board, and no

Distributions of Available Cash. Within 45 days after the end of each quarter, CNXM will distribute all of its available cash to its unitholders of record on the applicable record date. Available Cash is defined in the Partnership Agreement and generally means, for any quarter ending prior to liquidation:

•  all cash and cash equivalents of CNXM and its subsidiaries (or CNXM’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the end of such quarter;

CNX	CNXM
assurance can be given that CNX will pay dividends in the future. The CNX Board determines whether dividends will be paid quarterly. CNX suspended its quarterly dividend in March 2016. CNX’s determination to pay dividends in the future will depend upon, among other things, general business conditions, CNX’s financial results, contractual and legal restrictions regarding the payment of dividends by CNX, planned investments by CNX, and such other factors as the CNX Board deems relevant.

•  plus, cash and cash equivalents of CNXM and its subsidiaries (or CNXM’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the date of the determination of Available Cash with respect to such quarter resulting from working capital borrowings made subsequent to the end of such quarter;

•  less, the amount of any cash reserves established by the General Partner to:

•  provide for the proper conduct of the business (including reserves for future capital expenditures and for anticipated future credit needs);

•  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation; or

•  provide funds for distributions to unitholders for any one or more of the next four quarters;

•  provided, however, that disbursements made by a group member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such quarter if the General Partner so determines.

Distributions of Cash Upon Liquidation. If CNXM dissolves in accordance with the Partnership Agreement, all cash received during or after the quarter in which the liquidation occurs will be applied and distributed solely in accordance with, and subject to the terms and conditions of the liquidation procedures set forth in the Partnership Agreement.

CNXM will first apply the proceeds of liquidation to the payment of its creditors. CNXM will distribute any remaining proceeds to the unitholders in accordance with, and to the extent of, the positive balanced in their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of CNXM’s assets in liquidation.

The manner of the adjustment for gain is set forth in the Partnership Agreement.

CNX	CNXM

Class B Unit Distributions. The CNXM Class B units are not entitled to receive distributions of available cash until the applicable CNXM Class B unit conversion date (or, if earlier, a change of control). After the applicable CNXM Class B unit conversion date (or, if earlier, a change of control), whether or not such CNXM Class B units have been converted into CNXM Common Units, the CNXM Class B units will participate pro rata with the CNXM Common Units in distributions of available cash. The CNXM Class B units will automatically convert to CNXM Common Units on a one-for-one basis on January 1, 2022.

Merger, Consolidation and Certain Other Transactions; Business Combination Statutes

CNX	CNXM

Subject to limited exceptions, under the DGCL, the consummation of a merger or consolidation requires the board of directors of a corporation that is a constituent corporation in the merger or consolidation to approve and declare advisable the agreement of merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the outstanding stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement.

CNX is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with a stockholder who owns 15% or more of the corporation’s voting stock (an interested stockholder) for three years following the time that such stockholder becomes an interested stockholder, unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock outstanding at the time the transaction is commenced (subject to certain exclusions), and (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66 2/3% of the corporation’s outstanding voting stock not owned by the interested stockholder.

Merger or consolidation of CNXM requires the prior consent of the General Partner. The General Partner must also approve the merger agreement or the plan of conversion, which must include certain information as set forth in the Partnership Agreement. Subject to certain exceptions set forth in the Partnership Agreement and described below, once approved by the General Partner, the merger agreement or plan of conversion must be submitted to a vote of the Limited Partners, and the merger agreement or plan of conversion will be approved upon receipt of the affirmative vote or consent of the holders of a majority of the outstanding CNXM Common Units and CNXM Class B units, voting as a single class (a “Unit Majority”) unless the merger agreement or plan of conversion contains a provision that, if contained in an amendment to the Partnership Agreement, would require a greater percentage of the outstanding CNXM Common Units, in which case such greater percentage shall be required.

The General Partner may consummate any merger or consolidation without the prior approval of a Unit Majority if the General Partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of limited liability of any Limited Partner or cause CNXM to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, the transaction would not result in an amendment to the Partnership Agreement that could not otherwise be adopted solely by the General Partner, CNXM is the

CNX	CNXM

surviving entity, each unit outstanding immediately prior to the transaction will be identical following the merger or consolidation and the units to be issued do not exceed 20% of CNXM’s outstanding partnership securities immediately prior to such merger or consolidation.

In addition, if certain conditions in the Partnership Agreement are satisfied, the General Partner may convert CNXM or any of its subsidiaries into a new limited liability entity or merge CNXM or any of its subsidiaries into, or convey some or all of the CNXM’s assets to, a newly formed limited liability entity if the General Partner has received an opinion of counsel regarding limited liability and tax matters, the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the partnership into another limited liability entity and the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as contained in the Partnership Agreement.

Management by Board of Directors / General Partner

CNX	CNXM

In accordance with the DGCL, CNX’s business and affairs are managed by or under the direction of the CNX Board.

CNX’s bylaws require that the number of directors on the CNX Board be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the whole board. As of the date of this consent statement/ prospectus, the CNX Board consists of six directors.

The General Partner conducts, directs, and manages all activities of CNXM. The General Partner has a board of directors consisting of seven directors that are appointed by CNX Gathering. Except as expressly provided in the Partnership Agreement, all management powers over the business and affairs of CNXM are exclusively vested in the General Partner, and no Limited Partner has any management power over the business and affairs of CNXM. The General Partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct CNXM’s business.

Nomination and Election of Directors / General Partner

CNX	CNXM
Nominations of persons for election to the CNX Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by the CNX Board, (b) by any CNX stockholder who is a stockholder of record at the time of the giving of notice provided for in the bylaws, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in	CNXM Unitholders have no right to elect the General Partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of the General Partner. Directors are appointed by CNX Gathering, the sole member of the General Partner, and hold office until their successors have been appointed or qualified or until

CNX	CNXM

bylaws or (c) by an eligible stockholder and/or a nominating stockholder pursuant to the proxy access provision in the bylaws. See “Stockholder Proposals and Director Nominations” below.

Under CNX’s bylaws, the proxy access provision permits one or more beneficial owners, owning at least 3% of CNX’s outstanding common stock continuously for at least three years to nominate and include in CNX’s annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the CNX Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the bylaws.

Under CNX’s bylaws, directors are elected by a majority of votes cast, unless a director nominee was properly nominated by a CNX stockholder with advance notice in a contested election, in which case directors are elected by a plurality of votes cast.

Once elected, directors hold office for terms of one year and remain in office until a successor is elected, or, if earlier, until their death, resignation, or removal from office.

their earlier death, resignation, removal or disqualification.

Removal of Directors; Withdrawal or Removal of General Partner

CNX	CNXM
Under the DGCL, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, subject to certain exceptions.

Withdrawal of the General Partner. The General Partner will be deemed to have withdrawn from CNXM upon the occurrence of any of the following events: (1) the General Partner voluntarily withdraws as general partner by giving written notice to the other partners, (2) the General Partner transfers all of its general partner interests, (3) the General Partners is removed pursuant to the bylaws, (4) the General Partner takes certain actions relating to the bankruptcy or the liquidation of CNXM, (5) a final and non-appealable bankruptcy order has been entered into by a court of appropriate jurisdiction to a voluntary or involuntary petition by or against the General Partner or (6) if the General Partner is a corporation and a certificate of dissolution or its equivalent is filed for the General Partner.

Removal of the General Partner. The General Partner may not be removed unless that removal is both for Cause (as defined in the Partnership Agreement) and approved by the vote of the holders of at least 66 2/3 % of the outstanding CNXM Common Units,

CNX	CNXM

voting together as a single class, including CNXM Common Units held by the General Partner and its affiliates, and CNXM receives an opinion of counsel regarding limited liability and tax matters. For purposes of provisions relating to the removal of the General Partner, “cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to CNXM or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of CNXM.

In the event of removal of the General Partner or withdrawal of the General Partner, a successor general partner will have the option to purchase the general partner interest of the General Partner. Under all other circumstances where the General Partner withdraws, the General Partner will have the option to require the successor general partner to purchase the general partner interest for fair market value. In the event of removal or withdrawal of the General Partner, CNXM will be required to reimburse the General Partner for all amounts due the General Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the General Partner or its affiliates for CNXM’s benefit.

Filling Vacancies on the Board; Replacing the General Partner

CNX	CNXM
Under CNX’s certificate of incorporation and bylaws, vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the remaining directors, though less than a quorum of the CNX Board.

Replacement Following Withdrawal of the General Partner. Upon the voluntary withdrawal of the General Partner, the holders of a Unit Majority may elect a successor to the withdrawing General Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, CNXM will be dissolved, wound up and liquidated, unless within a specified time period after that withdrawal, the holders of a Unit Majority agree to continue the CNXM’s business and to appoint a successor general partner.

Replacement Following Removal of the General Partner. Any removal of the General Partner is subject to the approval of a successor general partner by the vote of the holders of a Unit Majority.

Transfer of General Partner Interest

CNX	CNXM
Not applicable.

Prior to September 30, 2024, the General Partner may not transfer all or any part of its general partner interest in CNXM unless such transfer (1) has been approved by the prior written consent or vote of at least a majority of the outstanding CNXM Common Units and CNXM Class B units, voting as a single class (excluding any CNXM Common Units held by the General Partner and its affiliates), or (2) is of all, but not less than all, of its general partner interest to (a) an affiliate of the General Partner (other than an individual) or (b) another person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other person or the transfer by the General Partner of all or substantially all of its assets to such other person.

On or after September 30, 2024, the General Partner may transfer all or any of its general partner interest in CNXM without unitholder approval.

Limited Call Rights

CNX	CNXM
Not applicable.	If at any time the General Partner and its affiliates hold more than 80% of the then-issued and outstanding limited partner interests of any class, the General Partner will have the right, which it may assign in whole or in part to its affiliates or to CNXM, to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these circumstances would be the greater of (1) the current market price (as defined in the Partnership Agreement) of the limited partner interests of the class as of the date three business days prior to the date that the notice is mailed to the Limited Partners as provided in the Partnership Agreement and (2) the highest price paid by the General Partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the General Partner mails notice of its election to purchase the units.

Amendment of Governing Documents

CNX	CNXM

Certificate of Incorporation. CNX’s certificate of incorporation may be amended in any manner provided by the DGCL. Because CNX Common Stock is the only class of CNX capital stock outstanding, CNX’s certificate of incorporation may be amended with the affirmative vote of a majority of the outstanding shares of CNX Common Stock, except that certain provisions requiring a supermajority vote of stockholders may only be amended with such supermajority vote.

Bylaws. CNX’s certificate of incorporation and bylaws provide that the bylaws may be altered, amended or repealed at any meeting of the CNX Board or the CNX stockholders, provided that notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the CNX Board, in a notice given not less than two days prior to the meeting.

Amendments to the Partnership Agreement may be proposed only by the General Partner. The General Partner has no duty or obligation to propose or approve any amendment and may decline to do so free of any duty or obligation whatsoever to CNXM, any Limited Partner or any other person bound by the Partnership Agreement, and, in declining to propose or approve an amendment to the Partnership Agreement, is not required to act in good faith or pursuant to any other standard imposed by the Partnership Agreement, any partnership agreement of any subsidiary or other agreement or the Delaware Partnership Act. Any amendment that materially and adversely affects the rights or preferences of any type or class of partner interests in relation to other types or classes of partner interests will require the approval of the holders of a majority of the type or class of partnership interests so affected. However, in some circumstances, more particularly described in the Partnership Agreement, the General Partner may make amendments to the Partnership Agreement without the approval of the Limited Partners or assignees to reflect:

•  a change in the name of CNXM, the location of its principal place of business, its registered agent, or its registered office;

•  the admission, substitution, withdrawal, or removal of partners;

•  a change that the General Partner determines to be necessary or appropriate to qualify or continue CNXM’s qualification as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that neither CNXM nor its operating company or subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•  a change the General Partner determines does not adversely affect the Limited Partners (or any particular class of Limited Partners) in any material respect;

•  a change that the General Partner determines to be necessary or appropriate to (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, or

CNX	CNXM

regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (b) facilitate the trading of CNXM’s limited partner interests or to comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the limited partner interests are or will be listed for trading;

•  a change that the General Partner determines to be necessary or appropriate in connection with splits or combinations of partnership securities;

•  a change required to effect the intent of the provisions of the Partnership Agreement or otherwise contemplated by the Partnership Agreement;

•  a change in CNXM’s fiscal year or taxable period and any changes that the General Partner determines are necessary or appropriate as a result of a change in CNXM’s fiscal year or taxable period;

•  an amendment that is necessary, in the opinion of counsel, to prevent CNXM, or the General Partner or its directors, officers, trustees, or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed;

•  an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of partnership securities;

•  any amendment expressly permitted by the Partnership Agreement to be made by the General Partner acting alone;

•  an amendment effected, necessitated, or contemplated by a merger agreement approved in accordance with the Partnership Agreement;

•  an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by CNXM of, or an investment by CNXM in, any corporation, partnership, joint venture, limited

CNX	CNXM

liability company or other entity in connection with the conduct by CNXM of activities permitted by the Partnership Agreement;

•  a merger, conveyance or conversion to effect a change in CNXM’s legal form; or

•  any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by the General Partner and the holders of a majority of the outstanding CNXM Common Units, unless a greater or different percentage is required under the Partnership Agreement or by Delaware law. No provision of the Partnership Agreement that establishes a percentage of outstanding units (including units deemed owned by the General Partner) required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding CNXM Common Units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

No amendment to the Partnership Agreement (other than those that may be made by the General Partner without the approval of the Limited Partners) may enlarge the obligations of any Limited Partner without its consent unless approved by the holders of a majority of the type or class of limited partner interests so affected. No amendment to the Partnership Agreement may enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable to the General Partner or any of its affiliates, without the consent of the General Partner, which may be given or withheld at its option.

No amendment to the Partnership Agreement (other than those that may be made by the General Partner without the approval of the Limited Partners) will become effective without the approval of the holders of at least 90% of the outstanding CNXM Common Units voting together as a single class unless CNXM obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

Meetings; Voting; Action by Written Consent

CNX	CNXM

Each share of CNX Common Stock entitles the holder to one vote with respect to each matter presented to CNX stockholders on which the holders of CNX Common Stock are entitled to vote. CNX stockholders do not have cumulative voting rights.

CNX’s bylaws provide that special meetings of the stockholders may be called by the chairman of the board or the CNX Board. CNX’s bylaws prohibit the conduct of any business at a special meeting other than as brought by or at the direction of the CNX Board. CNX stockholders may also act by written consent for actions that require greater than a majority of voting if authorized by such greater proportion.

Each record holder of a unit has a vote according to its percentage interest in CNXM, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the General Partner and its affiliates, their transferees, transferees of their transferees (provided that the General Partner has notified such secondary transferees that the voting limitation shall not apply to them), or a person or group who acquires units (provided that, prior to such acquisition, the General Partner has notified such person or group that the voting limitation shall not apply to them), acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting to unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

CNXM Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. In the case of CNXM Common Units held by the General Partner on behalf of ineligible holders, the General Partner will distribute the votes on those CNXM Common Units in the same ratios as the votes of Limited Partners (including the General Partner) in respect of limited partner interests other than those of ineligible holders are cast.

Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in the Partnership Agreement. The General Partner must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which Limited Partners must submit approvals) and any such meeting may be held not less than 10 days or more than 60 days after the mailing of notice of the meeting. CNXM Unitholders

CNX	CNXM
may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any such action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Stockholder Proposals and Director Nominations

CNX	CNXM
CNX’s bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors at annual or special meetings. To be timely, a CNX stockholder’s notice for an annual meeting must be delivered to CNX’s secretary no later than the 90th day and no earlier than the 120th day prior to the anniversary of the previous year’s annual meeting. To be timely, a CNX stockholder’s notice for a special meeting for the election of directors must be delivered to CNX’s secretary no later than the 90th day prior to the anniversary of the such special meeting or the 10th day following the day on which the public announcement is first made of the date of the special meeting. A CNX stockholder’s notice must also provide certain information and make certain representations.	Not applicable.

Indemnification and Limitation on Liability

CNX	CNXM

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

•  for breach of duty of loyalty;

•  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•  under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

•  for transactions from which the director derived improper personal benefit.

CNX’s certificate of incorporation eliminates the personal liability of directors to CNX and its

The Partnership Agreement provides that certain persons, including the General Partner, managers, managing members, directors and officers, shall not be liable for monetary damages to CNXM, any of its Limited Partners or any other persons who are bound by the Partnership Agreement for losses sustained or liabilities incurred as a result of any act or omission of any such person unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such person acted in bad faith or engaged in intentional fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

The Partnership Agreement indemnifies certain persons, including the General Partner, managers, managing members, directors and officers, to the

CNX	CNXM
stockholders for monetary damages for breaches of fiduciary duty to the fullest extent authorized by the DGCL. CNX’s bylaws require CNX to indemnify its directors and officers, and certain employees, to the fullest extent permitted by the DGCL, but subject to certain exceptions and limitations set forth in the bylaws. Additionally, the directors and certain officers are entitled to advancement of expenses from CNX for legal proceedings against them, to the fullest extent permitted by law. The bylaws also provide that CNX may maintain insurance to protect itself and its directors, officers, employees and agents from liabilities incurred in any such capacity, whether or not the DGCL would permit CNX to indemnify such person against such liability.	fullest extent permitted by law for any proceedings as a result of such persons acting on behalf of CNXM, subject to certain limitations in the Partnership Agreement. The Partnership Agreement also provides for advancement of expenses for proceedings against any such person. Further, the Partnership Agreement allows CNXM to purchase and maintain insurance on behalf of the General Partner and any person designated by the General Partner to protect against any liability incurred by such person on behalf of CNXM.

Conflicts of Interest; Fiduciary Duties

CNX	CNXM

CNX’s directors owe certain fiduciary duties to CNX stockholders. Under the DGCL, certain transactions involving an interested officer or director are not void or voidable solely because of such officer’s or director’s interest if:

•  the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

•  the material facts are disclosed or made known to the CNX stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the CNX stockholders; or

•  the transaction is fair to the corporation at the time it is authorized, approved, or ratified by the board of directors (or committee thereof) or the stockholders.

The CNX Partnership Agreement contains provisions that eliminate the General Partner’s fiduciary duties to CNXM and the CNXM Unitholders. The Partnership Agreement also restricts the remedies available to CNXM Unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

The General Partner may take into account the interests of other parties in addition to CNXM’s interests when resolving conflicts of interest. In effect, these provisions limit the General Partner’s fiduciary duties to CNXM Unitholders. The Partnership Agreement also restricts the remedies available to CNXM Unitholders for actions taken by the General Partner that might, without those limitations, constitute breaches of fiduciary duty. Whenever a potential conflict of interest arises between the General Partner or any of its affiliates, on the one hand, and CNXM, its subsidiaries or any partner, on the other, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners and will not breach the Partnership Agreement or any duty stated or implied by law or equity, if the resolution or course of action is:

•  approved by Special Approval; or

•  approved by the vote of a majority of outstanding CNXM Common Units (excluding

CNX	CNXM

CNXM Common Units owned by the General Partner and its affiliates).

The General Partner is authorized but will not be required in connection with its resolution of a conflict of interest to seek Special Approval of the CNXM Conflicts Committee or approval of the CMX Unitholders and may adopt a resolution or course of action that has not received such approval. If Special Approval is sought, then it will be presumed the CNXM Conflicts Committee of the GP Board acted in good faith.

The Partnership Agreement also entitles the General Partner to take or decline to take any action in its individual capacity, as opposed to in its capacity as the general partner of CNXM, free of any duty (including any fiduciary duty) or obligation whatsoever to CNXM, its subsidiaries or any Limited Partner or any other person bound by the Partnership Agreement and, to the fullest extent permitted by law, with no requirement to act in good faith.

Taxation

CNX	CNXM
See “Material U.S. Federal Income Tax Consequences.”

CNXM is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax.

Each CNXM Unitholder receives a Schedule K-1 from CNXM reflecting such unitholder’s share of CNXM’s items of income, gain, loss and deduction for each taxable year following the end of such taxable year.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) of the Merger and of owning and disposing of shares of CNX Common Stock received in the Merger. This discussion is limited to U.S. Holders of CNXM Public Common Units that hold their CNXM Public Common Units, and will hold their shares of CNX Common Stock received in the Merger, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts;

•	regulated investment companies or mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers and brokers in stocks and securities or currencies;

•	traders in securities that use a mark-to-market method of tax accounting;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the United States;

•	persons that received CNXM Common Units as compensation for the performance of services;

•	holders of options, restricted units or bonus units granted under any CNXM benefit plan;

•

persons that hold CNXM Common Units or CNX Common Stock as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

•	S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities);

•	persons whose “functional currency” is not the U.S. Dollar;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; or

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the CNXM Common Units or CNX Common Stock being taken into account in an applicable financial statement.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds CNXM Common Units, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding CNXM Common Units should consult its own tax advisor.

Moreover, this discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes.

This discussion is based on provisions of the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations (the “Treasury Regulations”), all as of the date hereof, and any of which are subject to change, possibly with a retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to any of the tax consequences discussed below. As a result there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of CNXM Public Common Units or shares of CNX Common Stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF CNX COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF CNXM COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF CNX COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of CNXM Common Units

Tax Characterization of the Merger

The receipt of shares of CNX Common Stock in exchange for CNXM Common Units pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. Holder’s CNXM Common Units in exchange for shares of CNX Common Stock received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized

A U.S. Holder who receives shares of CNX Common Stock in exchange for CNXM Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the shares of CNX Common Stock received and (B) such U.S. Holder’s share of CNXM’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. Holder’s adjusted tax basis in the CNXM Common Units exchanged therefor (which includes such U.S. Holder’s share of CNXM’s nonrecourse liabilities immediately prior to the Merger).

A U.S. Holder’s initial tax basis in CNXM Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the CNXM Common Units plus the U.S. Holder’s share of CNXM’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of CNXM’s income and by any increases in the U.S. Holder’s share of CNXM’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from CNXM, by the U.S. Holder’s share of CNXM’s losses, by any decreases in the U.S. Holder’s share of CNXM’s nonrecourse liabilities and by the U.S. Holder’s share of CNXM’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. Upon the disposition of a common unit, including in connection with the Merger, a U.S. Holder’s basis in his CNXM Common Unit will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest.

Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of CNXM Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by CNXM and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a CNXM Common Unit pursuant to the Merger Agreement and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s CNXM Common Units pursuant to the Merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of CNXM Common Units in the Merger.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its CNXM Common Units for more than twelve months as of the Effective Time. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. Holder in the Merger will vary depending on each U.S. Holder’s particular situation, including the value of the shares of CNX Common Stock received by each U.S. Holder in the Merger, the adjusted tax basis of the CNXM Common Units exchanged by each U.S. Holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of CNXM’s income may be deducted in full upon the U.S. Holder’s taxable disposition of its entire investment in CNXM pursuant to the Merger. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

CNXM Items of Income, Gain, Loss, and Deduction for the Taxable Period of CNXM that Includes the Date of the Merger.

A U.S. Holder of CNXM Common Units will be allocated its share of CNXM’s items of income, gain, loss, and deduction for the taxable period of CNXM that includes the date of the Merger in accordance with the terms of the CNXM Partnership Agreement. A U.S. Holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from CNXM. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the CNXM Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the Merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the CNXM Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the Merger.

Tax Basis and Holding Period in Shares of CNX Common Stock Received in the Merger.

A U.S. Holder’s tax basis in the shares of CNX Common Stock received in the Merger will equal the fair market value of such shares. A U.S. Holder’s holding period in the shares of CNX Common Stock received in the Merger will begin on the day after the date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of CNX Common Stock Received in the Merger

Distributions on Shares of CNX Common Stock

For U.S. federal income tax purposes, distributions of cash by CNX to a U.S. Holder with respect to shares of CNX Common Stock received in the Merger will generally be included in a U.S. Holder’s income as ordinary dividend income to the extent of CNX’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to CNX stockholders by CNX after the Merger may exceed CNX’s current and accumulated earnings and profits. Distributions of cash in excess of CNX’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s shares of CNX Common Stock and, to the extent the distribution exceeds such U.S. Holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of CNX Common Stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. Holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of CNX Common Stock

Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of CNX Common Stock received in the Merger, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of CNX Common Stock and (ii) the U.S. Holder’s adjusted tax basis in such shares of CNX Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of CNX Common Stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, shares of CNX Common Stock received in the Merger. A U.S. Holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, shares of CNX Common Stock received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of CNX Common Stock to be issued in the Merger will be passed upon by Latham & Watkins LLP.

EXPERTS

CNX

The consolidated financial statements of CNX Resources Corporation appearing in CNX Resources Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of CNX Resources Corporation’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, including therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports given on the authority of such firm as experts in accounting and auditing.

The information incorporated by reference in this consent statement/prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value as of December 31, 2019 is based on the audit letter prepared by Netherland, Sewell & Associates, Inc., CNX Resources Corporation’s independent petroleum engineers. This information is included in this consent statement/prospectus in reliance upon the authority of such firm as an expert in these matters.

CNXM

The consolidated financial statements of CNX Midstream Partners LP appearing in CNX Midstream Partners LP’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of CNX Midstream Partners LP’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

CNX and CNXM file annual, quarterly and current reports, proxy statements (in the case of CNX) and other information with the SEC. CNX’s file number with the SEC is 001-14901 and CNXM’s file number with the SEC is 001-36635. Filings made with the SEC by CNX and CNXM are available to the public over the Internet at the SEC’s web site at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this consent statement/prospectus.

CNX has filed with the SEC a registration statement on Form S-4 of which this consent statement/prospectus forms a part. The registration statement registers the shares of CNX Common Stock to be issued to CNXM Public Unitholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CNX Common Stock. The rules and regulations of the SEC allow CNX and CNXM to omit certain information included in the registration statement from this consent statement/prospectus.

The SEC allows CNX and CNXM to “incorporate by reference” the information they file with it, which means that CNX and CNXM can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this consent statement/prospectus, and information that CNX and CNXM file later with the SEC will automatically update or supersede this information.

CNX incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by CNX with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this consent statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

•	Current Reports on Form 8-K, filed January 30, 2020 (second filing), February 21, 2020, March 13, 2020, April 28, 2020, May 4, 2020, May 7, 2020 and July 27, 2020;

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders, filed March 24, 2020 ; and

•

the description of the CNX Common Stock, par value $0.01 per share, contained in CNX’s registration statement on Form 8-A filed March 24, 1999, including any subsequently filed amendments and reports updating such description.

CNXM incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by CNXM with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after that date of this consent statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2019;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

•	Current Reports on Form 8-K or Form 8-K/A, filed January 30, 2020 (second filing), May 4, 2020, May 6, 2020 and July 27, 2020;

•

the description of the CNXM Common Units contained in CNXM’s registration statement on Form 8-A filed on September 19, 2014, including any subsequently filed amendments and reports updating such description.

You may request a copy of any of the documents incorporated by reference by CNX and CNXM at no cost by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone number:

CNX Resources Corporation

Investor Relations

CNX Center

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317

Phone: (724) 485-4000

CNX Midstream Partners LP

Investor Relations

CNX Center

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317

Phone: (724) 485-4000

To obtain timely delivery of these documents prior to the conclusion of the written consent process, CNXM Limited Partners must request the information no later than September 18, 2020.

You may also obtain more information regarding CNX by consulting its website, at www.cnx.com. The information on CNX’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this consent statement/prospectus, and you should not consider it part of this consent statement/prospectus.

You may also obtain more information regarding CNXM by consulting its website, at www.cnxmidstream.com. The information on CNXM’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this consent statement/prospectus, and you should not consider it part of this consent statement/prospectus.

You should rely only on the information incorporated by reference or provided in this consent statement/prospectus or to which this consent statement/prospectus refers you. Neither CNX nor CNXM have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information which appears in this consent statement/prospectus and which is incorporated by reference in this consent statement/prospectus may only be accurate as of the date of this consent statement/prospectus or the date of the document in which incorporated information appears. The business, financial condition, results of operations and prospects may have changed for each of CNX and CNXM since that date.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On July 26, 2020, CNX entered into the Merger Agreement with CNXM and its wholly owned subsidiary CNX Resources Holdings, LLC (“Merger Sub”), pursuant to which Merger Sub will be merged with and into CNXM with CNXM surviving as an indirect wholly owned subsidiary of CNX. Under the terms of the Merger Agreement, at the Effective Time, each outstanding CNXM Common Unit not owned by CNX and its subsidiaries will be converted into the right to receive 0.88 shares of CNX Common Stock.

The Merger will be accounted for in accordance with ASC 810. Because CNX controls CNXM both before and after the Merger, the changes in CNX’s ownership interest in CNXM resulting from the Merger will be accounted for as an equity transaction, and no gain or loss will be recognized in CNX’s consolidated statement of income. In addition, the tax effects of the Merger are reported as adjustments to deferred income taxes and additional paid-in capital, consistent with ASC 740. Since the CNX historical financial information includes the accounts of CNXM, the historical financial information of CNXM has not been shown separately.

The unaudited pro forma consolidated financial information has been developed by applying pro forma adjustments to the historical audited consolidated financial statements of CNX. The historical consolidated financial statements of CNX include CNXM because CNX controls CNXM. As the CNX historical financial information includes the accounts of CNXM, the historical financial information of CNXM has not been shown separately. The unaudited pro forma consolidated balance sheet of CNX as of June 30, 2020 has been prepared to give effect to the Merger as if it had occurred on June 30, 2020 and the unaudited pro forma statement of income of CNX for the six months ended June 30, 2020 and for the year ended December 31, 2019 has been prepared to give effect to the Merger as if it had occurred on January 1, 2019.

Under SEC regulations, pro forma adjustments to CNX’s consolidated statement of income are limited to those that are (1) directly attributable to the Merger, (2) factually supportable and (3) expected to have a continuing impact on the consolidated results. Under SEC regulations, pro forma adjustments to CNX’s consolidated balance sheet are limited to those that give effect to events that are directly attributable to the Merger and are factually supportable regardless of whether they have a continuing impact or are nonrecurring. The pro forma adjustments are based on the account balances and share, and unit counts as of the pro forma balance sheet date, which may change between the pro forma balance sheet date and the closing date of the Merger.

The unaudited pro forma consolidated financial statements (the “Unaudited Pro Forma Statements”) should be read in conjunction with the historical consolidated unaudited interim financial statements and related notes included in CNX’s and CNXM’s Quarterly Reports on Form 10-Q for the six months ended June 30, 2020 and the historical consolidated audited financial statements included in the Annual Reports on Form 10-K for the year ended December 31, 2019, and incorporated by reference herein.

The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that CNX believes are reasonable under the circumstances. The Unaudited Pro Forma Statements are presented for illustrative purposes only and are not necessarily indicative of the results that might have occurred had the Merger taken place on June 30, 2020, for balance sheet purposes, and on January 1, 2019, for consolidated statement of income purposes, and are not intended to be a projection of future results. Actual results may vary significantly from results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the Unaudited Pro Forma Statements.

CNX RESOURCES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2020

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	CNX Historical	Merger Pro forma Adjustments	CNX Combined Pro forma
ASSETS

Current Assets:
Cash and Cash Equivalents	$19,607	—	$19,607
Restricted Cash	738	—	738
Accounts and Notes Receivable:	76,843	—	76,843
Supplies Inventories	10,317	—	10,317
Recoverable Income Taxes	114,440	—	114,440
Derivative Instruments	197,804	—	197,804
Prepaid Expenses	10,973	—	10,973

Total Current Assets	430,722	—	430,722

Property, Plant and Equipment:
Property, Plant and Equipment	10,814,035	—	10,814,035
Less—Accumulated Depreciation, Depletion and Amortization	3,730,232	—	3,730,232

Total Property, Plant and Equipment—Net	7,083,803	—	7,083,803

Other Assets:
Operating Lease Right-of-Use Assets	141,198	—	141,198
Investment in Affiliates	15,159	—	15,159
Derivative Instruments	212,657	—	212,657
Goodwill	323,314	—	323,314
Other Intangible Assets	93,371	—	93,371
Restricted Cash	5,576	—	5,576
Other	13,884	—	13,884

Total Other Assets	805,159	—	805,159

TOTAL ASSETS	$8,319,684	—	$8,319,684

CNX RESOURCES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2020

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	CNX Historical	Merger Pro forma Adjustments		CNX Combined Pro forma
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$148,345	—		$148,345
Derivative Instruments	83,527	—		83,527
Current Portion of Finance Lease Obligations	7,295	—		7,295
Current Portion of Long-Term Debt	22,430	—		22,430
Current Portion of Operating Lease Obligations	52,110	—		52,110
Other Accrued Liabilities	162,817	9,500	(a)	172,317

Total Current Liabilities	476,524	9,500		486,024
Non-Current Liabilities:
Long-Term Debt	2,540,768	—		2,540,768
Finance Lease Obligations	4,225	—		4,225
Operating Lease Obligations	79,701	—		79,701
Derivative Instruments	178,187	—		178,187
Deferred Income Taxes	370,412	99,437	(b)	469,849
Asset Retirement Obligations	62,543	—		62,543
Other	40,370	—		40,370

Total Non-Current Liabilities	3,276,206	99,437		3,375,643

TOTAL LIABILITIES	3,752,730	108,937		3,861,667

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 187,431,492 Issued and Outstanding at June 30, 2020	1,878	—		1,878
Capital in Excess of Par Value	2,261,729	721,095	(b)(c)	2,982,824
Preferred Stock, 15,000,000 Shares Authorized, None Issued and Outstanding	—	—		—
Retained Earnings	1,495,197	(9,500	)(a)	1,485,697
Accumulated Other Comprehensive Loss	(12,382)	—		(12,382)

Total CNX Resources Stockholders’ Equity	3,746,422	711,595		4,458,017
Noncontrolling Interest	820,532	(820,532	)(c)	—

TOTAL STOCKHOLDERS’ EQUITY	4,566,954	(108,937)		4,458,017

TOTAL LIABILITIES AND EQUITY	$8,319,684	—		$8,319,684

CNX RESOURCES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2020

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	CNX Historical	Merger Pro forma Adjustments		CNX Combined Pro forma
Revenue and Other Operating Income:
Natural Gas, NGLs and Oil Revenue	$427,270	$—		$427,270
Gain on Commodity Derivative Instruments	51,839	—		51,839
Purchased Gas Revenue	46,783	—		46,783
Midstream Revenue	30,597	—		30,597
Other Operating Income	8,711	—		8,711

Total Revenue and Other Operating Income	565,200	—		565,200
Operating Expenses:
Lease Operating Expense	20,277	—		20,277
Transportation, Gathering and Compression	143,267	—		143,267
Production, Ad Valorem, and Other Fees	11,546	—		11,546
Depreciation, Depletion and Amortization	242,709	—		242,709
Exploration and Production Related Other Costs	7,197	—		7,197
Purchased Gas Costs	44,987	—		44,987
Impairment of Exploration and Production Properties	61,849	—		61,849
Impairment of Goodwill	473,045	—		473,045
Selling, General and Administrative Costs	53,657	—		53,657
Other Operating Expense	47,277	—		47,277

Total Operating Expenses	1,105,811	—		1,105,811
Other Expense (Income):
Other Expense (Income)	9,985	(964	)(d)	9,021
Gain on Asset Sales and Abandonments, net	(17,992)	—		(17,992)
Gain on Debt Extinguishment	(10,919)	—		(10,919)
Interest Expense	95,252	—		95,252

Total Other Expense	76,326	(964)		75,362
Total Costs And Expenses	1,182,137	(964)		1,181,173

(Loss) Earnings Before Income Tax	(616,937)	964		(615,973)
Income Tax (Benefit) Expense	(181,228)	10,476	(e)	(170,752)

Net Income	(435,709)	(9,512)		(445,221)
Less: Net Income Attributable to Noncontrolling Interest	39,126	(39,126	)(f)	—

Net (Loss) Income Attributable to CNX Resources Shareholders	$(474,835)	$29,614		$(445,221)

(Loss) Per Share
Total Basic Loss Per Share	$(2.54)	—		$(1.99)
Total Diluted Loss Per Share	$(2.54)	—		$(1.99)

Dividends Paid Per Share	$—	—		$—
Weighted Average Number of Common Shares Outstanding:
Basic	187,117,412	37,073,819	(g)	224,191,231

Dilutive	187,117,412	37,073,819	(g)	224,191,231

CNX RESOURCES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	CNX Historical	Merger Pro forma Adjustments		CNX Combined Pro forma
Revenue and Other Operating Income:
Natural Gas, NGLs and Oil Revenue	$1,364,325	$—		$1,364,325
Gain on Commodity Derivative Instruments	376,105	—		376,105
Purchased Gas Revenue	94,027	—		94,027
Midstream Revenue	74,314	—		74,314
Other Operating Income	13,678	—		13,678

Total Revenue and Other Operating Income	1,922,449	—		1,922,449
Operating Expenses:
Lease Operating Expense	65,443	—		65,443
Transportation, Gathering and Compression	330,539	—		330,539
Production, Ad Valorem, and Other Fees	27,461	—		27,461
Depreciation, Depletion and Amortization	508,463	—		508,463
Exploration and Production Related Other Costs	44,380	—		44,380
Purchased Gas Costs	90,553	—		90,553
Impairment of Exploration and Production Properties	327,400	—		327,400
Impairment of Unproved Properties and Expirations	119,429	—		119,429
Selling, General and Administrative Costs	143,550	—		143,550
Other Operating Expense	79,255	—		79,255

Total Operating Expenses	1,736,473	—		1,736,473
Other Expense:
Other Expense	2,862	—		2,862
Gain on Asset Sales and Abandonments, net	(35,563)	—		(35,563)
Loss on Debt Extinguishment	7,614	—		7,614
Interest Expense	151,379	—		151,379

Total Other Expense	126,292	—		126,292
Total Costs And Expenses	1,862,765	—		1,862,765

Earnings Before Income Tax	59,684	—		59,684
Income Tax Expense	27,736	29,443	(e)	57,179

Net Income (Loss)	31,948	(29,443)		2,505
Less: Net Income Attributable to Noncontrolling Interest	112,678	(112,678	)(f)	—

Net (Loss) Income Attributable to CNX Resources Shareholders	$(80,730)	$83,235		$2,505

(Loss) Earnings Per Share
Total Basic (Loss) Earnings Per Share	$(0.42)	—		$0.01
Total Diluted (Loss) Earnings Per Share	$(0.42)	—		$0.01

Dividends Paid Per Share	$—	—		$—
Weighted Average Number of Common Shares Outstanding:
Basic	190,727,122	37,027,574	(g)	227,754,696

Dilutive	190,727,122	38,695,820	(g)	229,422,942

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The Unaudited Pro Forma Statements include the pro forma effects of the Merger.

The Unaudited Pro Forma Statements included herein have been derived from the historical financial statements, consisting of the audited financial statements for the year ended December 31, 2019 and the unaudited interim financial statements for the six months ended June 30, 2020, of CNX, and CNXM. Because the CNX historical financial information include the accounts of CNXM, the historical financial information of CNXM has not been presented separately in the unaudited pro forma consolidated financial statements.

The Unaudited Pro Forma Statements give effect to the Merger as an equity transaction. The unaudited pro forma consolidated balance sheet as of June 30, 2020, gives effect to the Merger as if it had occurred on June 30, 2020. The unaudited pro forma consolidated statement of income for the six months June 30, 2020 and for the year ended December 31, 2019, gives effect to the Merger as if it had occurred on January 1, 2019.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of CNX would have been if the Merger had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of CNX for any future periods or as of any date.

The following is the estimated consideration for the Merger calculated using actual share amounts as of June 30, 2020 (in thousands, except per unit/share amounts):

CNXM common units exchanged(1)	42,129
CNXM exchange ratio per unit(2)	0.88

Shares of CNX Common Stock assumed to be issued	37,074
CNX Common Stock closing price as of August 21, 2020	$11.27
Fair value of equity portion of consideration(3)	$417,822
Total consideration (excluding debt assumed)(3)	$417,822

(1)	Reflects CNXM Common Units not held by CNXM or its subsidiaries outstanding as of June 30, 2020.
(2)	Reflects the Exchange Ratio per CNXM Common Unit to be received by the CNXM Public Unitholders.
(3)	A $1 change in the price of a share of CNX Common Stock would change the total consideration by approximately $37.1 million for purposes of these Unaudited Pro Forma Statements.

2. MERGER PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

Unaudited Pro Forma Consolidated Balance Sheet Adjustments

(a) Reflects estimated transaction costs of $9.5 million directly attributable to the Merger. The Merger costs include financial advisory, legal services and other professional fees expected to be paid in 2020.

(b) The Merger, which involves a change in CNX’s ownership interests in CNXM, will be accounted for as an equity transaction in accordance with ASC 810. The Merger is expected to result in the recognition of a deferred tax liability and a decrease to additional paid-in capital (common stock) consistent with the accounting for tax effects of transactions with noncontrolling shareholders pursuant to ASC 740. The adjustment resulting from the Merger, using CNX’s statutory federal and state tax rate of 26.1 percent, is related to the step-up in tax basis. The deferred income tax impact is an estimate based on preliminary information and assumptions used in preparing these unaudited pro forma consolidated financial statements and is subject to change. A $1 change in the price of a share of CNX Common Stock would change the adjustment to deferred income taxes and common stock by approximately $9.2 million.

(c) Reflects the elimination of noncontrolling interests included in CNX’s historical consolidated balance sheets relating to CNXM to Capital in Excess of Par Value.

Unaudited Pro Forma Consolidated Statement of Income Adjustments

(d) Reflects the elimination of nonrecurring transaction costs of approximately $1.0 million.

(e) Reflects estimated net income tax expense using CNX’s statutory federal and state income tax rate of approximately 26.1 percent.

(f) Reallocates net income previously allocated to noncontrolling interests represented by publicly held CNXM Common Units to net income attributable to CNX stockholders.

(g) Reflects adjustments to weighted average basic and diluted shares to give effect to each CNXM Limited Partner entitled to receive 0.88 shares of CNXM Common Stock in connection with the Merger (in thousands, except for the Exchange Ratio.

Six Months Ended June 30, 2020
CNXM weighted average common units outstanding—basic and diluted	42,129,340
Fixed exchange ratio	0.88

Pro forma equivalent CNX weighted average shares outstanding for CNXM common units—basic and diluted	37,073,819

Year-Ended December 31, 2019
CNXM weighted average common units outstanding—basic	42,076,789
Fixed exchange ratio	0.88

Pro forma equivalent CNX weighted average shares outstanding for CNXM common units—basic	37,027,574

CNXM weighted average common units outstanding—diluted	42,120,474
Fixed exchange ratio	0.88

Pro forma equivalent CNX weighted average shares outstanding for CNXM common units— diluted	37,066,017

Note: In addition to the adjustment for CNXM Common Units, the adjustment to the number of dilutive shares outstanding on a pro forma basis includes approximately 1,629,803 dilutive CNX shares associated with share-based awards that were excluded from the computation of diluted earnings per share in the historical CNX consolidated financial statements for the year ended December 31, 2019 because their effect would have been antidilutive.

Annex A

THE MERGER AGREEMENT

{See attached]

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CNX RESOURCES CORPORATION,

CNX RESOURCES HOLDINGS LLC,

CNX MIDSTREAM GP LLC

and

CNX MIDSTREAM PARTNERS LP

July 26, 2020

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2020 (this “Agreement”), is entered into by and among CNX Resources Corporation, a Delaware corporation (“Parent”), CNX Resources Holdings LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned Subsidiary of Parent, CNX Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and CNX Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, prior to execution of this Agreement, for the purpose of effecting the transactions contemplated by this Agreement, (a) Parent has organized Merger Sub and contributed to it $1,000 cash and (b) CNX Gas Company LLC, a Virginia limited liability company and an indirect wholly owned Subsidiary of Parent (“CNX Gas”), (i) has organized CNX Gas Holdings, Inc., a Delaware corporation (“Holdings”), and (ii) has contributed to Holdings 897,992 Common Units (as defined below) representing 1.0% of the outstanding limited partner interests of the outstanding Common Units;

WHEREAS, each of Parent and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved this Agreement, the Support Agreement (as defined below) and the transactions contemplated hereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement (as defined below)), (c) resolved to recommend to the GP Board the approval of this Agreement, the Support Agreement and the transactions contemplated hereby, including the Merger, and (d) resolved, and recommended that the GP Board resolve, to direct that this Agreement be submitted to a vote of the Limited Partners (as defined below) and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (a) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and the holders of Common Units (as defined herein), (b) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (c) directed that this Agreement be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, in accordance with Section 3.6 of the General Partner Company Agreement (as defined below), CNX Gathering LLC, a Delaware limited liability company and the sole member of the General Partner (the “Sole Member”), has delivered to the GP Board its consent (the “Sole Member Consent”), in its capacity as the sole member of the General Partner, pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and General Partner and (b) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated hereby, including the Merger, by the General Partner;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Shares as consideration for the Merger (the “Parent Stock Issuance”), are in the best interests of Parent and the Parent Stockholders, (b) approved and adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and (c) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Parent, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and (b) approved the adoption, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the parties’ willingness to enter into this Agreement, each of CNX Gas, as the record and beneficial owner of 46,794,206 Common Units, and Holdings, as the record and beneficial owner of 897,992 Common Units, collectively representing more than a majority of the issued and outstanding Common Units, is entering into a support agreement, attached as Exhibit A, with the Partnership (the “Support Agreement”), pursuant to which and subject to the terms and conditions thereof, each of CNX Gas and Holdings has agreed to deliver (or cause to be delivered) a written consent with respect to the Common Units it beneficially owns approving the adoption of the Merger, this Agreement and the transactions contemplated hereby in accordance with Section 13.11 of the Partnership Agreement; and

WHEREAS, the Merger will constitute a Class B Cancellation Event (as defined in the Partnership Agreement).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1    Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership and its Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including the General Partner, Holdings and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet Date” means December 31, 2019.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in New York, New York are authorized or required by applicable Laws to be closed.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Class B Unit” has the meaning set forth in the Partnership Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“CNX Gas” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” means a common unit representing a limited partner interest in the Partnership.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.11.

“Consent Statement/Prospectus” has the meaning set forth in Section 4.4.

“Contract” has the meaning set forth in Section 4.3(b).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Director LTIP Award” has the meaning set forth in Section 3.6(a).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), public or workplace/occupational health and safety to the extent related to exposure to Hazardous Substances, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of September 30, 2014, as may be amended, modified or supplemented from time to time.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or the presence of which requires investigation, remediation or corrective action under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Holdings” has the meaning set forth in the Recitals.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Parent, the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of Parent, the Partnership, the General Partner, as applicable, or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, conditions, circumstances, effects, events, developments or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, circumstances, effects, events, developments or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing), pandemics, epidemics, or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids, propane or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development or occurrence that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” has the meaning set forth in Section 6.9(a).

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person’s business.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all wells located on or producing from such leases and properties and (c) all Systems.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored or administered by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Partnership Benefit Plan is a Parent Benefit Plan.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Bylaws” means the Amended and Restated Bylaws of Parent, amended through April 6, 2019.

“Parent Charter” means the Restated Certificate of Incorporation of Parent, dated February 26, 1999, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation of Parent, effective as of November 28, 2017, as may be further amended, modified or supplemented from time to time.

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.

“Parent Environmental Permits” has the meaning set forth in Section 5.13.

“Parent Equity Awards” means collectively, the stock options, stock appreciation rights, restricted stock units, deferred stock units, performance awards, performance stock or performance share units, stock or share units, phantom stock or other awards relating to Parent Common Stock granted under or governed by the Parent Equity Plans.

“Parent Equity Plans” means the Amended and Restated CNX Resources Corporation Equity Incentive Plan and any predecessor plans.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).

“Parent Independent Petroleum Engineers” has the meaning set forth in Section 5.14.

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

“Parent Material Contract” means any Contract (whether written or oral) which Parent or any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, and is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K).

“Parent Oil and Gas Leases” has the meaning set forth in Section 5.14(c).

“Parent Oil and Gas Properties” has the meaning set forth in Section 5.14(a).

“Parent Organizational Documents” means the Parent Bylaws and Parent Charter, together.

“Parent Permits” means all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“Parent Preferred Stock” means the preferred stock of Parent, par value $0.01 per share.

“Parent Reserve Report” has the meaning set forth in Section 5.14.

“Parent RSUs” has the meaning set forth in Section 3.6(a).

“Parent SEC Documents” has the meaning set forth in Section 5.5(a).

“Parent Shares” means the shares of Parent Common Stock.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stockholders” means the holders of the outstanding Parent Shares as of (i) the date hereof.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 29, 2020, as may be amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Environmental Permits” has the meaning set forth in Section 4.13.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plans” means the CNX Midstream Partners LP 2014 Long-Term Incentive Plan including any amendment and/or amendment and restatement thereof, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto.

“Partnership LTIP Awards” means, collectively, the Partnership Phantom Units and any other awards issued under a Partnership Long-Term Incentive Plan.

“Partnership LTIP Reserve” has the meaning set forth in Section 3.6(b).

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership Material Contract” means any Contract (whether written or oral) which the Partnership or any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, and is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K).

“Partnership Permits” means all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“Partnership Phantom Unit” means a phantom unit relating to a Common Unit issued under a Partnership Long-Term Incentive Plan.

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, the General Partner and their respective Affiliates.

“Partnership Unitholders” means holders of Common Units.

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Encumbrances” means:

(a)    to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b)    contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(c)    Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Parent Reserve Report and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Parent Reserve Report;

(d)    Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Encumbrance (i) secures obligations that are not indebtedness or a deferred purchase price and are not delinquent and (ii) has no material adverse effect on the value, use or operation of the property encumbered thereby;

(e)    such Encumbrances as Parent (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries), may have expressly waived in writing;

(f)    all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Parent or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g)    any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any indebtedness that will be paid off in connection with the Closing);

(h)    Encumbrances imposed or promulgated by applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions; or

(i)    Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of Parent or its Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Parent Reserve Report with respect to such lease, or increase the working interest of Parent or of its Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Parent Reserve Report with respect to such lease and, in each case, that have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“Registration Statement” has the meaning set forth in Section 4.9.

“Release” means any spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing or other release into the environment.

“Representatives” has the meaning set forth in Section 4.16.

“Required Consent” means a consent by a third party that would be applicable in connection with the consummation of the transactions contemplated by this Agreement, that if not obtained prior to the Closing hereunder, would void or terminate, or would give a third party the express right to terminate or void any Parent Material Contract, or which is expressly required to be obtained prior to the Closing, even though no consequence for failure to obtain such consent is set forth in the applicable contract.

“Requisite Partnership Approval” has the meaning set forth in Section 4.3(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Sole Member” has the meaning set forth in the Recitals.

“Sole Member Consent” has the meaning set forth in the Recitals.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or in the case of a partnership, more than 50% of the general partner interests, or in the case of a limited liability company, more than 50% of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Subsidiaries of Parent.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, compressors, meters, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment and rights of way, easements, licenses, surface interests, fee interests and other real property interests related or appurtenant to the foregoing that are owned by Parent or any of its Subsidiaries, and are used for the conduct of the business of Parent or any of its Subsidiaries as presently conducted.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Transaction Documents” means, collectively, this Agreement and the Support Agreement, including all exhibits, annexes and schedules thereto.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent of the holders of Common Units constituting a Unit Majority without a meeting in accordance with Section 13.11 and Section 14.03 of the Partnership Agreement.

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)    the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h)    all references to prices, values or monetary amounts refer to United States dollars;

(i)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j)    this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k)    each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(m)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(n)    the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(o)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(p)    all references to days mean calendar days unless otherwise provided; and

(q)    except as otherwise noted, all references to time mean Pittsburgh, Pennsylvania time.

ARTICLE II

THE MERGER

Section 2.1    The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main St., Suite 3700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5    Organizational Documents of the Surviving Entity; Directors and Officers of the General Partner.

(a)    At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws, in each case, consistent with the obligations set forth in Section 6.6. The name of the Surviving Entity shall be “CNX Midstream Partners LP.”

(b)    Immediately prior to the Effective Time, the Partnership shall use its reasonable best efforts to deliver to Parent the resignation of each officer of the General Partner and each member of the GP Board. Immediately following the Effective Time, the Sole Member shall cause (i) the directors of Merger Sub serving immediately prior to the Effective Time to become the directors of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub serving immediately prior to the Effective Time to become the officers of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 2.6    Admission as Partner. At the Effective Time, (a) Parent will be admitted as a Limited Partner of the Partnership and hold 46.9% of the limited partner interests in the Partnership representing the converted Public Common Units (as defined below), (b) the General Partner shall continue as the non-economic general partner of the Partnership and (c) the Partnership (as the Surviving Entity) will continue without dissolution.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the General Partner or any holder of Parent securities or Partnership securities:

(a)    Conversion of Common Units. Subject to Section 3.1(d), Section 3.3(d) and Section 3.5, each Common Unit (other than Common Units owned by Parent and its Subsidiaries immediately prior to the Effective Time) (each, a “Public Common Unit”) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 0.88 Parent Shares (the “Merger Consideration” and such ratio, the “Exchange Ratio”), subject to adjustment in accordance with Section 3.5, which Parent Shares will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws.

(b)    Cancellation of Class B Units. In accordance with Section 5.11(f) of the Partnership Agreement, immediately prior to the Effective Time, (i) each Class B Unit then issued and outstanding shall automatically be canceled and eliminated, cease to exist and no longer be outstanding, and (ii) the holder of such canceled Class B Units shall automatically cease to have any rights with respect thereto.

(c)    Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(d)    Treatment of Partnership-Owned Units and Parent-Owned Partnership Interests.

(i)    Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership will be automatically canceled and will cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.

(ii)    Any Partnership Interests that are owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent (excluding the Class B Units (discussed in Section 3.1(b)) and the General Partner Interest (discussed in clause (iii) below)) shall not be canceled, shall not be converted into the Merger Consideration, and shall remain outstanding as Partnership Interests in the Surviving Entity.

(iii)    The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain, immediately following the Effective Time, outstanding as a non-economic general partner interest in the Surviving Entity.

(e)    Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancellation of all Public Common Units in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(c) and (iii) the cancellation and extinguishment of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(d)(i).

Section 3.2    Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) will cease to be outstanding and will automatically be canceled and will cease to exist when converted into the right to receive the Merger Consideration as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend or distribution in accordance with Section 3.3(c), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Units in accordance with Section 3.3, and (c) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to Common Units.

Section 3.3    Exchange of Certificates and Book-Entry Units.

(a)    Exchange Agent. Prior to the Effective Time, Parent will appoint EQ Shareowners Services to act as exchange and payment agent hereunder for the purpose of receiving elections and exchanging Public Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, Parent will, on behalf of Merger Sub, deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, Parent Shares as required by this Article III. Parent agrees to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions pursuant to Section 3.3(c), without interest. Any dividends or other distributions with respect to Parent Shares pursuant to Section 3.3(c) and the Parent Shares for payment of the Merger Consideration deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.

(b)    Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and/or (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including dividends or other distributions pursuant to Section 3.3(c), if any. No interest will be paid or accrued on any dividends or other distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, and any cash or dividends or other distributions to which such holder is entitled pursuant to Section 3.3(c).

(c)    Distributions with Respect to Unexchanged Public Common Units. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d)    No Fractional Parent Shares. No certificates or scrip for Parent Shares representing fractional Parent Shares or book entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Public Common Units converted into the right to receive the

Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and the resulting fraction of a Parent Share will be rounded up to a whole Parent Share.

(e)    No Further Rights in Public Common Units. The Merger Consideration issued upon conversion of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such Public Common Unit (other than the right to any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one-year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units or any dividends or other distributions with respect to Parent Shares to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one-year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of Parent, Holdings, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g)    Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends and other distributions pursuant to Section 3.3(c).

(h)    Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i)    Book Entry Shares. All Parent Shares to be issued in the Merger will be issued in book-entry form, without physical certificates.

Section 3.4    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5    Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or shares of Parent Common Stock shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units or shares of Parent Common Stock, as applicable, then the Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 3.6    Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and each Partnership Long-Term Incentive Plan and Parent Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows:

(a)    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each Partnership LTIP Award (other than the Director LTIP Awards), whether or not vested, that is outstanding immediately prior to the Effective Time, shall cease to relate to or represent any right to receive Common Units and shall be converted at the Effective Time, into an equivalent award of restricted stock units relating to Parent Common Stock (“Parent RSUs”) on the same terms and conditions as were applicable to the corresponding Partnership LTIP Award, including any applicable payment timing provisions and dividend equivalent rights, as applicable, except as adjusted hereby and (ii) each Partnership LTIP Award held by a non-employee director whose service to the Partnership or its Affiliates will terminate upon the consummation of the Merger (each a “Director LTIP Award”) shall become fully vested and shall be automatically converted into the right to receive, with respect to each Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). The cancellation of a Director LTIP Award as provided in the second clause of the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Director LTIP Award. From and after the Effective Time, the former holder of any canceled Director LTIP Award shall only be entitled to receive the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights) in respect of each Common Unit subject to such canceled Director LTIP Award. Payment of the Merger Consideration (and any accrued but unpaid amounts in relation to distribution equivalent rights) with respect to canceled Director LTIP Awards shall be subject to withholding taxes in accordance with Section 3.3(h). From and after the Effective Time, the former holder of any Partnership LTIP Award (other than the Director LTIP Awards) shall only be entitled to receive Parent RSUs in respect of such Partnership LTIP Awards, which Parent RSUs will include a right to receive payment of any amounts with respect to accrued distribution equivalent right payments as of the Closing in accordance with and subject to the same vesting, forfeiture, payment timing and other provisions as applied under the corresponding Partnership LTIP Award.

(b)    As of the Effective Time, unless otherwise determined by the Parent Board, Parent shall assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the Partnership Long-Term Incentive Plans for the purpose of making future grants relating to Parent Shares to applicable employees and other service providers of Parent and its Subsidiaries, which Partnership LTIP Reserve shall (i) be adjusted as reasonably determined by the Parent Board or a committee thereof to give effect to the transactions contemplated by this Agreement, and (ii) be added to the Parent Equity Plans in such manner as determined by the Parent Board or a committee thereof; provided, however, that the number of Parent Shares comprising the Partnership LTIP Reserve, as adjusted pursuant to this Section 3.6(b), shall not, when combined with the other Parent Shares issued or to become issued in connection with the Merger or any related transactions, exceed 19.99% of the number of Parent Shares outstanding immediately prior to the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2018 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to Parent and Merger Sub as follows:

Section 4.1    Organization, Standing and Power.

(a)    Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).

(b)    Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)    All of the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States) (collectively, “Liens”).

(d)    The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2    Capitalization.

(a)    The authorized equity interests of the Partnership consist of Common Units, Class B Units and the General Partner Interest. As of July 24, 2020, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 89,799,224 Common Units, (ii) 3,000,000 Class B Units and (iii) the General Partner Interest. The Partnership has reserved 5,800,000 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of July 24, 2020, 221,004 Common Units are subject to outstanding Partnership LTIP Awards, and 5,510,172 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. From July 24, 2020 until the date of this Agreement, no additional limited partner interests or general partner interests have been issued, other than Common Units issued in connection with or pursuant to the Partnership Long-Term Incentive Plans. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest free and clear of any Lien, and the General Partner Interest has been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. All outstanding equity interests of the Partnership (excluding the General Partner Interest) are, and all Common Units issuable pursuant to the Partnership LTIP Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b)    As of the date of this Agreement, except pursuant to this Agreement or in the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any Partnership Interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such Partnership Interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c)    Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d)    There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3    Authority; Noncontravention; Voting Requirements.

(a)    Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject only to adoption of this Agreement by the affirmative vote or consent of the holders of a Unit Majority (the “Requisite Partnership Approval”). The Requisite Partnership Approval is the only approval of the holders of units representing limited partner interests of the Partnership that is necessary under applicable Law and the Partnership Agreement to adopt, approve and authorize this Agreement that has not been obtained as of the date of this Agreement. The execution, delivery and performance by each of the Partnership and the General Partner of the Transaction Documents, and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized by the GP Board, approved by each of the Conflicts Committee and the GP Board and consented to by the Sole Member and no other entity action on the part of the Partnership, the General Partner or the Sole Member is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of the Transaction Documents and, except for obtaining the Requisite Partnership Approval, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The GP Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

(b)    Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) assuming the Requisite Partnership Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent (other than the Sole Member Consent, which has been obtained) of any Person under, the terms, conditions or provisions of the Partnership Agreement, the General Partner Company Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.3(e) and (f) and Section 4.4 and the Requisite Partnership Approval are obtained, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and/or other modifications, referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which the Partnership or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)    Except for the Sole Member Consent and approval by the GP Board, each of which was obtained prior to the execution of this Agreement, the Requisite Partnership Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d)    The Conflicts Committee, at a meeting duly called and held, by unanimous vote, in good faith, has, among other things, (i) determined that the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the Support Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend to the GP Board the approval of this Agreement, the Support Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved, and recommended that the GP Board resolve, to direct that this Agreement be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement. Such approval by the Conflicts Committee constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement under the Partnership Agreement.

(e)    The GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (i) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and the holders of Common Units, (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (iii) directed that this Agreement be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

(f)    In accordance with Section 3.6 of the General Partner Company Agreement, the GP Board has obtained the Sole Member Consent, pursuant to which the Sole Member has (i) determined that the Merger is in the best interests of the Sole Member and the General Partner and (ii) authorized the execution and delivery of the Transaction Documents by the General Partner.

Section 4.4    Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the Registration Statement and the consent statement/prospectus constituting a part thereof relating to the Requisite Partnership Approval (the “Consent Statement/Prospectus”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5    Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)    The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2018 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b)    The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c)    Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 4.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d)    No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Partnership SEC Documents. No enforcement action has been initiated against the Partnership relating to disclosures contained or omitted from any Partnership SEC Document.

(e)    The General Partner has established and maintains adequate internal control over financial reporting and disclosure controls and procedures for the Partnership sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Conflicts Committee (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Conflicts Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(f)    Since December 31, 2018, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received notice from any

Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, the General Partner has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6    Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

Section 4.7    Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against the Partnership or any of its Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8    Compliance With Laws.

(a)    The Partnership and its Subsidiaries are, and since the later of December 31, 2018 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)    Without limiting the generality of Section 4.8(a), none of the General Partner, the Partnership, the Partnership’s Subsidiaries, or, to the knowledge of the General Partner or the Partnership, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9    Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Consent Statement/Prospectus will, on the date it is first mailed to the Limited Partners and the Parent Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the General Partner nor the Partnership make any representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10    Partnership Benefit Plans; Employee Matters.

(a)    Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b)    Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

(c)    Except as would not reasonably be expected to have a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d)    Neither the Partnership nor its Subsidiaries is bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization. Neither the Partnership nor its Subsidiaries is currently engaged in any negotiation with any labor union or labor organization with respect to any of their employees and, to the knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Partnership or its Subsidiaries. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against the Partnership is pending or, to the knowledge of the Partnership, threatened against or involving the Partnership or its Subsidiaries; and (ii) neither the Partnership nor its Subsidiaries has received written notice of any unfair labor practice complaint and, to the knowledge of the Partnership, no such complaints against the Partnership or such Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.

(e)    Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership or its Subsidiaries, or (ii) accelerate the vesting, funding or time of payment of any compensation, Partnership LTIP Award or other benefit with respect to any current or former employee, consultant, director, manager or other service provider.

(f)    Neither the Partnership nor any of its Subsidiaries employs or engages, or has at any time employed or engaged, any employees, consultants or other individual service providers, and neither the Partnership nor any of its Subsidiaries has extended any offer of employment or service to any employee or other individual service provider that is outstanding as of the date hereof. Neither the Partnership nor any of its Subsidiaries has incurred or would reasonably be expected to incur any material liability as a joint employer.

Section 4.11    Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Intrepid Partners, LLC (the “Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.12    Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership or any of its Subsidiaries or the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 4.13    Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect:

(a)    each of the Partnership and its Subsidiaries is and, since the later of December 31, 2018 and its respective date of incorporation, formation or organization, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws (“Partnership Environmental Permits”);

(b)    all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed;

(c)    no suspension or cancellation of any Partnership Environmental Permit is pending or, to the knowledge of the Partnership, threatened in writing;

(d)    there are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing against the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law;

(e)    to the knowledge of the Partnership, no Hazardous Substance has been disposed of, Released or transported on, to or from any properties currently or formerly owned, leased or operated by the Partnership or any of its Subsidiaries, or as a result of any operations or activities of the Partnership or any of its Subsidiaries, in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; and

(f)    neither the Partnership nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws, other than in the ordinary course of its business.

Section 4.14    Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

Section 4.15    Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.16    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2018, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent and Merger Sub, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:

Section 5.1    Organization, Standing and Power.

(a)    Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b)    Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    All of the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

(d)    Parent has made available to the Partnership correct and complete copies of its Organizational Documents, and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 5.2    Capitalization.

(a)    The authorized equity interests of Parent consist of (i) 500,000,000 Parent Shares and (ii) 15,000,000 shares of Parent Preferred Stock. As of July 24, 2020, there were (i) 187,431,849 Parent Shares issued and outstanding (excluding, for the avoidance of doubt, any Parent Shares held in treasury), (ii) no Parent Shares held in treasury and (iii) no shares of Parent Preferred Stock issued and outstanding or held in treasury. Parent has reserved 56,690,944 Parent Shares for issuance pursuant to the Parent Equity Plans, of which, as of July 24, 2020, 7,532,870 Parent Shares are subject to outstanding Parent Equity Awards (assuming target payout with respect to performance awards and without regard to the fungible share ratio calculation referenced within the Parent Equity Plans), and 14,081,056 are available for issuance in connection with future grants of awards under the Parent Equity Plans. From July 24, 2020 until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares issued in connection with or pursuant to the Parent Equity Plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to the Parent Equity Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)    As of the date of this Agreement, except pursuant to this Agreement, the Parent Equity Plans or grant documents issued thereunder, (i) there are no equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent or its Subsidiaries to issue, transfer or sell any equity interest of Parent or any such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any other equity interest in Parent or its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence. Since December 31, 2019, except pursuant to the Parent Equity Plans, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of Parent.

(c)    Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.

(d)    There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e)    When issued pursuant to the terms of this Agreement, all Parent Shares constituting the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f)    All of the issued and outstanding limited liability company interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned, directly or indirectly, by Parent, and Parent has no obligation to make contributions to Merger Sub by reason of Parent’s ownership of equity interests in Merger Sub, and Parent has no personal liability for the debts, obligations and liabilities of Merger Sub, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3    Authority; Noncontravention; Voting Requirements.

(a)    Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of the Transaction Documents and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by the Parent Board and on behalf of Merger Sub, and no other entity action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any Takeover Laws applicable to Parent or any of its Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

(b)    Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of Merger Sub or any of Parent’s other material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.3(d) and Section 5.4 are obtained, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and/or other modifications referred to in Section 5.3(b) of the Parent Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    No vote of holders of any class or series of the capital stock of Parent is necessary to approve the Parent Stock Issuance.

(d)    The Parent Board has unanimously (i) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders, (ii) approved and adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and (iii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement.

Section 5.4    Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing with the SEC of the Registration Statement and the Consent Statement/Prospectus constituting a part thereof, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5    Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)    Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2018 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b)    The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c)    Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 5.5(c) of the Parent Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)    No Subsidiary of Parent is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Documents. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Document.

(e)    Parent has established and maintains adequate internal control over financial reporting and disclosure controls and procedures sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to the Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for the Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(f)    Since December 31, 2018, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, Parent has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 5.6    Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

Section 5.7    Legal Proceedings(a) . There are no Proceedings pending or, to the knowledge of Parent, threatened with respect to Parent or any of its Subsidiaries or Proceedings pending or, to the knowledge of Parent, threatened with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.7 shall not apply to any Proceedings against Parent or any of its Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.8    Compliance With Laws; Permits.

(a)    Parent and its Subsidiaries are, and since the later of December 31, 2018 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Without limiting the generality of Section 5.8(a), none of Parent, its Subsidiaries, nor, to the knowledge of Parent, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. or foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of Parent, is being (or has been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Parent and its Subsidiaries are in possession of all Parent Permits, except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2018 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No Proceeding is pending or, to the knowledge of Parent, threatened with respect to any alleged failure by Parent or any of its Subsidiaries to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect

Section 5.9    Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.9, none of the information supplied (or to be supplied)

in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Consent Statement/Prospectus will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither Parent nor Merger Sub make any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10    Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets and (d) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries.

Section 5.11    Contracts.

(a)    Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Parent Material Contract.

(b)    Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid and binding on and enforceable against Parent and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received notice of or knows of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Parent or any of its Subsidiaries or permit termination, modification or acceleration, under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

(c)    In the one-year period prior to the date of this Agreement, no material customer of Parent has cancelled or, to the knowledge of Parent, threatened to cancel any Parent Material Contract in the future.

(d)    None of the Parent Material Contracts is subject to a Required Consent or preferential purchase right inuring to a third party, in each case that would be triggered by the transactions contemplated by this Agreement.

Section 5.12    Parent Benefit Plans; Employee Matters.

(a)    Each Parent Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, no Parent Benefit Plan is or has been within the past six years a (i) multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b)    Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of Parent, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of Parent, threatened with respect to any Parent Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d)    Neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization. Neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is currently engaged in any negotiation with any labor union or labor organization with respect to any of their employees and, to the knowledge of Parent, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries). Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against Parent is pending or, to the knowledge of Parent, threatened against or involving Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries); and (ii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) has received written notice of any unfair labor practice complaint and, to the knowledge of Parent, no such complaints against Parent or such Subsidiaries (excluding the Partnership and its Subsidiaries) are pending before the National Labor Relations Board or other similar Governmental Authority.

Section 5.13    Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)    each of Parent and its Subsidiaries is and, since the later of December 31, 2018 and its respective date of incorporation, formation or organization, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws (“Parent Environmental Permits”);

(b)    all Parent Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed;

(c)    no suspension or cancellation of any Parent Environmental Permit is pending or, to the knowledge of Parent, threatened in writing;

(d)    there are no Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law;

(e)    to the knowledge of Parent, no Hazardous Substance has been disposed of, Released or transported on, to or from any properties currently or formerly owned, leased or operated by Parent or any of its Subsidiaries, or as a result of any operations or activities of Parent or any of its Subsidiaries, in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; and

(f)    neither Parent nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws, other than in the ordinary course of its business.

Section 5.14    Oil and Gas Matters.

(a)    Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report prepared by Netherland, Sewell & Associates, Inc. (the “Parent Independent Petroleum Engineers”) relating to the Parent’s interests referred to therein as of December 31, 2019 (the “Parent Reserve Report”) or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report (the “Parent Oil and Gas Properties”) and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Parent Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)    Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to the Parent Independent Petroleum Engineers relating to the Parent interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent any set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases that are a part of the Parent Oil and Gas Properties (“Parent Oil and Gas Leases”) have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Parent Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid, and (iii) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Parent Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Parent Oil and Gas Lease) included in the Parent Oil and Gas Properties owned or held by Parent or any of its Subsidiaries.

(d)    All proceeds from the sale of Hydrocarbons produced from the Parent Oil and Gas Properties are being received by such selling entities in a timely manner and no material proceeds from the sale of Hydrocarbons produced from any such Parent Oil and Gas Properties are being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason except as reported in the Parent SEC Documents.

Section 5.15    Derivative Transactions. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)    All Derivative Transactions entered into by Parent or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b)    Parent and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 5.16    Brokers and Other Advisors. Except for Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.17    Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

Section 5.18    Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.19    Ownership of Partnership Interests. Parent and its Subsidiaries, taken together, are the beneficial owners of 47,692,198 Common Units, 3,000,000 Class B Units and the General Partner Interest, which represent all Partnership Interests held of record or beneficially by Parent or any of its Subsidiaries as of the date of this Agreement. As of the date of this Agreement, the Common Units beneficially owned by Parent and its Subsidiaries constitute a Unit Majority.

Section 5.20    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent, Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of Parent or Merger Sub or any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner or the Conflicts Committee (including their respective Representatives), or the Partnership’s, the General Partner’s or the Conflicts Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner and the Conflicts Committee in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1    Preparation of the Registration Statement, the Consent Statement/Prospectus.

(a)    As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall prepare and file with the SEC the Consent Statement/Prospectus and (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Consent Statement/Prospectus will be included as a prospectus. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Consent Statement/Prospectus to be mailed to the Limited Partners as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement and the Consent Statement/Prospectus, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Consent Statement/Prospectus or the Registration Statement or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the

SEC or the staff of the SEC, on the other hand, with respect to the Consent Statement/Prospectus or the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b)    The General Partner shall distribute to the Limited Partners the Consent Statement/Prospectus, which shall include a form of consent that may be executed by Limited Partners in connection with the Written Consent as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

Section 6.2    Conduct of Business.

(a)    Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice; provided, that this Section 6.2(a)(v)(A) shall not prohibit the Partnership and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries to:

(i)    amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii)    declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units, other than the previously declared $0.50 per Common Unit quarterly cash distribution related to the quarter ended June 30, 2020;

(iii)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement;

(iv)    make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than acquisitions or dispositions (1) in the ordinary course of business or (2) outside the ordinary course of business the consideration for which does not exceed $200,000,000 in value in the aggregate;

(v)    split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

(vi)    adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(vii)    waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(viii)    (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (3) settle or compromise any liability for Taxes in excess of $10,000,000 or any audit, examination or other legal Proceeding in respect of an amount of Taxes in excess of $10,000,000, (4) file any material amended Tax Return, (5) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax or (6) surrender any right to claim a material Tax refund;

(ix)    make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(x)    engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(xi)    except as required by applicable Law or the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (1) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material Partnership Benefit Plan (or any plan or arrangement that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (2) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (3) accelerate any material rights or benefits under any Partnership Benefit Plan, or (4) grant or amend any Partnership LTIP Awards or other equity awards, except in the ordinary course of business; or

(xii)    agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(b)    Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice; provided, that this Section 6.2(b)(v)(A) shall not prohibit Parent and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Parent Permits and all material insurance policies maintained by the Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)    amend Parent’s or any of its Subsidiaries’ Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (b) adversely affect (1) the economic benefits to be obtained by the holders of Public Common Units upon the consummation of the Merger or (2) the terms of the Parent Common Stock in any material respect;

(ii)    declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time; provided, however, that nothing contained herein shall prohibit Parent Board from increasing or decreasing the quarterly cash dividend on Parent Common Stock;

(iii)    merge, consolidate or enter into any other business combination transaction or agreement with any Person;

(iv)    split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent’s capital stock or other equity interests;

(v)    issue, sell or reclassify any capital stock of Parent or its Subsidiaries, or grant, issue or reclassify any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire capital stock of Parent or its Subsidiaries, in each case other than the issuance or sale, in one or more transactions pursuant to a Parent Equity Plan or another Parent Benefit Plan;

(vi)    solely with respect to Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law and, with respect to any Subsidiary of Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(vii)    waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

(viii)    (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election, (3) settle or compromise any liability for Taxes in excess of $10,000,000 or any audit, examination or other legal Proceeding in respect of an amount of Taxes in excess of $10,000,000, (4) file any material amended Tax Return, (5) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax or (6) surrender any right to claim a material Tax refund;

(ix)    make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(x)    directly or indirectly purchase, acquire or otherwise become beneficial owner of (or direct the Partnership to repurchase, redeem or otherwise acquire) any Public Common Units; or

(xi)    agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger (other than the Merger), consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control over all Common Units and the non-economic General Partner Interest in the Partnership beneficially owned by Parent and the General Partner, as applicable, as of the date of this Agreement or acquired thereafter and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Parent and its Affiliates shall enter into the Support Agreement by execution of a joinder thereto if at any time prior to the taking of the vote of the Common Units in respect of this Agreement the Parent or its Affiliates acquire beneficial or direct ownership of any Common Units.

Section 6.4    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4.

Section 6.5    Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for the purpose of completing diligence related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents which such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party), and (ii) all information concerning Parent’s or the Partnership’s business, properties and personnel as the other party may reasonably request, including all information relating to environmental matters, for the purpose of completing the other party’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information the disclosure of which the other party has concluded may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on such party or any of its Affiliates.

Section 6.6    Indemnification and Insurance.

(a)    From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless an Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Partnership and the General Partner and their respective successors and assigns.

(b)    The Surviving Entity shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.6(b), the Partnership may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed the Maximum Amount.

(c)    The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.

Section 6.7    Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Consent Statement/Prospectus and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

Section 6.8    Section 16 Matters. Prior to the Effective Time, the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9    Stock Exchange Listing, Delisting and Deregistration.

(a)    Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Parent shall submit a supplemental listing application with the NYSE (the “NYSE Listing Application”) with respect to such Parent Shares in accordance with the requirements of the NYSE. Parent shall use its reasonable best efforts to have the NYSE Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE). The Partnership shall furnish all information as may be reasonably requested by Parent in connection with any such action and the preparation and submission of the NYSE Listing Application. No submission of, or amendment or supplement to, the NYSE Listing Application will be made by Parent without providing the Partnership with a reasonable opportunity to review and comment thereon. In addition, Parent agrees to provide the Partnership and its legal counsel with copies of any written comments, and shall inform the Partnership of any oral comments, that Parent or its counsel may receive from time to time from the NYSE or its staff with respect to the NYSE Listing Application promptly after receipt of such comments, and any written or oral responses thereto. The Partnership and its legal counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the additions, deletions or changes suggested thereto by the Partnership and its counsel.

(b)    The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.10    Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.10 shall not apply to the filling, in accordance with the provisions of the General Partner Company Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.11    Performance by the General Partner. Parent will cause the General Partner, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement and the Support Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Parent. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 6.12    Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units to Parent in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.13    Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto, Parent, the Parent Board, the General Partner, the GP Board and the Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

Section 6.14    Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the General Partner shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a)    Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of the Partnership, and such Written Consent shall have not been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units constituting a Unit Majority.

(b)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)    Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.3(a), Section 4.3(c) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) and Section 4.2(c) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.9 and the definition of Partnership Material Contract does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b)    Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.3(a), Section 5.3(c) and Section 5.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 5.2(a) and Section 5.2(e) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.5 and Section 5.9 and the definition of Parent Material Contract does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4    Frustration of Closing Conditions.

(a)    Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b)    Neither of Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a)    by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board and the Conflicts Committee, respectively (whether before or after the Written Consent of holders of Common Units referred to in Section 7.1(a) shall have been obtained).

(b)    by either of the Parent or the Partnership:

(i)    if the Closing shall not have been consummated on or before January 31, 2021, whether such date is before or after the Written Consent of holders of Common Units referred to in Section 7.1(a) shall have been obtained (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the inability to satisfy such condition was due to the failure of, in the case of Parent, Parent or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or

(ii)    if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable (whether before or after the Written Consent of holders of Common Units referred to in Section 7.1(a) shall have been obtained); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, Parent or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement.

(c)    by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)    by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this

Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.5, the provisions in Section 6.7, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Holdings, Merger Sub, the Partnership and the General Partner or their respective representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3    Expenses.

(a)    In the event of termination of this Agreement by Parent pursuant to Section 8.1(c) (Partnership or General Partner Uncured Breach), then the Partnership shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,500,000 (the “Parent Expense Reimbursement”).

(b)    In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d) (Parent Uncured Breach), then Parent shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,500,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(c)    Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense

Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

(d)    The parties acknowledge that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, none of the Partnership, the General Partner, Parent, Holdings or Merger Sub would enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, the last sentence of Section 6.5, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Conflicts Committee.

Section 9.3    GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such determination, decision, approval or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

Section 9.4    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, Parent, Holdings or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule, the Support Agreement and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), the right of a holder of a Partnership LTIP Award to receive the Merger Consideration (a claim by any holder of Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (ii) the provisions of Section 6.6 and Section 9.12.

Section 9.8    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)    Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c)    EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

CNX Resources Corporation

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317-6506

Attention:   Donald W. Rush

                   Stephanie L. Gill

Email:         DonaldRush@cnx.com

                   StephanieGill@cnx.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:   Nick S. Dhesi

Email:         nick.dhesi@lw.com

If to the Partnership or the General Partner, to:

CNX Midstream GP LLC

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317-6506

Attention:   John E. Jackson, Chairman of the Conflicts Committee

                   Stephanie L. Gill

Email:         john.jackson@spartanep.com

                   StephanieGill@cnx.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention:   Joshua Davidson

                   Andrew J. Ericksen

Email:         joshua.davidson@bakerbotts.com

                   aj.ericksen@bakerbotts.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

CNX RESOURCES CORPORATION

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Chief Financial Officer

MERGER SUB:

CNX RESOURCES HOLDINGS LLC

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

CNX MIDSTREAM PARTNERS LP

By:	CNX Midstream GP LLC,
its general partner

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Chief Financial Officer

GENERAL PARTNER:

CNX MIDSTREAM GP LLC

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Chief Financial Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Support Agreement

[See attached.]

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of July 26, 2020 (this “Agreement”), is entered into by and between CNX Midstream Partners LP, a Delaware limited partnership (the “Partnership”), CNX Gas Company LLC, a Virginia limited liability company (“CNX Gas”), and CNX Gas Holdings, Inc., a Delaware corporation (“Holdings” and, together with CNX Gas, each a “Unitholder” and collectively the “Unitholders”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, CNX Resources Corporation, a Delaware corporation, CNX Resources Holdings LLC, a Delaware limited liability company (“Merger Sub”), the Partnership and CNX Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub shall be merged with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the “Merger”);

WHEREAS, as of the date hereof, each Unitholder is the Record Holder and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of common units representing limited partner interests in the Partnership (“Common Units”) set forth opposite such Unitholder’s name on Schedule A hereto (the “Existing Units”);

WHEREAS, as a condition and inducement to the Partnership’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Unitholders are entering into this Agreement; and

WHEREAS, the Unitholders acknowledge that the Partnership is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Unitholders set forth in this Agreement and would not enter into the Merger Agreement if the Unitholders did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Unitholders hereby agree as follows:

1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“Conflicts Committee” has the meaning ascribed thereto in the Partnership Agreement.

“Covered Unitholder” means each Unitholder and each such other Person as may later become party to this Agreement as a result of becoming a Record Holder or beneficial owner of Covered Units pursuant to Section 7(a), by joinder or otherwise.

“Covered Units” means the Existing Units of which each Unitholder is the Record Holder or beneficial owner as of the date hereof, together with any Common Units of which such Unitholder becomes the Record Holder or beneficial owner on or after the date hereof (or any Common Units with respect to which any Person as may later become party to this Agreement pursuant to Section 7(a), by joinder or otherwise, if applicable, becomes the Record Holder or beneficial owner on or after the date hereof).

“Proxy Designee” means a Person designated by the Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any other Person as a Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the Partnership Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

2. Agreement to Vote Covered Units and Deliver Written Consent. Prior to the Termination Date (as defined herein), each Covered Unitholder, severally and not jointly, irrevocably and unconditionally agrees that it shall (a) within two Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), deliver (or cause to be delivered) a written consent pursuant to Section 13.11 of the Partnership Agreement covering all of the Covered Units approving the adoption of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) not revoke any such written consent delivered in accordance with clause (a), and (c) at any meeting of the limited partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting), however called and in connection with the Merger, appear at such meeting or otherwise cause the Covered Units to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), in person or by proxy, all Covered Units (in all manners and by each applicable class): (i) in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (ii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of, or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger. For the avoidance of doubt, no Covered Unitholder (in its capacity as a unitholder) shall be under any obligation whatsoever to require or request that the limited partners of the Partnership vote on, consent to or otherwise approve or reject any matter or issues; notwithstanding the foregoing, if any Covered Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, such beneficial owner agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or execute a consent with respect to) all of such Covered Units in accordance with this Section 2.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH COVERED UNITHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, NICHOLAS J. DEIULIIS, DONALD W. RUSH, STEPHANIE L. GILL AND ANY OTHER PROXY DESIGNEE, EACH OF THEM INDIVIDUALLY, SUCH COVERED UNITHOLDER’S, AS APPLICABLE, PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST AND EACH COVERED UNITHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY SUCH COVERED UNITHOLDER, AS APPLICABLE, WITH RESPECT TO THE COVERED UNITS (AND EACH COVERED

UNITHOLDER HEREBY REPRESENTS TO THE PARTNERSHIP THAT ANY SUCH OTHER PROXY IS REVOCABLE AND HEREBY REVOKES ANY SUCH OTHER PROXIES). EACH COVERED UNITHOLDER HEREBY AFFIRMS THAT THE IRREVOCABLE PROXY SET FORTH IN THIS SECTION IS GIVEN IN CONNECTION WITH THE MERGER AGREEMENT, AND THAT SUCH IRREVOCABLE PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH COVERED UNITHOLDER UNDER THIS AGREEMENT.

(b) The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.

4. No Inconsistent Agreements. Each Unitholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units, in either case, which is inconsistent with the Unitholder’s obligations pursuant to this Agreement.

5. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 13 to 19 shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement. Upon termination of this Agreement, none of the Covered Unitholders shall have any further obligations or liabilities hereunder.

6. Representations and Warranties of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) and making representations only as to itself, hereby represents and warrants to the Partnership as follows:

(a) Such party is the Record Holder and beneficial owner of, and has good and valid title to, its respective Covered Units, free and clear of Liens other than as created by this Agreement, the Merger Agreement or arising under generally applicable securities Laws. Such party has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Covered Units , such party is not the Record Holder and does not own beneficially any (i) units or voting securities of the Partnership, (ii) securities of the Partnership convertible into or exchangeable for units or voting securities of the Partnership or (iii) options or other rights to acquire from the Partnership any units, voting securities or securities convertible into or exchangeable for units or voting securities of the Partnership. The Covered Units are not subject to any voting trust agreement or other contract to which such party is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. Such party has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units, except as contemplated by this Agreement.

(b) Such party is duly organized, validly existing and in good standing under the Laws of Delaware, or such other Laws of its jurisdiction, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such party, the performance by such party of its obligations hereunder and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by such party and no other actions or proceedings on the part of such party are necessary to authorize the execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder or the consummation by such party of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the Partnership, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such party for the execution, delivery and performance of this Agreement by such party or the consummation by such party of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such party nor the consummation by such party of the transactions contemplated hereby nor compliance by such party with any of the provisions hereof shall (A) conflict with or violate, any provision of the Organizational Documents of such party, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such party pursuant to, any contract to which such party is a party or by which such party or any property or asset of such party is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such party or any of such party’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such party to perform its obligations hereunder.

(d) As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against such party or, to the actual knowledge of such party, any other Person or, to the actual knowledge of such party, threatened against such party or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the Partnership of their rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e) Such party understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon such party’s execution and delivery of this Agreement and the representations and warranties of such party contained herein.

(f) Each Unitholder is an Affiliate (as defined in the Partnership Agreement) of the General Partner.

7. Certain Covenants of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) hereby covenants and agrees, in each case, only on its own behalf as follows, in each case except as otherwise approved in writing by Conflicts Committee:

(a) Prior to the Termination Date, and except as contemplated hereby, such party shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units or (iii) knowingly take any action that would make any representation or warranty of such party contained herein untrue or incorrect or have the effect of preventing or disabling such party from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, such party may Transfer any or all of the Covered Units, in accordance with applicable Law, to each other or any Affiliate of the General Partner; provided that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to the Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were a party with the obligations of a Covered Unitholder. Any Transfer in violation of this provision shall be void.

(b) Prior to the Termination Date, in the event that such party becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Common Units or other voting interests with respect to the Partnership, such Covered Unitholder shall promptly notify the Partnership of such Common Units or voting interests, such Common Units or voting interests shall, without further action of the parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of Common Units held by such party set forth on Schedule A hereto shall be deemed amended accordingly and such Common Units or voting interests shall automatically become subject to the terms of this Agreement.

8. Transfer Agent. Each Covered Unitholder hereby authorizes the Partnership or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all Covered Units (and that this Agreement places limits on the voting and Transfer of such Covered Units); provided, however, the Partnership or its counsel shall further notify the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Units on the Termination Date.

9. Unitholder Capacity. This Agreement is being entered into by each Covered Unitholder solely in its capacity as a holder of Common Units, and nothing in this Agreement shall restrict or limit the ability of such Covered Unitholder or any of its respective Affiliates or any employee thereof who is a director or officer of the Partnership to take any action in his or her capacity as a director or officer of the Partnership to the extent specifically permitted by the Merger Agreement.

10. Disclosure. Each Covered Unitholder hereby authorizes the Partnership to publish and disclose in any announcement or disclosure required by the SEC and in the Consent Statement/Prospectus such party’s identity and ownership of the Covered Units and the nature of such party’s obligations under this Agreement.

11. Non-Survival of Representations and Warranties. The representations and warranties of each Covered Unitholder contained herein shall not survive the Termination Date or the closing of the transactions contemplated hereby and by the Merger Agreement.

12. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto and otherwise as expressly set forth herein.

13. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(i) If to the Unitholders (or any other Covered Unitholder):

CNX Resources Corporation

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317-6506

Attention:   Donald W. Rush

                   Stephanie L. Gill

Email:         DonaldRush@cnx.com

                   StephanieGill@cnx.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP 811

Main Street, Suite 3700

Houston, Texas 77002

Attention:   Nick S. Dhesi

Email:         nick.dhesi@lw.com

(ii) If to the Partnership:

CNX Midstream GP LLC

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317-6506

Attention:   Donald W. Rush

                   Stephanie L. Gill

Email:         DonaldRush@cnx.com

                   StephanieGill@cnx.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention:   Joshua Davidson

                   Andrew J. Ericksen

Email:         joshua.davidson@bakerbotts.com

                   aj.ericksen@bakerbotts.com

Notices shall be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

15. Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, with the exception of those rights conferred to the Conflicts Committee in this Agreement.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of all other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Partnership, and a Unitholder may Transfer any or all of the Covered Units in accordance with Section 7(a); provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

18. Other Miscellaneous Provisions. The provisions of Sections 9.6, 9.8, 9.9, 9.11 and 9.12 of the Merger Agreement shall be incorporated into to this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.

19. Conflicts Committee. In addition to any other approvals required by the parties under this Agreement, any waiver, amendment, termination or assignment of rights permitted by this Agreement must be approved, in the case of the Partnership, by the Conflicts Committee.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Partnership and each Unitholder have caused to be executed or executed this Agreement as of the date first written above.

UNITHOLDERS

CNX GAS COMPANY LLC

By:
Name:	Donald W. Rush
Title:	Senior Vice President and
Chief Financial Officer

CNX GAS HOLDINGS, INC.

By:
Name:	Donald W. Rush
Title:	Senior Vice President and
Chief Financial Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

PARTNERSHIP

CNX MIDSTREAM PARTNERS LP

By: CNX Midstream GP LLC, its general partner

By:
Name:	Donald W. Rush
Title:	Chief Financial Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

SCHEDULE A

Unitholder	Existing Units
CNX Gas Company LLC	46,794,206
CNX Gas Holdings, Inc.	897,992

Schedule A

Annex B

THE SUPPORT AGREEMENT

[See attached]

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of July 26, 2020 (this “Agreement”), is entered into by and between CNX Midstream Partners LP, a Delaware limited partnership (the “Partnership”), CNX Gas Company LLC, a Virginia limited liability company (“CNX Gas”), and CNX Gas Holdings, Inc., a Delaware corporation (“Holdings” and, together with CNX Gas, each a “Unitholder” and collectively the “Unitholders”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, CNX Resources Corporation, a Delaware corporation, CNX Resources Holdings LLC, a Delaware limited liability company (“Merger Sub”), the Partnership and CNX Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub shall be merged with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the “Merger”);

WHEREAS, as of the date hereof, each Unitholder is the Record Holder and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of common units representing limited partner interests in the Partnership (“Common Units”) set forth opposite such Unitholder’s name on Schedule A hereto (the “Existing Units”);

WHEREAS, as a condition and inducement to the Partnership’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Unitholders are entering into this Agreement; and

WHEREAS, the Unitholders acknowledge that the Partnership is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Unitholders set forth in this Agreement and would not enter into the Merger Agreement if the Unitholders did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Unitholders hereby agree as follows:

1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“Conflicts Committee” has the meaning ascribed thereto in the Partnership Agreement.

“Covered Unitholder” means each Unitholder and each such other Person as may later become party to this Agreement as a result of becoming a Record Holder or beneficial owner of Covered Units pursuant to Section 7(a), by joinder or otherwise.

“Covered Units” means the Existing Units of which each Unitholder is the Record Holder or beneficial owner as of the date hereof, together with any Common Units of which such Unitholder becomes the Record

Holder or beneficial owner on or after the date hereof (or any Common Units with respect to which any Person as may later become party to this Agreement pursuant to Section 7(a), by joinder or otherwise, if applicable, becomes the Record Holder or beneficial owner on or after the date hereof).

“Proxy Designee” means a Person designated by the Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any other Person as a Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the Partnership Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

2. Agreement to Vote Covered Units and Deliver Written Consent. Prior to the Termination Date (as defined herein), each Covered Unitholder, severally and not jointly, irrevocably and unconditionally agrees that it shall (a) within two Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), deliver (or cause to be delivered) a written consent pursuant to Section 13.11 of the Partnership Agreement covering all of the Covered Units approving the adoption of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) not revoke any such written consent delivered in accordance with clause (a), and (c) at any meeting of the limited partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting), however called and in connection with the Merger, appear at such meeting or otherwise cause the Covered Units to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), in person or by proxy, all Covered Units (in all manners and by each applicable class): (i) in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (ii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of, or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger. For the avoidance of doubt, no Covered Unitholder (in its capacity as a unitholder) shall be under any obligation whatsoever to require or request that the limited partners of the Partnership vote on, consent to or otherwise approve or reject any matter or issues; notwithstanding the foregoing, if any Covered Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, such beneficial owner agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or execute a consent with respect to) all of such Covered Units in accordance with this Section 2.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH COVERED UNITHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, NICHOLAS J. DEIULIIS, DONALD W. RUSH, STEPHANIE L. GILL AND ANY OTHER PROXY DESIGNEE, EACH OF THEM INDIVIDUALLY, SUCH COVERED UNITHOLDER’S, AS APPLICABLE, PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST AND EACH

COVERED UNITHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY SUCH COVERED UNITHOLDER, AS APPLICABLE, WITH RESPECT TO THE COVERED UNITS (AND EACH COVERED UNITHOLDER HEREBY REPRESENTS TO THE PARTNERSHIP THAT ANY SUCH OTHER PROXY IS REVOCABLE AND HEREBY REVOKES ANY SUCH OTHER PROXIES). EACH COVERED UNITHOLDER HEREBY AFFIRMS THAT THE IRREVOCABLE PROXY SET FORTH IN THIS SECTION IS GIVEN IN CONNECTION WITH THE MERGER AGREEMENT, AND THAT SUCH IRREVOCABLE PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH COVERED UNITHOLDER UNDER THIS AGREEMENT.

(b) The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.

4. No Inconsistent Agreements. Each Unitholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units, in either case, which is inconsistent with the Unitholder’s obligations pursuant to this Agreement.

5. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 13 to 19 shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement. Upon termination of this Agreement, none of the Covered Unitholders shall have any further obligations or liabilities hereunder.

6. Representations and Warranties of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) and making representations only as to itself, hereby represents and warrants to the Partnership as follows:

(a) Such party is the Record Holder and beneficial owner of, and has good and valid title to, its respective Covered Units, free and clear of Liens other than as created by this Agreement, the Merger Agreement or arising under generally applicable securities Laws. Such party has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Covered Units , such party is not the Record Holder and does not own beneficially any (i) units or voting securities of the Partnership, (ii) securities of the Partnership convertible into or exchangeable for units or voting securities of the Partnership or (iii) options or other rights to acquire from the Partnership any units, voting securities or securities convertible into or exchangeable for units or voting securities of the Partnership. The Covered Units are not subject to any voting trust agreement or other contract to which such party is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. Such party has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units, except as contemplated by this Agreement.

(b) Such party is duly organized, validly existing and in good standing under the Laws of Delaware, or such other Laws of its jurisdiction, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such party, the performance by such party of its obligations hereunder and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by such party and no other actions or proceedings on the part of such party are necessary to authorize the execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder or the consummation by such party of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the Partnership, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such party for the execution, delivery and performance of this Agreement by such party or the consummation by such party of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such party nor the consummation by such party of the transactions contemplated hereby nor compliance by such party with any of the provisions hereof shall (A) conflict with or violate, any provision of the Organizational Documents of such party, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such party pursuant to, any contract to which such party is a party or by which such party or any property or asset of such party is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such party or any of such party’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such party to perform its obligations hereunder.

(d) As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against such party or, to the actual knowledge of such party, any other Person or, to the actual knowledge of such party, threatened against such party or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the Partnership of their rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e) Such party understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon such party’s execution and delivery of this Agreement and the representations and warranties of such party contained herein.

(f) Each Unitholder is an Affiliate (as defined in the Partnership Agreement) of the General Partner.

7. Certain Covenants of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) hereby covenants and agrees, in each case, only on its own behalf as follows, in each case except as otherwise approved in writing by Conflicts Committee:

(a) Prior to the Termination Date, and except as contemplated hereby, such party shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units or (iii) knowingly take any action that would make any representation or warranty of such party contained herein untrue or incorrect or have the effect of preventing or disabling such party from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, such party may Transfer any or all of the Covered Units, in accordance with applicable Law, to each other or any Affiliate of the General Partner; provided that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to the Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were a party with the obligations of a Covered Unitholder. Any Transfer in violation of this provision shall be void.

(b) Prior to the Termination Date, in the event that such party becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Common Units or other voting interests with respect to the Partnership, such Covered Unitholder shall promptly notify the Partnership of such Common Units or voting interests, such Common Units or voting interests shall, without further action of the parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of Common Units held by such party set forth on Schedule A hereto shall be deemed amended accordingly and such Common Units or voting interests shall automatically become subject to the terms of this Agreement.

8. Transfer Agent. Each Covered Unitholder hereby authorizes the Partnership or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all Covered Units (and that this Agreement places limits on the voting and Transfer of such Covered Units); provided, however, the Partnership or its counsel shall further notify the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Units on the Termination Date.

9. Unitholder Capacity. This Agreement is being entered into by each Covered Unitholder solely in its capacity as a holder of Common Units, and nothing in this Agreement shall restrict or limit the ability of such Covered Unitholder or any of its respective Affiliates or any employee thereof who is a director or officer of the Partnership to take any action in his or her capacity as a director or officer of the Partnership to the extent specifically permitted by the Merger Agreement.

10. Disclosure. Each Covered Unitholder hereby authorizes the Partnership to publish and disclose in any announcement or disclosure required by the SEC and in the Consent Statement/Prospectus such party’s identity and ownership of the Covered Units and the nature of such party’s obligations under this Agreement.

11. Non-Survival of Representations and Warranties. The representations and warranties of each Covered Unitholder contained herein shall not survive the Termination Date or the closing of the transactions contemplated hereby and by the Merger Agreement.

12. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto and otherwise as expressly set forth herein.

13. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(i) If to the Unitholders (or any other Covered Unitholder):

CNX Resources Corporation

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317-6506

Attention:     Donald W. Rush

                      Stephanie L. Gill

Email:           DonaldRush@cnx.com

                      StephanieGill@cnx.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP 811

Main Street, Suite 3700

Houston, Texas 77002

Attention:     Nick S. Dhesi

Email:           nick.dhesi@lw.com

(ii) If to the Partnership:

CNX Midstream GP LLC

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317-6506

Attention:     Donald W. Rush

                      Stephanie L. Gill

Email:           DonaldRush@cnx.com

                      StephanieGill@cnx.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention:     Joshua Davidson

                      Andrew J. Ericksen

Email:           joshua.davidson@bakerbotts.com

                      aj.ericksen@bakerbotts.com

Notices shall be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

15. Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, with the exception of those rights conferred to the Conflicts Committee in this Agreement.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of all other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Partnership, and a Unitholder may Transfer any or all of the Covered Units in accordance with Section 7(a); provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

18. Other Miscellaneous Provisions. The provisions of Sections 9.6, 9.8, 9.9, 9.11 and 9.12 of the Merger Agreement shall be incorporated into to this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.

19. Conflicts Committee. In addition to any other approvals required by the parties under this Agreement, any waiver, amendment, termination or assignment of rights permitted by this Agreement must be approved, in the case of the Partnership, by the Conflicts Committee.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Partnership and each Unitholder have caused to be executed or executed this Agreement as of the date first written above.

UNITHOLDERS

CNX GAS COMPANY LLC

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Senior Vice President and
Chief Financial Officer

CNX GAS HOLDINGS, INC.

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Senior Vice President and
Chief Financial Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

PARTNERSHIP

CNX MIDSTREAM PARTNERS LP

By: CNX Midstream GP LLC, its general partner

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Chief Financial Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

SCHEDULE A

Unitholder	Existing Units
CNX Gas Company LLC	46,794,206
CNX Gas Holdings, Inc.	897,992

Schedule A

Annex C

OPINION OF INTREPID PARTNERS, LLC

[See attached]

1201 Louisiana Street, Suite 600 Houston, TX 77002 713.292.0863 540 Madison Avenue, 25th Floor New York, NY 10022 212.388.5020 www.intrepidfp.com

July 26, 2020

The Conflicts Committee of the Board of Directors of CNX Midstream GP LLC,

the general partner of CNX Midstream Partners LP

CNX Center, 1000 CONSOL Energy Drive

Canonsburg, PA 15317

Members of the Committee:

We understand that CNX Midstream Partners LP (the “Partnership” or “CNXM”), CNX Midstream GP LLC (the “General Partner”), the general partner of CNXM, CNX Resources Corporation (the “Parent”), and CNX Resources Holdings LLC (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Partnership (the “Transaction”), pursuant to which (i) each common unit representing a limited partner interest in the Partnership (the “CNXM Common Units”), issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than CNXM Common Units owned by the Parent and its subsidiaries immediately prior to the Effective Time) shall be converted into the right to receive 0.88 shares (the “Exchange Ratio”) of common stock of the Parent, par value $0.01 per share (the “Parent Common Stock”), and (ii) each Class B unit representing limited partner interests in the Partnership (the “Class B Units”) will cease to exist and no longer be outstanding. In connection with the Transaction, the General Partner shall cause the Partnership to pay a distribution on all outstanding CNXM Common Units equal to $0.4171 per unit in addition to the regular quarterly distribution on CNXM Common Units. Holders of CNXM Common Units other than the Parent and its affiliates are referred to herein as the “Public Unaffiliated Unitholders.” The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

The Conflicts Committee (the “Committee”) of the Board of Directors (the “Board of Directors”) of the General Partner has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio in the Transaction, is fair, from a financial point of view, to the Public Unaffiliated Unitholders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed a draft of the Merger Agreement (draft dated July 25, 2020);

(ii)	reviewed a draft of the Support Agreement among the Partnership, CNX Gas Company LLC and CNX Holdings, Inc. (draft dated July 25, 2020);

(iii)	reviewed certain presentations to the Committee from the management of the General Partner and the Parent;

(iv)

reviewed certain publicly available information relating to the Partnership and the Parent that we deemed relevant, including each of the Partnership’s and the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission;

(v)

reviewed the Partnership’s and the Parent’s business plan with management of the General Partner and the Parent, respectively, including a detailed review of (a) the Parent’s upstream positions and development plans with respect to the Marcellus and Utica shale formations, (b) the Partnership’s systems and operations, and (c) the Partnership’s commercial contract structure;

(vi)

reviewed certain recent corporate announcements made by the Partnership and the Parent including, but not limited to, those regarding (a) the Partnership and the Parent’s incentive distribution right exchange announced January 30, 2020, (b) the Parent’s long-term guidance update announced April 27, 2020, (c) the Partnership’s distribution reduction and guidance update announced April 27, 2020, and (d) the Parent’s operational update announced June 11, 2020;

(vii)

reviewed certain non-public projected financial data and related assumptions of each of the Partnership and the Parent, as prepared and furnished to us by management of the General Partner and the Parent, respectively, for four scenarios: (a) a base case, (b) a downside case, (c) an upside case I, and (d) an upside case II;

(viii)	reviewed certain non-public reserves databases underpinning the base case provided by management of the General Partner and the Parent and the publicly disclosed year-end 2019 reserves;

(ix)	reviewed Parent management’s estimated cost synergies resulting from the Transaction;

(x)

discussed past and current operations and operational projections of each of the Partnership and the Parent with management of the General Partner and the Parent, respectively (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);

(xi)

discussed the distribution and dividend policy for each of the Partnership and the Parent, respectively, including (a) coverage ratio targets, (b) leverage targets and (c) allocation of free cash flow to return of capital to unitholders and shareholders, respectively, versus debt paydown;

(xii)

discussed potential tax implications resulting from the Transaction, including (a) basis step-up expected for the Parent and its impact to the Parent’s forecasted cash tax costs and (b) expected tax impacts to the Public Unaffiliated Unitholders;

(xiii)	discussed the strategic rationale for, and potential benefits of, the Transaction with management of the General Partner and the Parent;

(xiv)	reviewed and analyzed pro forma impacts of the Transaction;

(xv)	performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner and the Parent;

(xvi)

reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that we considered comparable to each of the Partnership and the Parent;

(xvii)	reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Transaction; and

(xviii)

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing the opinion expressed herein.

With your consent, we have assumed for purposes of our opinion that the contemplated distribution on the CNXM Common Units will be completed as described to us. You acknowledge and agree that our opinion as to whether, as of the date hereof, the Exchange Ratio in the Transaction is fair, from a financial point of view, to the Public Unaffiliated Unitholders is provided after giving effect to such distribution.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax, reserves and other information and data provided to, discussed with or reviewed by us, and we have not assumed any responsibility for independent verification of the accuracy or completeness of any such information. We have further relied upon the assurances of management of the General Partner and the Parent that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial and tax forecasts, projections and business plans of the Partnership and the Parent provided to us, we have relied, with your consent, upon the assurances of management of the General Partner and the Parent that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the General Partner and the Parent as to the future performance of the Partnership and the Parent, under the assumptions reflected therein. We express no view as to such financial and tax forecasts or any judgments, estimates or assumptions on which they are based. We have relied upon, without independent verification, the assessment of management of the General Partner and the Partner as to the potential impact on the Partnership and the Parent, respectively, of the effects of the coronavirus pandemic (COVID-19) and related events on the Partnership’s and the Parent’s business and operations, which, if different than assumed, could have a material impact on our analyses or the opinion expressed herein. As the Committee is aware, the oil and gas industry is experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Partnership, the Parent or the Transaction.

We have relied, with your consent, upon the assessments of management of the General Partner and the Parent as to (i) the potential impact on the Partnership and the Parent of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry or U.S. markets, (ii) the potential impact on the operations, results and prospects of the Partnership and the Parent of the Transaction, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of the Partnership and the Parent. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Partnership or the Parent is or may be a party or is or may be subject. We also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to the Partnership or the Parent since the date of the latest information relating to the Partnership or the Parent, as applicable, made available to us. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Partnership or the Parent and have not made or obtained any evaluations or appraisals of their respective assets or liabilities, nor have we been furnished with any such evaluations or appraisals.

In rendering our opinion, we have assumed (in all respects material to our analysis and with your consent) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions contained therein. We have assumed that the final executed and delivered versions of all documents reviewed by us in draft form will conform in all material respects to the most recent drafts reviewed by us. We have assumed that all governmental, regulatory or other consents, approvals or releases, including under the Partnership’s Third Amended and Restated Agreement of Limited Partnership, and any financing will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Transaction or materially reduce the benefits of the Transaction to the Partnership. We have assumed that the Transaction and the business of each of the Partnership, the General Partner and the other parties to the Transaction will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. We have assumed that the Partnership, the General Partner and the Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid Partners, LLC) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Transaction.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Exchange Ratio in the Transaction, is fair, from a financial point of view, to the Public Unaffiliated Unitholders. We have not been asked to, nor do we express any view on, and our opinion does not address, any other terms, conditions, aspects or implications of the Transaction or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Transaction and the covenants and undertakings of the Partnership and the Parent. Our opinion does not address any financing transactions associated with the Transaction. In addition, we do not express any view regarding the relative merits of the Transaction as compared to any other transaction or business strategy in which the Partnership might engage or the merits of the underlying decision by the Board of Directors to engage in the Transaction and enter into and perform the Merger Agreement. We express no view or opinion as to the fairness of the Transaction to the holders of the Class B Units, creditors, bondholders or other constituencies of the Partnership (other than the Public Unaffiliated Unitholders, as described above) or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or class of such persons, relative to the Exchange Ratio or otherwise. Further, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to alternative transaction(s).

Our opinion does not address accounting, legal, actuarial, regulatory or tax matters. We are not legal, tax, commercial or bankruptcy advisors. Our opinion does not constitute a solvency opinion and does not address the solvency or financing condition of the Partnership or any of the potential parties to the Transaction. Our opinion does not address whether the Partnership has sufficient cash available or other sources of funds to enable it to consummate any distributions. Our opinion does not constitute a tax opinion. Our opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

We do not express any opinion as to equity securities or debt securities of the Partnership or the Parent and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Transaction.

We have acted exclusively as financial advisor to the Committee in connection with an evaluation of the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion, regardless of the conclusion reached herein, and a portion of which is contingent (and payable) upon the consummation of the Transaction. The Partnership has agreed to reimburse certain of our expenses and the General Partner and the Partnership have agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of our business, we and our affiliates may invest in debt and/or equity of the Partnership and/or the Parent. In the future, we may provide certain investment banking services to the Partnership, the General Partner, the Parent and/or their affiliates, for which we may receive compensation.

This letter, and the opinion expressed herein, (i) is addressed to, and is solely for the information and benefit of, the Committee (in its capacity as such) in connection with its evaluation of the Transaction, (ii) is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Committee (including any equity holders, creditors, bondholders or other constituencies of the Partnership, the General Partner or the Parent), (iii) is not intended to be and does not constitute a recommendation to any unitholder of the Partnership as to how such unitholder should act or vote with respect to the Transaction or any other matter, and (iv) shall not be disclosed, quoted, referred to or communicated (in whole or in part) to, made available to, or relied upon by, any third party, nor shall any public reference to us or this opinion be made, for any purpose whatsoever except with our prior written approval in each instance, or as required by applicable law or compulsory legal process in accordance with our engagement letter with the Committee.

Our opinion is necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and have been evaluated as of, the date of this letter. We assume no responsibility for updating, revising or reaffirming our opinion based on developments, circumstances or events occurring, or information made available to us, after the date of this letter. The issuance of this opinion has been approved by the Fairness Opinion Committee of Intrepid Partners, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction, is fair, from a financial point of view, to the Public Unaffiliated Unitholders.

Very truly yours,

Intrepid Partners, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit. CNX’s Restated Certificate of Incorporation includes such a provision.

CNX’s Amended and Restated Bylaws also provide that any present or former director, officer, employee or agent of CNX shall be indemnified by CNX as of right to the full extent permitted by the DGCL against any liability, cost or expense asserted against and incurred by such person by reason of his or her serving in such capacity. This right to indemnification includes the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. CNX also maintains policies of directors’ and officers’ liability insurance which insures its directors against the cost of defense, settlement or payment of a judgment under certain circumstances.

CNX also has entered into agreements that provide for the indemnification by CNX of its directors, officers, and their respective executors, administrators or assigns for damages and expenses in connection with a threatened, pending or completed claim, action, or proceeding, whether brought by or in the right of CNX or by a third party or otherwise and whether of a civil, criminal, administrative or investigative nature, in which such director or officer may be or may have been involved as a party or otherwise (including as a witness), by reason of the fact that such person is or was a director or officer of CNX by reason of any actual or alleged error or misstatement or misleading statement or omission made or suffered by the director or officer, by reason of any action taken by or any inaction on the part of the director or officer while acting as such director or officer, or by reason of the fact that the director or officer was serving at the request of CNX as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that a director or officer acted in good faith and in a manner, which the director or officer reasonably believed to be in or not opposed to the best interests of CNX, and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The Merger Agreement provides that CNX and CNXM (as the surviving entity of the Merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of CNXM and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of CNXM and the General Partner or any of their respective successors or assigns, if applicable, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of CNXM and the General Partner than are presently set forth in such organizational documents. In addition, CNX will maintain in effect for six years from the Effective Time CNX’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will CNX be required to expend more than an amount per year equal to 300% of current annual premiums paid by CNX for such insurance.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of exhibits filed as part of this consent statement/prospectus.

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of July 26, 2020, by and among CNX Resources Corporation, CNX Resources Holdings LLC, CNX Midstream GP LLC and CNX Midstream Partners LP (incorporated by reference to Exhibit 2.1 to CNX’s Current Report on Form 8-K filed on July 27, 2020, File No. 14901).

3.1	Restated Certificate of Incorporation of CNX, as amended (incorporated by reference to Exhibit 3.1 to CNX’s Current Report on Form 8-K filed on May 8, 2006, File No. 001-14901).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of CNX, incorporated by reference to Exhibit 3.1 to CNX’s Current Report on Form 8-K filed on December 4, 2017, File No. 001-14901).

3.3	Amended and Restated Bylaws of CNX (incorporated by reference to Exhibit 3.1 to CNX’s Current Report on Form 8-K filed on April 10, 2019, File No. 001-14901).

5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

10.1	Support Agreement, dated as of July 26, 2020, by and among CNX Midstream Partners LP, CNX Gas Company LLC and CNX Gas Holdings, Inc. (incorporated by reference to Exhibit 10.1 to CNX’s Current Report on Form 8-K filed on July 27, 2020, File No. 14901).

21.1	Subsidiaries of CNX Resources Corporation (incorporated by reference to Exhibit 21 to CNX’s Annual Report on Form 10-K filed on February 10, 2020, File No. 14901).

23.1	Consent of Latham & Watkins LLP (contained in Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP (CNX Resources Corporation).

23.3	Consent of Ernst & Young LLP (CNX Midstream Partners LP).

23.4	Consent of Netherland Sewell & Associates, Inc. (CNX Resources Corporation).

24.1*	Powers of Attorney.

99.1	Consent of Intrepid Partners, LLC.

99.2	Form of Written Consent for CNX Midstream Partners LP Limited Partners.

*	Previously filed.

(b) Financial Statement Schedules. Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the consent statement/prospectus that forms a part of this registration statement.

(c) Opinions. The opinion of Intrepid Partners, LLC, financial advisor to the CNXM Conflicts Committee, is attached as Annex C to the consent statement/prospectus that forms a part of this registration statement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Canonsburg, the Commonwealth of Pennsylvania, on August 25, 2020.

CNX Resources Corporation

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Nicholas J. Deluliis	President, Chief Executive Officer and Director (Principal Executive Officer)	August 25, 2020

/s/ Donald W. Rush Donald W. Rush	Chief Financial Officer (Principal Financial Officer)	August 25, 2020

* Alan K. Shepard	Chief Accounting Officer and Vice President (Principal Accounting Officer)	August 25, 2020

* William N. Thorndike, Jr.	Chairman of the Board of Directors	August 25, 2020

* J. Palmer Clarkson	Director	August 25, 2020

* Maureen E. Lally-Green	Director	August 25, 2020

* Bernard Lanigan, Jr.	Director	August 25, 2020

* Ian McGuire	Director	August 25, 2020

*

Donald W. Rush hereby signs this Amendment No. 1 to the registration statement on behalf of the indicated persons for whom he is attorney-in-fact, pursuant to powers of attorney previously filed as Exhibit 24.1 to the Registration Statement on Form S-4 of CNX Resources Corporation filed with the Securities and Exchange Commission on August 12, 2020.

* By:	/s/ Donald W. Rush Donald W. Rush	Chief Financial Officer	August 25, 2020